UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant  ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12
Conformis, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CONFORMIS, INC.
600 Technology Park Drive
Billerica, MA 01821
(781) 345-9001
July 24, 2023
To Our Stockholders:
You are invited to attend a special meeting of the stockholders of Conformis, Inc., a Delaware corporation (“Conformis,” the “Company,” “we,” “our” or “us”), which will be held as a virtual meeting on August 31, 2023 at 12:00 p.m. (Noon), Eastern Time. We refer to such meeting, including any adjournment or postponement thereof, as the “Special Meeting.” You will be able to participate in the Special Meeting via live webcast by visiting www.virtualshareholdermeeting.com/CFMS2023SM. We encourage you to allow ample time to login into the virtual meeting, which will open at 11:45 a.m., Eastern Time. You will not be able to attend the Special Meeting physically. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.
At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of June 22, 2023, by and among Conformis, restor3d, Inc., a Delaware corporation (“restor3d”), and Cona Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of restor3d (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into Conformis (the “Merger”), the separate existence of Merger Sub will cease, and Conformis will continue as the surviving corporation. You will also be asked to consider and vote on (1) a proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger; and (2) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.
If the Merger Agreement is adopted and the Merger is completed, Conformis will become a wholly owned subsidiary of restor3d, and, at the effective time of the Merger (the “Effective Time”), you will be entitled to receive $2.27 per share in cash without interest and less any applicable withholding taxes, for each share of Conformis common stock, par value $0.00001 per share (“our common stock”) that you own at the Effective Time (other than with respect to any shares of our common stock as to which you properly demand and perfect appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware).
Our board of directors (our “Board”) has unanimously (1) determined that the Merger and the other transactions contemplated by the Merger Agreement are in the best interests of Conformis and its stockholders, (2) determined that the form, terms and provisions of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Conformis and its stockholders, (3) adopted, authorized and approved (i) the Merger Agreement and (ii) the performance by Conformis of all the transactions contemplated by the Merger Agreement, including the Merger, (4) authorized the submission of the proposals described below to the Conformis stockholders for approval at the Special Meeting and (5) recommended that the Conformis stockholders vote for the proposals. Accordingly, our Board unanimously recommends that our stockholders vote (1) “FOR” the proposal to adopt the Merger Agreement, (2) “FOR” the proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger, and (3) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.
Your vote is very important. The Merger cannot be completed unless holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal to adopt the Merger Agreement at the Special

Meeting or any adjournment or postponement thereof cast their vote in favor of the proposal to adopt the Merger Agreement. A failure to vote your shares of our common stock on the proposal to adopt the Merger Agreement will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
The accompanying proxy statement provides you with detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. We encourage you to read the accompanying proxy statement and the Merger Agreement carefully and in their entirety. You may also obtain more information about Conformis from documents we have filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”
Regardless of whether or not you plan to attend the Special Meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid reply envelope, or submit your proxy by telephone or the Internet prior to the Special Meeting to ensure that your shares will be represented at the Special Meeting. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.
If you hold your shares of our common stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your broker, bank or other nominee. Your broker, bank or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., toll free, at (800) 322-2885.
On behalf of our Board, I thank you for your support and appreciate your consideration of this matter.
Sincerely,

Mark A. Augusti
President and Chief Executive Officer
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, the Merger Agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated July 24, 2023 and is first being mailed to our stockholders on or about July 24, 2023.

CONFORMIS, INC.
600 Technology Park Drive
Billerica, MA 01821
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 31, 2023
NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Conformis, Inc., a Delaware corporation (“Conformis,” the “Company,” “we,” “our” or “us”), will be held via a virtual meeting on August 31, 2023 at 12:00 p.m. (Noon), Eastern Time (the “Special Meeting”). You will be able to participate in the Special Meeting via live webcast by visiting www.virtualshareholdermeeting.com/CFMS2023SM. We encourage you to allow ample time to login into the virtual meeting, which will open at 11:45 a.m., Eastern Time. You will not be able to attend the Special Meeting physically. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting. The Special Meeting is being held to consider and vote on the following proposals:
1.
To adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of June 22, 2023, by and among Conformis, restor3d, Inc., a Delaware corporation (“restor3d”), and Cona Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of restor3d (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Conformis (the “Merger”), with Conformis surviving the Merger;

2.	To approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger; and
3.
To adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.

Only stockholders of record as of the close of business on July 14, 2023 are entitled to notice of, and to vote at, the Special Meeting and at any adjournment or postponement thereof.
Our Board unanimously recommends that our stockholders vote (1) “FOR” the proposal to adopt the Merger Agreement, (2) “FOR” the proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger, and (3) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.
If the Merger is consummated, holders of shares of Conformis common stock, par value $0.00001 per share (“our common stock”) who do not vote in favor of the proposal to adopt the Merger Agreement, who properly demand an appraisal of their shares of our common stock in accordance with Delaware law, who continuously hold such shares through the effective time of the Merger, who otherwise comply with the applicable procedures and requirements of Delaware law (including with respect to certain aggregate ownership requirements) and who do not withdraw their demands, waive or otherwise lose their rights to appraisal will, subject to certain conditions and limitations under Delaware law, be entitled to seek appraisal of the fair value of such shares in connection with the Merger. The relevant section of the General Corporation Law of the State of Delaware regarding appraisal rights, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Your vote is important, regardless of the number of shares of our common stock you own. Regardless of whether you plan to attend the Special Meeting, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid reply envelope, or submit your proxy by telephone or the Internet prior to the Special Meeting to ensure that your shares will be represented at the Special Meeting. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. Before voting your shares of our common stock, we urge you to read the accompanying proxy statement carefully, including its annexes and the documents incorporated by reference into the accompanying proxy statement. Your prompt attention is greatly appreciated.

On behalf of the Board of Directors, thank you for your continued confidence and investment in Conformis, Inc.
Sincerely,

Kenneth P. Fallon III Chairman of the Board of Directors

Mark A. Augusti President and Chief Executive Officer
Billerica, Massachusetts
July 24, 2023

YOUR VOTE IS IMPORTANT
REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before your proxy is voted at the Special Meeting.
If you hold your shares of our common stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your broker, bank or other nominee. Your broker, bank or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
If you are a Conformis stockholder of record (that is, if your shares of our common stock are registered in your name with Equiniti Trust Company, LLC, our transfer agent), voting in person by virtual ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares of our common stock through a broker, bank or other nominee, you must obtain a “legal proxy” in order to vote in person by virtual ballot at the Special Meeting.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone, or (3) vote by virtual ballot at the Special Meeting, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.
You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Conformis common stock, please contact our proxy solicitor:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Toll-free: 1-800-322-2885
Email: proxy@mackenziepartners.com

i

ii

SUMMARY
This summary highlights selected information from this proxy statement related to the merger of Cona Merger Sub, Inc. with and into Conformis, Inc., with Conformis, Inc. surviving as a wholly owned subsidiary of restor3d, Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire proxy statement, the annexes to this proxy statement, including the Merger Agreement, and the documents we incorporate by reference into this proxy statement. You may obtain the documents and information incorporated by reference into this proxy statement without charge by following the instructions under “Information Incorporated by Reference.” The Merger Agreement is attached as Annex A to this proxy statement.
The Parties Involved in the Merger (See page 20)
Conformis, Inc.
Conformis, Inc. (“Conformis,” the “Company,” “we,” “our” or “us”) is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, which the Company refers to as personalized, individualized, or sometimes as customized, to fit and conform to each patient’s unique anatomy. The Company also offers Identity Imprint, a new line of total knee replacement products that utilizes a proprietary algorithm to select the implant size that most closely meets the geometric and anatomic requirements of the patient’s knee. Conformis’ sterile, just-in-time, Surgery-in-a-Box delivery system is available with all of its implants and personalized, single-use instruments. The Company’s proprietary iFit technology platform is potentially applicable to all major joints.
The Company was incorporated in Delaware and commenced operations in 2004. The Company introduced its iUni and iDuo in 2007, its iTotal CR in 2011, its iTotal PS in 2015, its Conformis hip system in 2018, and its Identity Imprint in 2021. The Company’s principal executive offices are located at 600 Technology Park Drive, Billerica, MA 01821, and its telephone number is (781) 345-9001.
See “Where You Can Find Additional Information” and “The Parties Involved in the Merger—Conformis, Inc.”
restor3d, Inc.
restor3d, Inc. (“restor3d”) was incorporated on July 27, 2017 as a Delaware corporation. restor3d is a leading medical device company based in Durham, North Carolina. restor3d enables surgeons to improve the reconstruction and repair of the musculoskeletal system through personalized implants with enhanced anatomical fit and superior integrative properties. Leveraging expertise and experience in 3D printing, restor3d seeks to improve medical device solutions. restor3d’s principal executive offices are located at 311 W Corporation St, Durham, NC 27701, and its telephone number is (984) 888-0593.
See “The Parties Involved in the Merger—restor3d, Inc.”
Cona Merger Sub Inc.
Cona Merger Sub Inc. (“Merger Sub”) is a Delaware corporation and a wholly owned subsidiary of restor3d that was formed in June 2023 solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will cease to exist and Conformis will continue as the surviving corporation. Throughout this proxy statement, we use the term “Surviving Corporation” to refer to Conformis as the Surviving Corporation following the Merger. Merger Sub’s principal executive offices are located at 311 W Corporation St, Durham, NC 27701, and its telephone number is (984) 888-0593.
See “The Parties Involved in the Merger—Cona Merger Sub, Inc.”
The Merger (Proposal 1) (See page 26)
You will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of June 22, 2023, by and among Conformis, restor3d and Merger Sub. A copy of the Merger Agreement is attached as Annex A to this proxy statement. The Merger Agreement provides, among other things, that at the effective time of the Merger (the “Effective Time”), Merger Sub will be merged with and into Conformis, and each issued and outstanding share of Conformis common stock, par value $0.00001 per share (our “common stock” or “Conformis common stock”), other than shares of our common stock owned by Conformis, restor3d or any of their respective subsidiaries immediately prior to the Effective Time (the “Excluded Shares”) and any shares of our common stock as to which the holder is entitled to demand and has properly demanded and perfected appraisal rights under, has complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) and has not validly withdrawn, waived or otherwise lost such rights (the “Appraisal Shares”), will be converted automatically into the right to receive $2.27 in cash without interest and less any applicable withholding taxes (the “Per Share Cash Consideration”).
The Special Meeting (See page 21)
Date, Time and Place of the Special Meeting. A special meeting of our stockholders (including any adjournment or postponement thereof, the “ Special Meeting”) will be held at 12:00 p.m. (Noon), Eastern Time, on August 31, 2023. You will be able to participate in the Special Meeting via live webcast by visiting www.virtualshareholdermeeting.com/CFMS2023SM (the “virtual meeting website”). We encourage you to allow ample time to login into the virtual meeting, which will open at 11:45 a.m., Eastern Time. You will not be able to attend the Special Meeting physically. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.
Purposes of the Special Meeting. At the Special Meeting, you will be asked (1) to consider and vote on a proposal to adopt the Merger Agreement, pursuant to which Merger Sub will be merged with and into Conformis with Conformis surviving the Merger; (2) to consider and vote on a proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger (the “Merger-related compensation”); and (3) to consider and vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.
Who Can Vote at the Meeting. You can vote at the Special Meeting, in person or by proxy, all of the shares of our common stock you own of record as of July 14, 2023 (the “Record Date”), which is the record date for the Special Meeting. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain a legal proxy from them and vote the shares yourself at the meeting. As of July 14, 2023, there were 7,878,332 shares of our common stock outstanding held by approximately 129 holders of record. You are entitled to one vote on each of the proposals for each share of our common stock that you held on the Record Date.
Vote Required. Treatment of Abstentions and Broker Non-Votes. Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal.
Approval of the proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger requires the affirmative vote of holders of shares of our common stock representing a majority of the votes cast on the proposal and are voted for or against the proposal.
Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement, requires the affirmative vote of holders of shares of our common stock representing a majority of the votes cast on the proposal and are voted for or against the proposal.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone, or (3) vote by virtual ballot at the Special Meeting, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.
If you abstain from voting, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will not be considered to be a vote “for” or “against,” and therefore will have no effect on the proposal to approve, on an advisory (non-binding) basis, on certain compensation that may be paid or become payable to our named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting.
If you hold your shares of our common stock in “street name,” by your broker, bank or other nominee and you do not instruct your nominee how to vote your shares they will be counted as “broker non-votes,” such failure to instruct your nominee will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the proposal to approve, on an advisory (non-binding) basis, on certain compensation that may be paid or become payable to our named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting.
Quorum. A quorum will be present if holders of a majority of the shares of our common stock outstanding at the close of business on the Record Date are present in person or represented by proxy at the Special Meeting. If a quorum is not present at the Special Meeting, the Special Meeting may be adjourned or postponed from time to time until a quorum is obtained.
Procedure for Voting. If you are a stockholder of record (that is, if your shares of Conformis common stock are registered in your name with Equiniti Trust Company, LLC, our transfer agent), you can vote shares of our common stock (1) by attending the Special Meeting virtually via the Internet at the virtual meeting website and completing a virtual ballot, (2) by mailing the enclosed proxy card or (3) voting by telephone or through the Internet. If you hold your shares of our common stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares of our common stock in accordance with the voting instruction form you will receive from your broker, bank or other nominee. If you do not instruct your nominee to vote your shares, your shares will be counted as “broker non-votes” and will not be voted, which will have the same effect as a vote against proposal to adopt the Merger Agreement, unless you attend the Special Meeting and present a valid legal proxy executed in your favor from your broker, bank or other nominee.
How to Revoke Your Proxy. You may revoke your proxy and change your vote at any time before your proxy is voted at the Special Meeting. If you are a stockholder of record, you may revoke your proxy by (i) delivering a later-dated proxy in writing, over the telephone or via the Internet, and submitting it so that it is received prior to the cut-off time in accordance with the instructions included in the proxy card; (ii) delivering a written notice of revocation to our Chief Legal Officer, Conformis, Inc., 600 Technology Park Drive, Billerica, MA 01821 that is received prior to the Special Meeting, stating that you revoke your proxy; or (iii) attending the Special Meeting virtually via the Internet at the virtual meeting website and completing a virtual ballot. If you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, you should instead follow the instructions received from your broker, bank or other nominee to revoke your prior voting instructions.
Shares Held by Directors and Executive Officers (See page 74)
At the close of business on the Record Date, directors (and affiliated entities) and executive officers of Conformis were entitled to vote approximately 378,347 shares of our common stock, which in the aggregate represented approximately 4.8% of the shares of our common stock issued and outstanding on such date. See “Security Ownership of Certain Beneficial Owners and Management.”
We currently expect that our directors and executive officers will vote their shares in favor of the proposal to adopt the Merger Agreement and the other proposals to be considered at the Special Meeting, although they have no obligation to do so.
Background of the Merger (See page 27)
A description of the process we undertook that led to the proposed Merger, including our discussions with restor3d, is included in this proxy statement under “The Merger (Proposal 1)—Background of the Merger.”
Recommendation of the Board of Directors; Reasons for the Recommendation of our Board of Directors (See page 34)
Our Board of directors (“our Board” or the “Board”) has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Our Board unanimously recommends that our stockholders vote (1) “FOR” the proposal to adopt the Merger Agreement, (2) “FOR” the proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger, and (3) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement (each as described above under “—The Special Meeting”).
For a description of the reasons considered by our Board in deciding to recommend adoption of the Merger Agreement, see the section entitled “The Merger (Proposal 1)—Reasons for the Recommendation of our Board of Directors.”
Opinion of UBS Securities LLC (See page 38)
On June 22, 2023, at a meeting of the Board held to evaluate the Merger, UBS Securities LLC (“UBS”) delivered to the Board an oral opinion, which opinion was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based upon and subject to various assumptions, matters considered and limitations described in its written opinion, the Per Share Cash Consideration to be received by Conformis stockholders in the Merger was fair, from a financial point of view, to such holders.
The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. The opinion is attached to this proxy statement as Annex B and is incorporated herein by reference. UBS’ opinion was provided for the benefit of the Board (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Per Share Cash Consideration in the Merger and addresses only the fairness, from a financial point of view, of the Per Share Cash Consideration to be received by Conformis stockholders in the Merger. The opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Merger. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger. Conformis stockholders are encouraged to read UBS’ opinion carefully in its entirety. See the section entitled “The Merger (Proposal 1)—Opinion of UBS Securities LLC.”
Certain Effects of the Merger (See page 26)
Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into Conformis, with Conformis continuing as the Surviving Corporation. The Effective Time will occur at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time as restor3d and Conformis agree and specify in the certificate of merger.
If the Merger is consummated, as promptly as practicable following the Effective Time, our common stock will be delisted from the Nasdaq Capital Market and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer be a publicly traded company. If the Merger is consummated, you will not own any shares of the capital stock of the Surviving Corporation. At the Effective Time, your shares of our common stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and you will cease to have any rights with respect to such shares, except the right to receive the Per Share Cash Consideration with respect to your shares of our common stock.
Effects on Conformis if the Merger is Not Completed (See page 27)
If the Merger Agreement is not adopted by our stockholders or if the Merger is not consummated for any other reason, our stockholders will not receive any payment for their shares of our common stock. Instead, we would at that time remain a public company, our common stock would continue to be listed and traded on the Nasdaq Capital Market and registered under the Exchange Act and we would be required to continue to file periodic reports with the Securities and Exchange Commission (the “SEC”). Under specified circumstances, we may be required to pay restor3d a termination fee upon or following the termination of the Merger Agreement, as described under “The Merger Agreement—Termination Fees.”
Timing of the Merger (See page 56)
The Merger Agreement provides that the closing of the Merger will be no later than the second business day after the satisfaction or, to the extent permitted by law, waiver of the conditions set forth in the Merger Agreement to be so satisfied or waived, or at such later date as the parties agree in writing (the “Closing Date”).

As of the date of this proxy statement, the parties expect to complete the Merger by the end of the third quarter of 2023. However, completion of the Merger is subject to the satisfaction or waiver of the conditions to the completion of the Merger, and factors outside the control of Conformis or restor3d may delay the completion of the Merger or prevent it from being completed at all. There can be no assurances as to whether or when the Merger will be completed, or that it will be completed as currently proposed, or at any particular time.
Treatment of Conformis Equity Awards (See page 57)
Stock Options
Immediately prior to the Effective Time, each stock option to purchase shares of our common stock that is outstanding and unexercised as of immediately prior to the Effective Time will become fully vested and immediately exercisable, and each option holder will have the opportunity to exercise his or her options no later than two business days prior to the Closing Date (the “Final Exercise Date”). As of the end of the Final Exercise Date, all stock options will no longer be outstanding and, to the extent unexercised, will automatically be canceled and cease to exist without any cash payment or other consideration being made in respect thereof. As of the date hereof, all stock options that are currently outstanding have a strike price per share that is greater than the Per Share Cash Consideration, such that if a director or executive officer were to exercise any such stock option in advance of the Merger, and the Merger were consummated, the applicable director or executive officer would receive a loss on such exercise. As a result, the Company therefore expects that all stock options held by directors and executive officers will expire unexercised and will have no realizable value if the Merger is consummated.
Restricted Stock and Restricted Stock Units
Immediately prior to the Effective Time, (i) each share of restricted stock that is unvested as of immediately prior to the Effective Time will vest in full and become free of restrictions and will be exchanged for the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the Per Share Cash Consideration, and (ii) each time-based vesting restricted stock unit (“RSU”) that is outstanding and unsettled as of immediately prior to the Effective Time will vest in full, and be canceled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the Per Share Cash Consideration.
Performance Stock Units
Immediately prior to the Effective Time, each performance-based vesting restricted stock unit (“PSU”) that is outstanding and unsettled as of immediately prior to the Effective Time will vest in full at target achievement levels, and be canceled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the Per Share Cash Consideration.
Treatment of Outstanding Warrants (See page 58)
Immediately prior to the Effective Time, each warrant to purchase shares of our common stock (“Company Warrant”) that is outstanding and unexercised as of immediately prior to the Effective Time will, by virtue of the Merger and without any further action on the part of Conformis, restor3d or Merger Sub, (i) become immediately exercisable, (ii) be exchanged for the right to receive a cash payment (the “Warrant Cash Payment”) equal to the product of (A) the amount (if any) by which the Per Share Cash Consideration exceeds the per share exercise price under such Company Warrant, multiplied by (B) the number of shares into which such Company Warrant would have been exercisable), and (iii) no longer be outstanding and will automatically be canceled and will cease to exist, and each applicable holder of such Company Warrant will cease to have any rights with respect thereto, except the right to receive the Warrant Cash Payment, if any; provided that, for the avoidance of doubt, if the per share exercise price under such Company Warrant equals or exceeds the Per Share Cash Consideration, then such Company Warrant will be terminated at the Effective Time and the holder of such Company Warrant not be entitled to any payment in respect thereof.
No Solicitation; Alternative Proposals (See page 63)
The Merger Agreement restricts our ability to solicit, initiate, facilitate, encourage or engage in discussions or negotiations regarding competing transactions and our ability to change or withdraw the Company Board Recommendation. We refer in this proxy statement to the following recommendation as the “Company Board

Recommendation”: our Board (i) determining that the Merger Agreement and the transactions contemplated therein, including the Merger, are fair to, and in the best interest of, Conformis and its stockholders; (ii) approving and declaring advisable the Merger Agreement and the transactions contemplated therein, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; and (iii) directing that the Merger Agreement be submitted to a vote of Conformis’ stockholders and resolving to recommend that the stockholders of Conformis adopt the Merger Agreement.
Notwithstanding these restrictions, under circumstances specified in the Merger Agreement, our Board may respond to certain unsolicited bona fide written takeover proposals and may terminate the Merger Agreement and enter into an agreement with respect to a Superior Offer (as described in the section entitled “The Merger Agreement—No Solicitation; Alternative Proposals”) or withdraw the Company Board Recommendation, subject to the payment by Conformis of a $900,000 termination fee to restor3d and providing restor3d with a non-exclusive license to Conformis’ patents except with respect to certain knee and/or hip applications. See “The Merger Agreement—No Solicitation; Alternative Proposals.”
Change in Company Recommendation (See page 65)
Our Board unanimously recommends that our stockholders vote “FOR” the proposal to adopt the Merger Agreement. Nevertheless, under circumstances specified in the Merger Agreement and prior to the adoption of the Merger Agreement by Conformis stockholders, our Board may change the Company Board Recommendation or terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Offer if we receive an unsolicited bona fide written takeover proposal that our Board, after consultation with outside legal and financial advisors, concludes constitutes a Superior Offer (taking into account any offers made by restor3d to adjust the terms of the Merger Agreement) or if there has been an Intervening Event (as described in the section entitled “The Merger Agreement—Change in Company Recommendation”) unrelated to a takeover proposal and, in any event, our Board, after consultation with outside legal advisors, that failure to take such action would be inconsistent with our directors’ fiduciary duties under applicable law.
Interests of Conformis’ Directors and Executive Officers in the Merger (See page 45)
When considering the recommendation of our Board that you vote for the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The members of our Board were aware of these interests of our directors and executive officers and considered them, among other matters, when approving the Merger Agreement and the Merger and determining to recommend that our stockholders vote “FOR” the proposal to adopt the Merger Agreement. These interests include:
•	the Company’s executive officers and directors hold equity-based awards that will be afforded the treatment described above under “—Treatment of Conformis Equity Awards”;
•
the Company’s executive officers are parties to existing employment and executive agreements with the Company that provide for severance in the case of a qualifying termination of employment within specified periods following a change of control, which will include completion of the Merger; and

•
the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage following the Merger under the Merger Agreement. See “The Merger Agreement—Interests of Conformis’ Directors and Executive Officers in the Merger—Indemnification of and Insurance for Directors and Executive Officers.”

See “The Merger (Proposal 1)—Interests of Conformis’ Directors and Executive Officers in the Merger.”
Material U.S. Federal Income Tax Consequences of the Merger (See page 52)
The exchange of shares of Conformis common stock for cash in the Merger generally will be a taxable transaction for U.S. federal income tax purposes. The timing and character of the gain or loss a U.S. holder (as defined under “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger”) will recognize as a result of the Merger will depend on your particular tax situation. You are encouraged to consult your tax advisor to determine the tax consequences of the Merger to you.
Stockholders should carefully read the information in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger.”

Conformis stockholders should consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or non-U.S. tax jurisdiction.
Regulatory Matters (See page 54)
We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the Merger Agreement or the completion of the Merger, other than the filing of the certificate of merger with the Secretary of State of the State of Delaware.
Financing of the Merger (See page 45)
The Merger is not conditioned upon receipt of financing by restor3d. restor3d plans to finance the transaction through cash on hand.
Conditions to Completion of the Merger (See page 68)
The consummation of the Merger is subject to certain customary closing conditions, including (i) the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of the Company’s common stock, and (ii) no temporary restraining order, preliminary or permanent injunction or other order is in effect preventing the consummation of the Merger. Moreover, each party’s obligations to consummate the Merger are subject to certain other conditions, including (a) the accuracy of the other party’s representations and warranties (subject to certain materiality exceptions), (b) the other party’s compliance in all material respects with its obligations under the Merger Agreement, and (c) in the case of restor3d and Merger Sub only, the absence of any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties; Material Adverse Effect”).
Termination (See page 69)
The Merger Agreement may be terminated (subject, in each case, to certain limitations):
•	by mutual written consent of restor3d and Conformis;
•	by either restor3d or Conformis if:
○
the Merger has not been consummated on or before December 22, 2023 or such later date agreed to by the parties the Merger Agreement (the “End Date”); provided, however, that this right to terminate the Merger Agreement will not be available to any party to the Merger Agreement whose failure to comply in any material respect with its obligations under Merger Agreement is the primary cause of the Merger not being consummated by the End Date;

○
a governmental body of competent jurisdiction in any relevant jurisdiction will have issued a decree, ruling or order, or will have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the consummation of the Merger illegal, which decree, ruling, order or other action will have become final and nonappealable; provided, however, that this right to terminate the Merger Agreement will not be available to any party to the Merger Agreement whose failure to comply in any material respect with its obligations under this Agreement is the primary cause of the issuance of such final and nonappealable decree; or

○	our stockholders do not approve the proposal to the Merger Agreement at the Special Meeting (including any adjournments or postponements thereof) at which a vote on such proposal is taken;
•	by restor3d if:
○
(i) our Board effects a Company Adverse Recommendation Change (as described in the section entitled “The Merger Agreement—No Solicitation; Alternative Proposals”); or (ii) Conformis will have intentionally breached or intentionally failed to perform certain of its covenants and agreements enumerated in the Merger Agreement in any material respect;

○	Conformis breaches any representation or warranty contained in the Merger Agreement or fails to perform certain of its covenants or obligations contained in the Merger Agreement, which breach or failure would result in the failure of any condition to the obligation of restor3d and Merger Sub to consummate the Merger to be satisfied and cannot be cured or, if capable of being cured by the End Date, has not been cured within 30 days of the date that resto3d gives Conformis written notice of such breach or failure to perform; provided, however, that restor3d and Merger Sub are not then in material breach of any representation, warranty, covenant or other obligation contained in the Merger Agreement;
•	by Conformis if:
○
prior to receipt of stockholder approval of the proposal to adopt the Merger Agreement, in order to accept a Superior Offer and substantially concurrently enter into a binding, written definitive acquisition agreement providing for the consummation of a transaction that constitutes a Superior Offer; provided, however, Conformis will not have breached the terms of the Merger Agreement in accepting the Superior Offer; or

○
restor3d or Merger Sub breaches any representation or warranty contained in the Merger Agreement or fails to perform certain of its covenants or obligations contained in the Merger Agreement, which breach or failure would result in the failure of any condition to the obligation of Conformis to consummate the Merger to be satisfied and cannot be cured or, if capable of being cured by the End Date, has not been cured within 30 days of the date that Conformis gives restor3d written notice of such breach or failure to perform; provided, however, that Conformis is not then in material breach of any representation, warranty, covenant or other obligation contained in the Merger Agreement that would prevent the consummation of the Merger.

Following termination of the Merger Agreement under specified circumstances, Conformis may be required to pay restor3d a termination fee of $900,000 and provide restor3d with a non-exclusive license to Conformis’ patents except with respect to certain knee and/or hip applications. See the section entitled “The Merger Agreement—Termination Fees.”
Market Prices and Dividend Data (See page 51)
Our common stock is listed on the Nasdaq Capital Market, under the symbol “CFMS.” The closing sale price of our common stock on June 22, 2023, which was the last completed trading day prior to public announcement of the Merger, was $1.16 per share. On July 21, 2023, the most recent practicable date before the filing of this proxy statement, the closing sale price of our common stock was $2.21 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.
Under the terms of the Merger Agreement, during the period from the date of the Merger Agreement until the Effective Time, we may not declare or pay any cash dividends to our stockholders without the written consent of restor3d. We have never declared or paid any dividends on our capital stock. Under our current dividend policy, we intend to retain all future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying cash dividends for the foreseeable future.
Appraisal Rights (See page 75)
If the Merger is consummated, record holders and beneficial owners of Conformis common stock who continuously hold or own shares of Conformis common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement, meet certain statutory requirements described in this proxy statement and who properly demand appraisal of their shares and do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL (“Section 262”). This means that record holders and beneficial owners of Conformis common stock who perfect their appraisal rights, who do not thereafter withdraw their demand for appraisal and who comply with the procedures in the manner prescribed by Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Conformis common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be “fair value,” if any (or in certain circumstances described in further detail in the section entitled “Appraisal Rights,” on the difference between the amount determined to be the “fair value” and the amount paid by the Surviving Corporation in the Merger to each person entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, persons who wish to seek appraisal of their shares are encouraged to review Section 262 carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Conformis stockholders and beneficial owners considering seeking appraisal should be aware that the “fair value” of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the Per Share Cash Consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.
To exercise your appraisal rights, you must: (i) properly demand an appraisal of your shares of our common stock in accordance with Delaware law; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) hold or own your shares of our common stock upon the making of a demand under clause (i) and continuously hold such shares through the Effective Time; (iv) otherwise comply with the applicable procedures and requirements of Delaware law (including with respect to certain aggregate ownership thresholds requirements); and (v) not withdraw your demand, waive or otherwise lose your appraisal rights. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in the section entitled “Appraisal Rights,” which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers address briefly some questions you may have regarding the Special Meeting and the proposals to be voted on at the Special Meeting. These questions and answers may not address all of the questions that may be important to you as a stockholder of Conformis. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference into this proxy statement, which we urge you to read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section entitled “Information Incorporated by Reference.”
Q:	Why am I receiving this proxy statement?
A:
On June 22, 2023, Conformis entered into the Merger Agreement providing for the Merger of Merger Sub, a wholly owned subsidiary of restor3d, with and into Conformis, with Conformis surviving the Merger as a wholly owned subsidiary of restor3d. You are receiving this proxy statement in connection with the solicitation of proxies by our Board in favor of the proposal to adopt the Merger Agreement and two related proposals.

This proxy statement, which you should read carefully, contains important information about the Merger, the Merger Agreement, the Special Meeting and the matters to be voted on at the Special Meeting. The enclosed materials allow you to submit a proxy to vote your shares of our common stock without attending the Special Meeting and to ensure that your shares of our common stock are represented and voted at the Special Meeting.
Your vote is very important. Even if you plan to attend the Special Meeting, we encourage you to submit a proxy as soon as possible.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.” Our Board has designated Mark Augusti, Denise Pedulla and Christine Desrochers, and each of them with full power of substitution, as proxies for the Special Meeting.

Q:	When and where is the Special Meeting?
A:
We will hold the Special Meeting virtually via the Internet at the virtual meeting website. You will not be able to attend the Special Meeting physically. The Special Meeting will be held on August 31, 2023, at 12:00 p.m. (Noon), Eastern Time. We encourage you to allow ample time to login into the virtual meeting, which will open at 11:45 a.m., Eastern Time.

Q:	Who is entitled to vote at the Special Meeting?
A:
Only holders of record of our common stock as of the close of business on July 14, 2023, the Record Date for the Special Meeting, are entitled to receive these proxy materials and to vote their shares of our common stock at the Special Meeting. As of the close of business on the Record Date, there were 7,878,332 shares of our common stock outstanding and entitled to vote at the Special Meeting, held by approximately 129 holders of record. Each share of our common stock issued and outstanding as of the Record Date will be entitled to one vote on each matter submitted to a vote at the Special Meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
If your shares of our common stock are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, we have sent this proxy statement and your proxy card to you directly.

If your shares of our common stock are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of our common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares of our common stock by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares of our common stock in person at the Special Meeting unless you request and obtain a valid legal proxy from your broker, bank or other nominee.
Q:	What matters will be voted on at the Special Meeting?
A:	You will be asked to consider and vote on the following proposals:
•	to adopt the Merger Agreement, pursuant to which Merger Sub will be merged with and into Conformis with Conformis surviving the Merger;
•
to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger, as further described in the section of this proxy statement entitled “The Merger (Proposal 1)—Interests of Conformis’ Directors and Executive Officers in the Merger”; and

•
to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.

Q:	What is the proposed Merger and what effects will it have on Conformis?
A:
The proposed Merger is the acquisition of Conformis by restor3d pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Conformis, with Conformis continuing as the Surviving Corporation. As a result of the Merger, Conformis will become a wholly owned subsidiary of restor3d. We will cooperate with restor3d to delist our common stock from the Nasdaq Capital Market and deregister under the Exchange Act as promptly as practicable following the Effective Time, and at such time, we will no longer be a publicly traded company and will no longer file periodic reports with the SEC. If the Merger is consummated, you will not own any shares of the capital stock of the Surviving Corporation.

Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not adopted by our stockholders or if the Merger is not consummated for any other reason, our stockholders will not receive any payment for their shares of our common stock. Instead, we would at that time remain a public company, our common stock would continue to be listed and traded on the Nasdaq Capital Market and registered under the Exchange Act and we would be required to continue to file periodic reports with the SEC.

Under specified circumstances, upon or following the termination of the Merger Agreement, we may be required to pay restor3d a termination fee, as described under “The Merger Agreement—Termination Fees.”
Q:	What will I receive if the Merger is completed?
A:
Upon completion of the Merger, you will be entitled to receive the Per Share Cash Consideration of $2.27 in cash without interest and less any applicable withholding taxes for each share of our common stock that you own, unless you have properly exercised, perfected and not validly withdrawn, waived or otherwise lost your appraisal rights under the DGCL with respect to such shares, and certain other conditions under the DGCL are satisfied (as described in more detail in the section of this proxy statement entitled “Appraisal Rights”). In either case, you will not own shares of the capital stock of the Surviving Corporation.

Q:	What will the holders of Conformis stock options, restricted stock, RSUs and PSUs receive in the Merger?
A:
Stock Options. Immediately prior to the Effective Time, each stock option to purchase shares of our common stock that is outstanding and unexercised as of immediately prior to the Effective Time will become fully vested and immediately exercisable and each option holder will have the opportunity to exercise his or her options no later than two business days prior to the Closing Date. As of the end of the Final Exercise Date, all stock options will no longer be outstanding and to the extent unexercised, will automatically be canceled and cease to exist without any cash payment or other consideration being made in respect thereof. As of the date hereof, all stock options that are currently outstanding have a strike price per share that is greater than the Per Share Cash Consideration, such that if a director or executive officer were to exercise any such stock option in advance of the Merger, and the Merger were consummated, the applicable director or executive officer would receive a loss on such exercise. As a result, the Company therefore expects that all stock options held by directors and executive officers will expire unexercised, and will have no realizable value if the Merger is consummated.
Restricted Stock and Restricted Stock Units. Immediately prior to the Effective Time, (i) each share of restricted stock that is unvested as of immediately prior to the Effective Time will vest in full and become free of restrictions and will be exchanged for the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the Per Share Cash Consideration, and (ii) each time-based vesting RSU that is outstanding and unsettled as of immediately prior to the Effective Time will vest in full, and be canceled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the Per Share Cash Consideration.
Performance Stock Units. Immediately prior to the Effective Time, each PSU that is outstanding and unsettled as of immediately prior to the Effective Time will vest in full at target achievement levels, and be canceled and converted into the right the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the Per Share Cash Consideration.
Q:	When do you expect the Merger to be completed?
A:
We are working toward completing the Merger as soon as possible, and currently expect to consummate the Merger by the end of the third quarter of 2023. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to conditions, including adoption of the Merger Agreement by our stockholders, that are out of our control and which may delay the completion of the Merger or prevent it from being completed at all. See “The Merger Agreement—When the Merger Becomes Effective” and “The Merger Agreement—Conditions to Completion of the Merger.”

Q:	Am I entitled to appraisal or dissenters’ rights under Delaware law?
A:
If the Merger is consummated, stockholders who (i) do not vote in favor of the proposal to adopt the Merger Agreement, (ii) have properly demanded an appraisal of their shares of our common stock in accordance with Delaware law, (iii) continuously hold such shares through the Effective Time, (iv) otherwise comply with applicable procedures and requirements of Delaware law (including with respect to certain aggregate ownership requirements), and (v) do not withdraw their demands, waive or otherwise lose their rights to appraisal of their shares will be entitled to seek appraisal of their shares in connection with the Merger. This means that record holders and beneficial owners of our common stock may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of our common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be “fair value,” if any (or in certain circumstances described in more detail in the section of this proxy statement entitled “Appraisal Rights”), on the difference between the amount determined to be “fair value” and the amount paid by the Surviving Corporation in the Merger to each person entitled to appraisal prior to the entry of judgment in nay appraisal proceeding). Our stockholders and beneficial owners considering seeking appraisal should be aware that the “fair value” of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the Per Share Cash Consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. Stockholders who wish to seek appraisal of their shares of our common stock are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in further detail in the section entitled “Appraisal Rights,” which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Q:	Will I be subject to U.S. federal income tax upon the exchange of Conformis common stock for the Per Share Cash Consideration pursuant to the Merger?
A:
If you are a U.S. holder (as defined under “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of shares of Conformis common stock for cash in the Merger generally will be a taxable transaction for U.S. federal income tax purposes. The timing and character of the gain or loss a U.S. holder will recognize as a result of the Merger will depend on your particular tax situation. Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or non-U.S. tax jurisdiction. A more complete description of the U.S. federal income tax consequences of the Merger is provided under “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	May I attend the Special Meeting and vote in person?
A:
Yes. If you are a Conformis stockholder of record, you may attend the Special Meeting virtually via the Internet at the virtual meeting website at www.virtualshareholdermeeting.com/CFMS2023SM, and complete a virtual ballot, whether or not you sign and return your proxy card. We encourage you to allow ample time to login into the virtual meeting, which will open at 11:45 a.m., Eastern Time. If you are a Conformis stockholder of record, you will need your assigned control number to vote your shares of our common stock electronically at the Special Meeting. The control number can be found on the proxy card, voting instruction form or other applicable proxy notices.

Even if you plan to attend the Special Meeting in person, to ensure that your shares of our common stock will be represented at the Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying postage-paid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and complete a virtual ballot, your vote at the Special Meeting will revoke any proxy previously submitted.
If you hold your shares of our common stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your broker, bank or other nominee. Your broker, bank or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee.
Q:	How many shares are needed to constitute a quorum?
A:
A quorum will be present if holders of a majority of the shares of our common stock outstanding at the close of business on the Record Date are present in person or represented by proxy at the Special Meeting. If a quorum is not present at the Special Meeting, the Special Meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the Special Meeting.
If you hold your shares of our common stock in “street name” through a broker, bank or other nominee and you do not instruct the nominee how to vote your shares they will be counted as “broker non-votes,” your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting.
Q:	What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
A:
If you encounter technical difficulties accessing the Special Meeting during the check-in time or during the Special Meeting, a support line will be available on the login page of the virtual meeting website. We encourage you to allow ample time to login into the virtual meeting, which will open at 11:45 a.m., Eastern Time.

Q:	What vote of Conformis stockholders is required to adopt the Merger Agreement?
A:
The affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof is required to adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any Conformis stockholder of record to: (i) submit a signed proxy card; (ii) grant a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (iii) vote in person by virtual ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your broker, bank or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement.
Q:	What vote of Conformis stockholders is required to approve the other proposals to be voted upon at the Special Meeting?
A:
Approval of each of the proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger and the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement, requires the affirmative vote of holders of shares of our common stock representing a majority of the votes cast on the proposal and are voted for or against such proposal.

An abstention with respect to either the proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger and the proposal to adjourn the Special Meeting will not be considered to be a vote “for” or “against,” and therefore will have no effect on these proposals. A failure to submit a proxy or the failure of your broker, bank or other nominee to vote shares of our common stock held on your behalf will not have any effect on either of these proposals.
Q:	How does our Board recommend that I vote?
A:	Our Board unanimously recommends that our stockholders vote:
•	“FOR” the proposal to adopt the Merger Agreement;
•	“FOR” the proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger; and
•
“FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.

For a discussion of the factors that our Board considered in determining to recommend the adoption of the Merger Agreement, please see the section entitled “The Merger (Proposal 1)—Reasons for the Recommendation of our Board of Directors.” In addition, in considering the company recommendation with respect to the Merger Agreement, you should be aware that some of our directors and executive officers have potential interests that may be different from, or in addition to, the interests of our stockholders generally. For a discussion of these interests, please see the section entitled “The Merger (Proposal 1)—Interests of Conformis’ Directors and Executive Officers in the Merger.”
Q:	How do Conformis’ directors and officers intend to vote?
A:
We currently expect that our directors and executive officers will vote their shares of our common stock in favor of the proposal to adopt the Merger Agreement and the other proposals to be considered at the Special Meeting, although they have no obligation to do so.

Q:
What will happen if stockholders do not approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger?

A:
The inclusion of this proposal is required by the SEC rules; however, the approval of this proposal is not a condition to the completion of the Merger and the vote on this proposal is an advisory vote by stockholders and is not binding on Conformis or restor3d. If the Merger Agreement is adopted by Conformis stockholders and the Merger is completed, the Merger-related compensation will be paid to our named executive officers in accordance with the terms of the applicable compensation agreements and arrangements even if our stockholders do not approve this proposal.

Q:	What do I need to do now?
A:
You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares of our common stock in “street name,” please refer to the voting instruction form provided by your broker, bank or other nominee to vote your shares of our common stock.

Q:	How do I vote my shares of our common stock?
A:	If you are a Conformis stockholder of record, there are four ways to vote:
•	by signing, dating and returning the enclosed proxy card in the accompanying postage-paid reply envelope;
•	by visiting the Internet at the web address on your proxy card;
•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card; or
•	by attending the Special Meeting virtually via the Internet at the virtual meeting website and completing a virtual ballot.
A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of our common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).
Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of our common stock by proxy. If you are a stockholder of record or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of our common stock in person by virtual ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by virtual ballot, your previous vote by proxy will not be counted.
If you hold your shares of our common stock in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting instruction form provided by your broker, bank or other nominee, or, if such a service is provided by your broker, bank or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your broker, bank or other nominee, you should follow the instructions on the voting instruction form provided by your broker, bank or nominee.
Q:	Can I revoke my proxy?
A:
Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the Special Meeting. If you are a stockholder of record, you may revoke your proxy by (i) delivering a later-dated proxy in writing, over the telephone or via the Internet, and submitting it so that it is received prior to the cut-off time in accordance with the instructions included in the proxy card; (ii) delivering a written notice of revocation to our Chief Legal Officer, Conformis, Inc., 600 Technology Park Drive, Billerica, MA 01821 that is received prior to the Special Meeting, stating that you revoke your proxy; or (iii) attending the Special Meeting and virtually via the Internet at the virtual meeting website and completing a virtual ballot. If you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares of our common stock, you should instead follow the instructions received from your broker, bank or other nominee to revoke your prior voting instructions.
Q:	Will my shares of Conformis common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?
A:
No. Your broker, bank or other nominee is permitted to vote your shares of our common stock on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your broker, bank or other nominee how to vote. You should follow the instructions provided by your broker, bank or other nominee to vote your shares. If you do not provide your broker, bank or other nominee with voting instructions, your shares of our common stock will not be voted on such proposals, which will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.

Q:	What does it mean if I get more than one proxy card or voting instruction form?
A:
Please sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction form that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares of our common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares of our common stock. If you are a Conformis stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.
Q:	What happens if I sell my shares of Conformis common stock before completion of the Merger?
A:
In order to receive the Per Share Cash Consideration, you must hold your shares of our common stock through completion of the Merger. Consequently, if you transfer your shares of our common stock before completion of the Merger, you will have transferred your right to receive the Per Share Cash Consideration in the Merger.

The Record Date for stockholders entitled to vote at the Special Meeting is earlier than the consummation of the Merger. If you transfer your shares of our common stock after the Record Date but before the closing of the Merger, you will have the right to vote at the Special Meeting but not the right to receive the Per Share Cash Consideration.
Q:	Should I send in evidence of ownership now?
A:
No. If your shares of our common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the Per Share Cash Consideration.

Q:	Who will count the votes?
A:
The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or by ballot at the Special Meeting. The inspector of elections will also determine whether a quorum is present.

Q:	Where can I find the voting results of the Special Meeting?
A:
We intend to announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the Special Meeting. All reports that we file with the SEC are publicly available when filed. See “Where You Can Find Additional Information.”

Q:	Who will solicit and pay the cost of soliciting proxies?
A:
The expenses of soliciting proxies will be paid by us. We have retained MacKenzie Partners, Inc. (“MacKenzie Partners”) to assist in soliciting proxies, and we expect to pay MacKenzie Partners a fee of $25,000, plus reimbursement of reasonable and customary expenses. We and our agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means or in person. Our directors, officers and other employees, without additional compensation, and employees of MacKenzie Partners may solicit proxies personally or in writing, by telephone, email or otherwise. We will request brokers, banks or other nominees to forward copies of the soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, we, upon the request of the broker, bank or other nominee, will reimburse such broker, bank or other nominee for their reasonable expenses. If you choose to access the proxy materials through the Internet, you are responsible for any Internet access charges you may incur.

Q:	Where can I find more information about Conformis?
A:	You can find more information about us from various sources described in the section entitled “Where You Can Find Additional Information.”
Q:	What is householding and how does it affect me?
A:
The SEC permits companies to send a single set of certain disclosure documents to stockholders who share the same address, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate proxy card. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing and you would like to have additional copies of this proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Conformis in care of the Corporate Secretary at 600 Technology Park Drive, Billerica, MA 01821, Attn: Corporate Secretary, or by calling (781) 345-9001. We will promptly send additional copies of this proxy statement upon receipt of such request.
Q:	Who can help answer my other questions?
A:
If you have more questions about the Merger or require assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, please contact MacKenzie Partners, which Conformis has engaged to assist in the solicitation of proxies and provide related advice and informational support in connection with the Merger.

If you have questions or need assistance voting your shares please contact:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Toll-free: 1-800-322-2885
Email: proxy@mackenziepartners.com
If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This proxy statement, and any document to which we refer in this proxy statement, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements include statements relating to our strategy, goals, future focus areas and the value of the proposed transaction to our stockholders. These forward-looking statements are based on Conformis management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or similar expressions and the negatives of those terms. In addition, the information set forth under the caption “The Merger (Proposal 1)—Certain Conformis Unaudited Prospective Financial Information” consists of forward-looking statements. We have based the forward-looking statements contained in this proxy statement primarily on our current expectations and projections, in light of currently available information, about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements, expressed or implied by the forward-looking statements, including the uncertainty associated with the potential impacts of global political, macroeconomic, social, health and market conditions, including rising inflation and interest rates, political instability, terrorist activities or military conflicts on our business, financial condition, results of operations and prospects. Additional factors that could cause or contribute to such differences include, but are not limited to, the following:
•
the completion of the Merger on anticipated terms and timing, including obtaining stockholder approval, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of our business and other conditions to the completion of the transaction;

•
the risk that the Merger Agreement may be terminated in circumstances requiring us to pay restor3d a termination fee of $900,000 and provide restor3d with a non-exclusive license to Conformis’ patents except with respect to certain knee and/or hip applications;

•	the risk of any event, change or other circumstances occurring that could give rise to the termination of the Merger Agreement;
•	the risk that our stock price may decline significantly if the Merger is not completed or may suffer as a result of uncertainty surrounding the Merger;
•	changes in domestic and global economic, political or market conditions or industry conditions that may affect our financial performance or the timing or success of the Merger;
•	potential litigation relating to the Merger;
•	significant costs associated with the proposed transaction which are payable in many cases even if the Merger is not completed;
•
the effect of the announcement or pendency of the Merger on our ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom we do business, or on our operating results and businesses generally;

•	risks related to disruption of management time and attention from ongoing business operations due to the Merger;
•	restrictions during the pendency of the Merger that may impact our ability to pursue certain business opportunities or strategic transactions;
•	the fact that under the terms of the Merger Agreement, the Company is unable to solicit other acquisition proposals; and

•
such other risks and uncertainties described more fully in documents we file with or furnish to the SEC, including our Annual Report on Form 10-K filed with the SEC on March 1, 2023, and our Quarterly Report on Form 10-Q filed with the SEC on May 8, 2023.

Many of these factors are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. Except as required by applicable law, we undertake no obligation to update forward-looking statements to reflect events or circumstances arising after such date.

THE PARTIES INVOLVED IN THE MERGER
Conformis, Inc.
Conformis, Inc., referred to as “Conformis,” the “Company,” “we,” “our” or “us,” is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, which the Company refers to as personalized, individualized, or sometimes as customized, to fit and conform to each patient’s unique anatomy. The Company also offers Identity Imprint, a new line of total knee replacement products that utilizes a proprietary algorithm to select the implant size that most closely meets the geometric and anatomic requirements of the patient’s knee. Conformis’ sterile, just-in-time, Surgery-in-a-Box delivery system is available with all of its implants and personalized, single-use instruments. The Company’s proprietary iFit technology platform is potentially applicable to all major joints.
The Company was incorporated in Delaware and commenced operations in 2004. The Company introduced its iUni and iDuo in 2007, its iTotal CR in 2011, its iTotal PS in 2015, its Conformis hip system in 2018, and its Identity Imprint in 2021.
The Company’s principal executive offices are located at 600 Technology Park Drive, Billerica, MA 01821, and its telephone number is (781) 345-9001. Conformis’ website is www.conformis.com. The information contained on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.
restor3d, Inc.
restor3d, Inc., referred to as “restor3d,” was incorporated on July 27, 2017 as a Delaware corporation. restor3d is a leading medical device company based in Durham, North Carolina. restor3d enables surgeons to improve the reconstruction and repair of the musculoskeletal system through personalized implants with enhanced anatomical fit and superior integrative properties. Leveraging expertise and experience in 3D printing, restor3d seeks to improve medical device solutions. restor3d’s principal executive offices are located at 311 W Corporation St, Durham, NC 27701, and its telephone number is (984) 888-0593.
Cona Merger Sub Inc.
Cona Merger Sub Inc., referred to as “Merger Sub,” is a Delaware corporation and a wholly owned subsidiary of restor3d. Merger Sub was formed in June 2023 solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement, and it currently has no other business or operations. Upon completion of the Merger, Merger Sub will cease to exist and Conformis will continue as the Surviving Corporation.
Merger Sub’s principal executive offices are located at 311 W Corporation St, Durham, NC 27701, and its telephone number is (984) 888-0593.

THE SPECIAL MEETING
We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our Board for use at the Special Meeting or any adjournment or postponement thereof. This proxy statement provides our stockholders with information about the Special Meeting and should be read carefully and in its entirety.
Date, Time and Place of the Special Meeting
This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our Board for use at the Special Meeting to be held at on August 31, 2023 at 12:00 p.m. (Noon), Eastern Time, or at any adjournment or postponement thereof. We will hold the Special Meeting virtually via the Internet at the virtual meeting website. You will not be able to attend the Special Meeting physically. We encourage you to allow ample time to login into the virtual meeting, which will open at 11:45 a.m., Eastern Time.
Purposes of the Special Meeting
At the Special Meeting, Conformis stockholders will be asked to consider and vote on the following proposals:
•	to adopt the Merger Agreement, pursuant to which Merger Sub will be merged with and into Conformis with Conformis surviving the Merger;
•
to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger, as further described in the section of this proxy statement entitled “The Merger (Proposal 1)—Interests of Conformis’ Directors and Executive Officers in the Merger”; and

•
to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.

Our stockholders must approve the proposal to adopt the Merger Agreement for the Merger to occur. If our stockholders fail to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A, and the material provisions of the Merger Agreement are described in the section entitled “The Merger Agreement.”
The votes on (i) the proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger and (ii) the proposal to adjourn the Special Meeting are votes separate and apart from the vote to adopt the Merger Agreement. Accordingly, a stockholder may vote to approve the compensation proposal and/or for any proposal to adjourn the Special Meeting and vote not to adopt the Merger Agreement and vice versa. In addition. because the vote on the Merger-related compensation proposal is advisory in nature only, it will not be binding on either Conformis or restor3d. Accordingly, if the proposal to adopt the Merger Agreement is approved by Conformis stockholders and the Merger is completed, the Merger-related compensation will be paid to our named executive officers in accordance with the terms of the applicable compensation agreements or arrangements even if our stockholders do not approve the Merger-related compensation proposal.
We are not currently aware of any business to be acted upon at the Special Meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the Special Meeting is limited to matters relating to the purposes stated in the notice of the Special Meeting, which is provided at the beginning of this proxy statement. The grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the Special Meeting.
This proxy statement and the enclosed proxy card are first being mailed to Conformis stockholders on or about July 24, 2023.
Record Date and Quorum
The holders of record of our common stock as of the close of business on July 14, 2023, the Record Date for the Special Meeting, are entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, 7,878,332 shares of our common stock were outstanding.

The presence at the Special Meeting, in person or represented by proxy, of the holders of a majority of the shares of our common stock outstanding at the close of business on the Record Date will constitute a quorum. Once a share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting. However, if a new Record Date is set for an adjourned Special Meeting, then a new quorum will have to be established. Proxies received that fail to provide voting instructions or are marked as abstentions will be included in the calculation of the number of shares considered to be present at the Special Meeting. Broker non-votes will not count for the purpose of determining whether a quorum is present. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary authority to vote for that particular proposal and has not received instructions from the beneficial owner as to how to vote its shares.
Required Vote
Each share of our common stock outstanding at the close of business on the Record Date is entitled to one vote on each of the proposals to be considered at the Special Meeting.
Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote on such proposal.
Assuming a quorum is present, approval, on an advisory (non-binding) basis, of certain compensation that may be paid or become payable to our named executive officers in connection with the Merger requires the affirmative vote of holders of shares of our common stock representing a majority of the votes cast on the proposal and are voted for or against such proposal.
Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement, requires the affirmative vote of holders of shares of our common stock representing a majority of the votes cast on the proposal and are voted for or against such proposal.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone, or (3) vote by virtual ballot at the Special Meeting, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.
If you abstain from voting, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will not be considered to be a vote “for” or “against,” and therefore will have no effect on the proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.
If you hold your shares of our common stock in “street name” through a broker, bank or other nominee and you do not instruct your nominee how to vote your shares, they will be counted as “broker non-votes.” Such failure to instruct your nominee will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.
Voting by Conformis’ Directors and Executive Officers
At the close of business on the Record Date, our directors (and affiliated entities) and executive officers were entitled to vote approximately 378,347 shares of our common stock, which in the aggregate represented approximately 4.8% of the shares of our common stock issued and outstanding on that date. We currently expect that our directors and executive officers will vote their shares in favor of the proposal to adopt the Merger Agreement and the other proposals to be considered at the Special Meeting, although they have no obligation to do so.

Voting; Proxies; Revocation
Voting in Person
If you are a Conformis stockholder of record, you may attend the Special Meeting virtually via the Internet at the virtual meeting website on your proxy card, and complete a virtual ballot, whether or not you sign and return your proxy card. If you are a Conformis stockholder of record, you will need your assigned control number to vote shares electronically at the Special Meeting. The control number can be found on the proxy card.
Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying postage-paid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and complete a virtual ballot, your vote will revoke any proxy previously submitted.
If you hold your shares of our common stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your broker, bank or other nominee. Your broker, bank or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee.
Providing Voting Instructions by Proxy
To ensure that your shares of our common stock are voted at the Special Meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the Special Meeting in person.
Shares of Common Stock Held by Record Holders
If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.
To vote over the Internet, at the web address on your proxy card and follow the instructions for voting. Have your proxy card available when you access the web page. If you vote over the Internet, please do not mail your proxy card.
To vote by telephone, call toll-free (within the U.S. or Canada) the phone number on your proxy card from any touch-tone telephone and follow the instructions for voting. Have your proxy card available when you call. If you vote by telephone, please do not mail your proxy card.
To vote by mail, mark your proxy card, date and sign it and return it in the postage-paid envelope. You should not send documents representing our common stock with the proxy card. If the Merger is completed, you will receive a letter of transmittal and related materials and instructions for exchanging your shares of our common stock for the Per Share Cash Consideration.
If you vote by proxy (regardless of whether you vote over the Internet, by telephone or by mail), your votes must be received by 11:59 p.m., Eastern Time, on August 30, 2023 to be counted.
Your proxy card will count as a “vote” if you sign, date and return your proxy card without indicating how you wish to vote with respect to a proposal. In this case, your proxy will be voted “FOR” such proposal.
A failure to vote or an abstention will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement. A failure to vote or an abstention will have no effect on the other two proposals.
Shares of Common Stock Held in “Street Name”
If you hold your shares of our common stock in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting instruction form provided by your broker, bank or other nominee, or, if such a service is provided by your broker, bank or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your broker, bank or other nominee, you should follow the instructions on the voting instruction form provided by your broker, bank or nominee. Without those instructions, your shares will not be voted on any of the proposals, which will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement, but, assuming a quorum is present, will not have the effect of either a vote “FOR” or a vote “AGAINST” on the other two proposals.
Brokers, banks and other nominees that hold shares of our common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to any of the proposals to be voted on at the Special Meeting. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to these proposals. Therefore, unless you attend the Special Meeting in person with a properly executed legal proxy from your broker, bank or other nominee, your failure to provide instructions to your broker, bank or other nominee will result in your shares of our common stock not being present at the meeting and not being voted on any of the proposals, which will have the effect of a vote “AGAINST” with respect to the proposal to adopt the Merger Agreement.
Revocation of Proxies
Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you are a stockholder of record, you may revoke your proxy by:
•
delivering a later-dated proxy in writing, over the telephone or via the Internet, and submitting it so that it is received prior to the cut-off time in accordance with the instructions included in the proxy card;

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delivering a written notice of revocation to our Chief Legal Officer, Conformis, Inc., 600 Technology Park Drive, Billerica, MA 01821 that is received prior to the Special Meeting, stating that you revoke your proxy; or

•	attending the Special Meeting and virtually via the Internet at the virtual meeting website and completing a virtual ballot.
Please note that only your last-dated proxy will count. Attending the Special Meeting without taking one of the actions described above will not in itself revoke your proxy.
Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, you should instead follow the instructions received from your broker, bank or other nominee to revoke your prior voting instructions.
Abstentions
An abstention occurs when a stockholder attends a meeting, either in person or represented by proxy, but abstains from voting on one or more proposals. Abstentions will be included in the calculation of the number of shares of our common stock present or represented at the Special Meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Abstaining from voting will have no effect on the other two proposals.
Board of Directors’ Recommendation
Our Board, after considering various factors described in the section entitled “The Merger (Proposal 1)—Reasons for the Recommendation of our Board of Directors,” has unanimously (1) determined that the Merger and the other transactions contemplated by the Merger Agreement are in the best interests of Conformis and its stockholders, (2) determined that the form, terms and provisions of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Conformis and its stockholders, (3) adopted, authorized and approved (i) the Merger Agreement and (ii) the performance by Conformis of all the transactions contemplated by the Merger Agreement, including the Merger, (4) authorized the submission of the proposals described below to the Conformis stockholders for approval at the Special Meeting and (5) recommended that the Conformis stockholders vote for the proposals.
Our Board unanimously recommends that you vote (1) “FOR” the proposal to adopt the Merger Agreement, (2) “FOR” the proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger, and (3) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.

List of Stockholders
A list of stockholders entitled to vote at the Special Meeting will be available for examination by any stockholder for any purpose germane to the Special Meeting for ten days prior to the Special Meeting, by contacting our Chief Legal Officer at our offices at 600 Technology Park Drive, Billerica, MA 01821.
Solicitation of Proxies
Our Board is soliciting your proxy, and we will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We have retained MacKenzie Partners, a proxy solicitation firm, to assist our Board in the solicitation of proxies for the Special Meeting, and we expect to pay MacKenzie Partners $25,000, plus reimbursement of reasonable and customary expenses. We have also agreed to indemnify MacKenzie Partners against losses arising out of its provision of these services on our behalf. Our directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, email or otherwise.
Other Business
We are not currently aware of any business to be acted upon at the Special Meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the Special Meeting is limited to matters relating to the purposes stated in the notice of the Special Meeting, which is provided at the beginning of this proxy statement. The grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the Special Meeting.
Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on August 31, 2023
The proxy statement is available at www.proxyvote.com.

THE MERGER (PROPOSAL 1)
The description of the Merger in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety.
Certain Effects of the Merger
If the proposal to adopt the Merger Agreement is approved by our stockholders and the other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into Conformis, and the separate corporate existence of Merger Sub will cease. Conformis will be the Surviving Corporation in the Merger and will continue its corporate existence as a Delaware corporation and a wholly owned subsidiary of restor3d.
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each share of our common stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Appraisal Shares) will be converted into the right to receive $2.27 in cash less any applicable withholding taxes. At the Effective Time, our current stockholders will cease to have ownership interests in Conformis or rights as its stockholders. Therefore, our current stockholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.
Immediately prior to the Effective Time, each stock option to purchase shares of our common stock that is outstanding and unexercised as of immediately prior to the Effective Time will become fully vested and immediately exercisable and each option holder will have the opportunity to exercise his or her options no later than two business days prior to the Closing Date. As of the end of the Final Exercise Date, all stock options will no longer be outstanding and to the extent unexercised, will automatically be canceled and cease to exist without any cash payment or other consideration being made in respect thereof. As of the date hereof, all stock options that are currently outstanding have a strike price per share that is greater than the Per Share Cash Consideration, such that if a director or executive officer were to exercise any such stock option in advance of the Merger, and the Merger were consummated, the applicable director or executive officer would receive a loss on such exercise. As a result, the Company therefore expects that all stock options held by directors and executive officers will expire unexercised, and will have no realizable value if the Merger is consummated. In addition, immediately prior to the Effective Time, (i) each share of restricted stock that is unvested as of immediately prior to the Effective Time will vest in full and become free of restrictions and will be exchanged for the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the Per Share Cash Consideration, (ii) each time-based vesting RSU that is outstanding and unsettled as of immediately prior to the Effective Time will vest in full, and be canceled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the Per Share Cash Consideration and (iii) each PSU that is outstanding and unsettled as of immediately prior to the Effective Time will vest full at target achievement levels, and be canceled and converted into the right the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the Per Share Cash Consideration.
Further, immediately prior to the Effective Time, each warrant for Conformis common stock that is outstanding and unexercised as of immediately prior to the Effective Time will become immediately exercisable and exchanged for the right to receive a cash payment equal to the product of (A) the amount (if any) by which the Per Share Cash Consideration exceeds the per share exercise price under such warrant, multiplied by (B) the number of our common shares into which such warrant would have been exercisable. At the Effective Time, each holder of a warrant will cease to have any rights with respect thereto, except the right to receive the cash payment, if any. If the per share exercise price under such warrant equals or exceeds the Per Share Cash Consideration, then such warrant will be terminated at the Effective Time and the holder thereof will not be entitled to any payment with respect to the warrant.
Our common stock is currently registered under the Exchange Act and is quoted on the Nasdaq Capital Market under the symbol “CFMS.” As a result of the Merger, Conformis will cease to be a publicly traded company and will be a wholly owned subsidiary of restor3d. Following the consummation of the Merger, our common stock will be delisted from the Nasdaq Capital Market and deregistered under the Exchange Act, and Conformis will no longer be required to file periodic reports with the SEC with respect to our common stock, in each case in accordance with applicable law, rules and regulations.
Effects on Conformis if the Merger is Not Completed
If the proposal to adopt the Merger Agreement is not approved by our stockholders or if the Merger is not consummated for any other reason, our stockholders will not receive any payment for their shares of our common stock. Instead, we would at that time remain a public company, our common stock would continue to be listed and traded on the Nasdaq Capital Market and registered under the Exchange Act and we would be required to continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. From time to time, our Board will evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the proposal to adopt the Merger Agreement is not approved by our stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.
If the Merger Agreement is terminated, under specified circumstances, we may be required to pay restor3d a termination fee, as described under “The Merger Agreement—Termination Fees.”
Background of the Merger
The Board and the Company’s senior management have regularly reviewed the Company’s long-term business strategies and commercial opportunities to enhance overall stockholder value. In late 2021 and early 2022, at the direction of the Board, the Company evolved its product portfolio for primary knee arthroplasty, launching its Identity Imprint™ knee system (“Imprint”) as its standard knee replacement system in the U.S., as well as offering the Platinum ServicesSM Program (“PSP”) as a deluxe service upgrade in order for patients to obtain a fully personalized knee implant. The Company’s strategy during this period was to increase adoption of Imprint, while also offering patients greater choice through the introduction of PSP. However, notwithstanding these efforts, the Company experienced a loss of approximately $50.5 million during the fiscal year ended December 31, 2022, and during that same one-year period, the Company’s unrestricted and restricted cash and cash equivalents balance decreased from approximately $101.1 million to $49.1 million. At the end of this time period on December 31, 2022, the Company had approximately $20.6 million of long-term debt liabilities pursuant to its secured credit agreement.
Based on the Company’s continuing incurrence of losses and declining cash balance, the Board determined in October 2022 that, to maximize value for the Company’s stockholders, it would be prudent for the Company to confidentially explore a potential sale of the Company, as well as an equity financing transaction, as alternative pathways. As part of this determination, the Board concluded that it would be prudent to engage a financial advisor to assist the Company in a potential sale transaction. On October 25, 2022, after hearing presentations to the Board from two potential candidates, the Board determined, after discussions at which the potential candidates were not present, to engage UBS, and directed the Company’s senior management to negotiate the terms of an engagement letter with UBS. In making this determination, the Board considered, among other things, UBS personnel’s familiarity with the Company’s existing business and operations, and familiarity with the general competitive landscape of the Company. On November 7, 2022, the Company formally engaged UBS.
In early November 2022, the Company’s senior management prepared presentation materials to share with potential transaction counterparties and constructed a virtual data room to provide information to parties subject to confidentiality agreements with the Company and facilitate such parties’ due diligence review. The Company’s senior management also worked with the Company’s outside legal counsel, Hogan Lovells US LLP (“Hogan Lovells”), to develop a standard form of confidentiality agreement to be proposed with potential transaction counterparties. This form of confidentiality agreement, and each of the confidentiality agreements that the

Company entered into in connection with the process described in this section, included a “standstill” provision (which included a “don’t ask, don’t waive” clause) that remained in force up until the time that the Company publicly announced the Merger on June 22, 2023. During November 2022, members of the Company’s senior management and/or representatives of UBS made initial confidential contacts with nineteen parties identified by the Company’s senior management and representatives of UBS as potential transaction counterparties based on their strategic fit with the Company’s business, and the Company entered into written confidentiality agreements with five of these parties. Each of the other fourteen parties informed representatives of UBS and/or members of the Company’s senior management that it was not currently interested in exploring an acquisition of the Company and declined to participate.
On November 30, 2022 and December 1, 2022, at the Company’s direction, representatives of UBS provided a letter to each of the five participating parties outlining the Company’s requested process for the receipt of preliminary proposals, and requested that parties provide such proposals by December 21, 2022. During the first week of December 2022, members of the Company’s senior management and representatives of UBS held in-person meetings with management and/or corporate development employees of each party to present an overview of the Company’s business and discuss the potential strategic fit of the Company’s business with the applicable counterparty.
On December 16, 2022, two of the potential counterparties contacted representatives of UBS and informed them that they were not interested in pursuing a transaction with the Company, and withdrew from the process. Between December 16, 2022 and December 21, 2022, the other three potential counterparties notified representatives of UBS that they were not prepared to provide any preliminary proposal at the present time, but may continue to consider the opportunity over the upcoming several weeks and/or months. In particular, one of the parties, a medical device company (“Party A”), stated that it may be prepared to provide a preliminary proposal in early January 2023 following the completion of additional due diligence work.
On December 22, 2022, the Board met, together with members of the Company’s senior management and representatives of each of UBS and Hogan Lovells, to discuss, among other things, the status of discussions with each of the counterparties. The Board directed the Company’s senior management and representatives of UBS to continue exploring potential transaction opportunities with existing and additional counterparties.
On January 6, 2023, Party A provided a preliminary non-binding indication of interest letter to UBS. Following further discussions with representatives of UBS regarding, among other things, the Company’s outstanding capitalization, this letter was further updated and resubmitted by Party A on January 8, 2023 (the “Party A IOI Letter”). The Party A IOI Letter proposed an acquisition of the Company by Party A for a purchase price of $4.30 per share, which represented a 26% premium over the most recent closing price of the Company’s common stock. The Party A IOI Letter stated that Party A anticipated needing an additional period of 4-6 weeks to complete its due diligence review, and the preliminary proposal would be subject to approval by Party A’s board of directors.
On January 11, 2023, the Board met, together with members of the Company’s senior management and representatives of each of UBS and Hogan Lovells, to discuss, among other things, the Party A IOI Letter. Representatives of Hogan Lovells reviewed the fiduciary duties of the Board under Delaware law in considering an acquisition proposal. At the meeting, the Board discussed with the Company’s senior management, among other things, the continuing opportunities and risks facing the Company as an independent company, and valuation considerations in weighing the Party A IOI Letter as compared to other alternative pathways, including conducting an equity financing to raise additional capital. After discussion, the Board determined that representatives of UBS should contact Party A to express the Company’s interest in pursuing a transaction, and instructed representatives of UBS to make such contact. The Board also directed the Company’s senior management and representatives of UBS to continue confidentially reaching out to other potential counterparties. The Board also discussed the potential for pursuing an equity financing transaction as an alternative potential pathway to a sale of the Company, and gave direction to the Company’s senior management to explore such a transaction.
On January 13, 2023, the Company’s senior management and representatives of UBS held a telephone conference with management members of Party A, to further discuss a potential transaction and the potential fit between the Company’s business and Party A. During this discussion, management members of Party A communicated that, after further discussion within Party A, they had determined that Party A would likely not be able to move forward with a potential transaction. On January 16, 2023, management members of Party A held a telephone conference with representatives of UBS during which management members of Party A communicated that Party A had determined not to pursue a transaction with the Company.
During the week of January 16, 2023, members of the Company’s senior management met with several potential underwriters with respect to a possible equity financing transaction.
On January 19, 2023, the Board met, together with members of the Company’s senior management, to discuss the status of discussions with potential sale transaction counterparties, as well as recent exploration activities related to a potential equity financing transaction. After discussion, the Board resolved to form a pricing committee of the Board, consisting of Kenneth P. Fallon III, Bradley Langdale and Philip W. Johnston (the “Pricing Committee”), in connection with potential equity financing transaction.
During the week of January 23, 2023, the Company selected a proposed underwriter, and, on January 30, 2023, the Company entered into a letter agreement with such potential underwriter with respect to a potential confidentially marketed public offering, with the goal of raising approximately $15-20 million. During the weeks of January 30, 2023 and February 6, 2023, the Company and the potential underwriter held confidential meetings with over 30 potential investor parties. Ultimately, on February 6, 2023, the Pricing Committee and the Company’s senior management were advised by the potential underwriter that it did not see a viable path in the near-term to consummating an equity offering, either at the $15-20 million size, or a lesser amount, due to a lack of investor commitments.
On February 10, 2023, the Company entered into a confidentiality agreement with a medical device company which had previously not been contacted as part of the November 2022 and December 2022 outreach efforts (“Party B”).
On February 14, 2023, the Board met, together with members of the Company’s senior management, at a regularly scheduled quarterly meeting. During portions of the meeting at which representatives of Hogan Lovells attended, the Board discussed a range of strategic options for consideration to maximize stockholder value, in view, among other things, of (i) the Company’s ongoing business performance, (ii) the current status of discussions with potential sale transaction counterparties, and (iii) the status of the Company’s exploration of potential equity financing alternatives. After discussion, the Board directed the Company’s senior management to continue pursuing a potential sale transaction, in coordination with representatives of UBS. The Board also directed the Company’s senior management to terminate the Company’s letter agreement with the potential underwriter, and the Company terminated such letter agreement on February 17, 2023.
On March 2, 2023, members of the Company’s senior management and representatives of UBS held a video conference call with management members of Party B to discuss the potential strategic fit of the Company’s business with Party B’s business.
On March 6, 2023, the Board met, together with members of the Company’s senior management and representatives of each of UBS and Hogan Lovells, regarding the status of discussions with potential counterparties. The Board discussed, among other things, the status of previous outreach efforts with the parties that had been contacted beginning in November 2022, and new confidential outreach to additional potential transaction counterparties (including restor3d) that had been identified by the Board and the Company’s senior management in consultation with representatives of UBS. From the end of January through early April 2023, representatives of UBS and/or members of the Company’s senior management made confidential contact with several of the existing parties, as well as eighteen new potential transaction counterparties. Four of these new parties (including restor3d on March 23, 2023), together with one party who had previously declined interest in November 2022, entered into written confidentiality agreements with the Company. Each of these parties (including restor3d on April 7, 2023) received presentations by members of the Company’s senior management and representatives of UBS regarding the Company’s business and its potential strategic fit with their respective businesses. One of these six parties subsequently notified representatives of UBS that they had determined not to participate further. The other parties contacted each informed representatives of UBS and/or members of the Company’s senior management that they were not currently interested in exploring an acquisition of the Company and declined to participate.

On April 10, 2023 and April 11, 2023, at the Company’s direction, representatives of UBS provided a letter to each of the five remaining active potential counterparties outlining the Company’s requested process for the receipt of preliminary proposals, and requested that parties provide such proposals by April 20, 2023. Between April 18, 2023 and April 20, 2023, three of these parties notified representatives of UBS that they had determined not to participate further.
On April 20, 2023, each of restor3d and Party B submitted non-binding preliminary proposal letters. The letter from restor3d proposed a cash acquisition of the Company for a purchase price of $2.27 per share, representing an approximate 50% premium based on the Company’s common stock closing price over the preceding 30 calendar days. The letter from Party B proposed a cash acquisition of the Company at a premium of 25% to the average price of the Company’s common stock over the preceding 30 calendar days, which implied a purchase price of approximately $1.91 per share. restor3d’s letter stated that it would require approximately eight weeks to conclude its due diligence review, while Party B’s letter stated that it would require approximately four weeks to conclude such review. Between April 21, 2023 and April 26, 2023, members of the Board and the Company’s senior management held follow-up discussions with three parties who had previously declined to participate in November 2022. None of these parties expressed a desire to participate at the present time.
On April 26, 2023, at the Company’s direction, representatives of UBS provided a letter to each of restor3d and Party B outlining the Company’s requested process for the receipt of final proposals, and requested that parties provide such proposals by May 25, 2023. Between April 28, 2023 and May 25, 2023, multiple telephone conferences and in-person meetings and site visits were conducted between members of the Company’s senior management and representatives of UBS, on the one hand, and management members of restor3d and Party B, on the other hand.
On April 28, 2023, members of the Company’s senior management, representatives of UBS and management members of restor3d held a call to discuss, among other things, plans for the product demonstration visit, described below, that occurred on May 21, 2023.
On May 1, 2023, representatives of Hogan Lovells and outside counsel to Party B held an introductory video conference call at which counsel discussed various structuring and due diligence matters related to the transaction. During the call, outside counsel conveyed that Party B would seek an exclusivity arrangement in connection with the potential transaction. On May 3, 2023, outside counsel to Party B sent Hogan Lovells a draft exclusivity agreement with respect to the transaction. Later on May 3, 2023, representatives of UBS held a telephone call with management members of Party B during which representatives of UBS conveyed that the Company was not willing to enter into any exclusivity arrangement at the present time.
On May 4, 2023 and May 5, 2023, members of the Company’s senior management, representatives of UBS and management members of Party B held calls to discuss certain due diligence matters, including with respect to finance and operational matters. Also on May 4, 2023, members of the Company’s senior management, representatives of UBS and management members of restor3d held a call to discuss certain due diligence matters, including with respect to research and development matters.
On May 8, 2023, the Company’s initial draft of a merger agreement with respect to the transaction was posted to the Company’s virtual data room, in accordance with the instructions that had been included in the April 26, 2023 process letter that had been provided to each of restor3d and Party B.
On May 9, 2023, members of the Company’s senior management, representatives of UBS and management members of restor3d held an in-person meeting to discuss various due diligence matters, which included a visit by management members of restor3d to certain of the Company’s operational sites.
On May 10, 2023, members of the Company’s senior management, representatives of UBS and management members of Party B held a call regarding regulatory compliance due diligence matters.
On May 11, 2023, members of the Company’s senior management, representatives of each of Hogan Lovells and outside counsel to Party B held a video conference call regarding intellectual property due diligence matters. Also on May 11, 2023, members of the Company’s senior management, representatives of UBS and management members of Party B held an in-person meeting to discuss various due diligence matters, which included a visit by management members of Party B to certain of the Company’s operational sites.

On May 16, 2023, members of the Company’s senior management, representatives of UBS and management members of Party B held a call regarding sales and marketing due diligence matters.
On May 21, 2023, members of the Company’s senior management, representatives of UBS, management members of restor3d and independent surgeon advisors of both companies held an in-person product demonstration at the site of restor3d’s cadaveric laboratory.
On May 25, 2023, members of the Company’s senior management, representatives of UBS and management members of restor3d held a video conference call regarding intellectual property due diligence matters.
On May 25, 2023, restor3d provided to representatives of UBS a non-binding proposal letter addressed to the Company, re-affirming its proposal for a cash acquisition of the Company by restor3d for a purchase price of $2.27 per share. restor3d’s letter stated that restor3d anticipated needing an additional period of at least three weeks to complete its due diligence review, and the proposal was subject to, among other things, its satisfaction with such review. The letter also stated that the patent infringement lawsuit filed by Osteoplastics LLC (“Osteoplastics”) against the Company in March 2020 (the “Osteoplastics Litigation”), which was scheduled to begin in July 2023, was a material open due diligence issue that would need to be resolved or addressed to restor3d’s satisfaction.
Also on May 25, 2023, Party B provided to representatives of UBS a letter addressed to the Company reaffirming its interest in a transaction on the same terms it had outlined in its proposal letter from April 20, 2023. Party B’s May 25th letter stated that it had substantially completed all business, legal, accounting and intellectual property due diligence activities, and that Party B intended to submit an offer by May 31, 2023, subject to the completion of certain additional due diligence items related to contingent liabilities and final approval by Party B’s board of directors.
Later on May 25, 2023, the Board held a meeting with members of the Company’s senior management and representatives of each of UBS and Hogan Lovells present. At the meeting, (i) representatives of Hogan Lovells discussed with the Board the fiduciary duties of the Board under Delaware law in evaluating the proposals that had been received, and (ii) representatives of UBS discussed with the Board and members of the Company’s senior management the terms of the revised proposals and certain other related matters. After discussion, the Board directed the Company’s senior management and representatives of each of UBS and Hogan Lovells to continue working with restor3d and Party B toward agreement on a definitive merger agreement that could be reviewed and potentially approved by the Board.
On each of June 1, 2023, June 2, 2023, June 5, 2023 and June 9, 2023, members of the Company’s senior management, representatives of UBS and management members of restor3d held calls to discuss various due diligence matters, including with respect to sales, research and development, operational and finance matters.
On June 2, 2023, representatives of UBS scheduled a telephone call with management members of Party B who conveyed that Party B remained interested in pursuing a transaction, but was not yet in a position to provide a markup of the merger agreement or provide a definitive proposal.
Also on June 2, 2023, representatives of Jones Day, outside counsel to restor3d, sent representatives of Hogan Lovells a revised draft of the merger agreement that had been posted to the Company’s virtual data room on May 8, 2023.
On June 8, 2023, members of the Company’s senior management, representatives of UBS and management members of Party B held a call to discuss various due diligence matters, including with respect to operational and finance matters.
Also on June 8, 2023, representatives of Hogan Lovells sent representatives of Jones Day a revised draft of the merger agreement.
On June 9, 2023, representatives of UBS and members of senior management of restor3d held a call, during which restor3d indicated a willingness to move expeditiously towards restor3d entering into the merger agreement, and the parties discussed the process for resolving remaining open items and documentation.
On each of June 11, 2023 and June 21, 2023, representatives of UBS attempted to communicate with senior management of Party B regarding Party B’s continued interest, if any, in pursuing a transaction with the Company.

On June 12, 2023, representatives of Hogan Lovells sent representatives of Jones Day an initial draft of the Company’s disclosure letter to be delivered in connection with the merger agreement (the “Company Disclosure Letter”). Later on June 12, 2023, representatives of Hogan Lovells and Jones Day held a call to discuss certain open issues in the draft merger agreement and related due diligence matters.
On June 13, 2023, the Board held a meeting with members of our senior management and representatives of each of UBS and Hogan Lovells present. Representatives of Hogan Lovells reviewed with the Board the terms of the most recent draft of the merger agreement, the form of which had been previously distributed to the members of the Board, and the nature and status of material open issues in the merger agreement. The Board members also discussed with representatives of Hogan Lovells the fiduciary duties of the Board under Delaware law in evaluating the proposed transaction and the material terms of the merger agreement. At the meeting, representatives of UBS reviewed with the Board UBS’ preliminary financial analysis of the Per Share Cash Consideration, and discussed the timing for representatives of UBS providing a final financial analysis at a future meeting of the Board, should the Company negotiate a final form of the merger agreement. After discussion, the Board directed the Company’s senior management and representatives of each of UBS and Hogan Lovells to continue working with restor3d in an effort to advance toward agreeing on a definitive merger agreement that could be reviewed and potentially approved by the Board.
On June 14, 2023, representatives of Jones Day sent representatives of Hogan Lovells a revised draft of the merger agreement.
On June 17, 2023, representatives of Hogan Lovells sent representatives of Jones Day a revised draft of the merger agreement.
On June 19, 2023, following earlier discussions between Jones Day and Hogan Lovells, as well as between management members of restor3d and representatives of UBS, in which it was communicated that restor3d desired all warrants to acquire our common stock to terminate on or before the Closing Date (and if necessary, for such warrants to be amended to provide for such treatment), the Company’s President and Chief Executive Officer, Mark Augusti, contacted a representative of Armistice Capital Master Fund Ltd. (“Armistice”) to inquire whether Armistice would be willing to exchange its existing warrant, which was exercisable for 480,000 shares of our common stock at an exercise price of $21.87 per share (the “Armistice Warrant”), for 50,000 fully paid shares of our common stock.
Also on June 19, 2023, the Company entered into a settlement agreement with Osteoplastics to resolve the Osteoplastics Litigation, providing that the Company would make a payment of $3.5 million to Osteoplastics in full settlement of such matter.
Also on June 19, 2023, representatives of Hogan Lovells sent representatives of Jones Day a revised draft of the Company Disclosure Letter, which had been updated to reflect recent revisions to the draft merger agreement.
In the morning on June 20, 2023, representatives of Jones Day sent representatives of Hogan Lovells a revised draft of the merger agreement.
Also on June 20, 2023, Mr. Augusti engaged in follow-up communications with representatives of Armistice, in which the parties agreed in principal, subject to approval by our Board, that the Armistice Warrant would be exchanged for 100,000 fully paid shares of our common stock. Mr. Augusti also provided representatives of Armistice a draft warrant exchange agreement to implement such transaction (the “Warrant Exchange Agreement”).
On the afternoon of June 20, 2023, members of the Company’s senior management, representatives of each of UBS and Hogan Lovells, certain members of restor3d senior management and representatives of Jones Day held a video conference call to discuss the remaining open issues in the merger agreement. These open issues included, among other things, a request by restor3d that the merger agreement contain a closing condition based on the Company having a minimum cash balance at closing, and that restor3d receive a license to certain of the Company’s technology in the event that the merger agreement were terminated in certain circumstances. During this call and a series of follow-up calls between counsel, all material open issues were resolved in principal by the parties. The final resolution of open issues included restor3d agreeing to remove the closing condition related to the Company’s cash balance at closing, and the parties agreeing to a narrower formulation of the proposed license than originally requested by restor3d.

Later on June 20, 2023, representatives of Hogan Lovells sent representatives of Jones Day a revised draft of the merger agreement, which revised draft was intended to reflect the final terms outlined by the parties during their various calls earlier that day, subject to finalization of the license-related language.
In the late evening on June 20, 2023, representatives of Jones Day sent representatives of Hogan Lovells a revised draft of the Company Disclosure Letter, which included a series of remaining due diligence questions for the parties to discuss.
On June 21, 2023, representatives of Jones Day sent representatives of Hogan Lovells proposed license-related language and a proposed license term sheet to be included in the merger agreement.
Also on June 21, 2023, the Company received a letter from UBS disclosing certain relationships with the Company, restor3d and/or certain of their respective affiliates.
Also on June 21, 2023, representatives of Armistice provided the Company and representatives of Hogan Lovells proposed technical revisions to the Warrant Exchange Agreement, following which the parties engaged in follow-up telephone calls and communications that resulted in the parties agreeing to a final form of Warrant Exchange Agreement.
In the early morning on June 22, 2023, representatives of Hogan Lovells sent representatives of Jones Day a revised draft of the Company Disclosure Letter.
Also on June 22, 2023, following various telephone calls and e-mail communications regarding such matter, the Board approved the Warrant Exchange Agreement by unanimous written consent.
Also on June 22, 2023, representatives of UBS attempted to schedule a discussion with the CEO of Party B to discuss whether Party B remained interested in pursuing a transaction, but the CEO of Party B did not make himself available to have such discussion.
In the afternoon on June 22, 2023, representatives of Hogan Lovells sent representatives of Jones Day revised proposed license-related language to be included in the merger agreement. Separately, representatives of Jones Day sent representatives of Hogan Lovells a revised draft of the merger agreement. In a series of follow-up telephone conferences and e-mails that afternoon, the parties agreed on the final text of the merger agreement, including the license-related language. The parties also held a series of telephone calls to finalize the Company Disclosure Letter, and address remaining open due diligence questions.
In the early evening of June 22, 2023, the Board held a meeting with members of the Company’s senior management and representatives of each of UBS and Hogan Lovells present. Representatives of Hogan Lovells reviewed with the Board the negotiated terms of the final Merger Agreement, the form of which had been previously distributed to the members of the Board in substantially final form, including the resolution of certain open issues (including the size and nature of the termination fee provisions), and discussed the fiduciary duties of the Board under Delaware law in evaluating the proposed transaction and the material terms of the Merger Agreement. The Board then discussed the fact that, after outreach to many third parties whom the Board had determined, in consultation with members of the Company’s senior management and representatives of UBS, to be the most likely to have the strategic interest and financial ability to pursue an acquisition transaction with the Company, no other party was currently expressing interest in a potential acquisition of the Company, other than Party B. The Board also discussed the fact that Party B’s proposed price per share was less than the amount proposed by restor3d, and that Party B was not willing to proceed on the same timeline as restor3d (as evidenced by its failure to provide a markup to the draft merger agreement that had been provided to them). Representatives of UBS reviewed with the Board UBS’ financial analysis relating to the Per Share Cash Consideration, and delivered to the Board an oral opinion, which opinion was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based upon and subject to various assumptions, matters considered and limitations described in its written opinion, the Per Share Cash Consideration to be received by Conformis stockholders in the Merger was fair, from a financial point of view, to such holders, as more fully described in the section entitled “—Opinion of UBS Securities LLC.” The written opinion delivered by UBS to the Board is attached to this proxy statement as Annex B. Following additional discussion and consideration of the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement, the Board unanimously: (1) determined that the Merger and the other transactions contemplated by the Merger Agreement were in the best interests of Conformis and its stockholders, (2) determined that the form, terms and provisions of the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable, fair to and in the best interests of Conformis and its stockholders, (3) adopted, authorized and approved (i) the Merger Agreement and (ii) the performance by Conformis of all the transactions contemplated by the Merger Agreement, including the Merger, (4) authorized the submission of the proposals described below to the Conformis stockholders for approval at a special meeting of Conformis stockholders and (5) recommended that the Conformis stockholders vote for the proposals at the special meeting (including to adopt the Merger Agreement).
Later on June 22, 2023, the parties finalized the Merger Agreement and the Company Disclosure Letter (including the final equity capitalization-related amounts outstanding as of the close of business on June 22, 2023). Thereafter, the Company and Armistice entered into the Warrant Exchange Agreement, and restor3d and Merger Sub executed the Merger Agreement. Later on June 22, 2023, the Company and restor3d issued a joint press release announcing the execution of the Merger Agreement.
Reasons for the Recommendation of our Board of Directors
In recommending that Conformis stockholders vote to adopt the Merger Agreement, the Board, in consultation with the Company’s senior management and its financial and legal advisors, considered a number of factors, including the following (which are not necessarily presented in order of relative importance):
Financial Terms; Certainty of Value
The Per Share Cash Consideration to be paid by restor3d would provide Conformis stockholders with the opportunity to receive a significant premium over recent trading prices of shares of Conformis common stock. The Board considered:
•
Cash Consideration; Certainty of Value: that the Per Share Cash Consideration of $2.27 per share of Conformis common stock to be received by Conformis stockholders provides immediate and certain value and liquidity, and does not expose them to any future risks related to Conformis continuing as a standalone company, as described below, taking into account Conformis’ business, operations, prospects, strategic, short and long term operating plans, assets and financial condition;

•
Premium to Market Price; Historical Trading Price: the relationship of the Per Share Cash Consideration to recent trading prices of shares of Conformis common stock, including the fact that the Per Share Cash Consideration represents:

a.	a premium of approximately 96% to the closing price of Conformis common stock on June 22, 2023, the last completed trading day prior to the Board’s approval of the Merger Agreement;
b.	a premium of approximately 93% to the volume-weighted average closing price of Conformis common stock over the 30 calendar day period ended on June 22, 2023; and
c.	a premium of approximately 62% to the volume-weighted average closing price of Conformis common stock over the 90 calendar day period ended on June 22, 2023;
•
Highest Value Reasonably Obtainable: the fact that (i) a total of 37 parties (including restor3d) were contacted over a period of approximately eight months with respect to a potential acquisition of Conformis, (ii) other than restor3d and one other party (which party was not willing to proceed on the same timeline as restor3d), none of the other parties that were contacted expressed the desire to pursue such a transaction at this time, (iii) restor3d was the only party to provide a markup to the draft definitive merger agreement provided by Conformis to interested parties, (iv) of the two parties that expressed a desire to pursue a transaction, restor3d was the party that had proposed the highest transaction consideration value, and (v) the Board believed, in view of the discussions and negotiations with restor3d, that restor3d was unlikely to increase its offer above the Per Share Cash Consideration of $2.27 per share;

•
Superiority of restor3d Transaction Value Versus Standalone Alternatives: as further described in the section entitled “—Opinion of UBS Securities LLC,” the Per Share Cash Consideration of $2.27 per share represents an amount approximately four times greater than the implied equity value per share of the Company’s common stock, based on the Company’s own internal 5-year projections, which projections assume that the Company would be successful in raising approximately $65 million of additional proceeds from capital raises during such 5-year period, which the Board believes would be challenging given the recent state of equity capital markets and the potential for the Company to default under its existing secured credit agreement prior to being able to obtain such financing, which, if it occurred, could result in the Company having to apply for bankruptcy protection; and
•
Receipt of presentation and fairness opinion from UBS: the Board considered the financial analyses of the Per Share Cash Consideration presented by representatives of UBS, as well as the oral opinion of UBS rendered to the Board on June 22, 2023, which opinion was subsequently confirmed by delivery of a written opinion dated June 22, 2023, to the effect that, as of such date, and subject to various assumptions, matters considered and limitations described in its respective written opinion, the Per Share Cash Consideration to be received by Conformis stockholders in the Merger was fair, from a financial point of view, to such holders, as more fully described in the section entitled “—Opinion of UBS Securities LLC.”

Prospects of Conformis; Risks of Remaining an Independent Company
The Board considered Conformis’ current and historical business, financial condition, results of operations, competitive position, strategic alternatives and financial prospects, as well as Conformis’ long-term business plan and prospects and risks if it were to remain an independent public company, including:
•
Industry Competition and Limited Resources: the Company faces intense competition in the joint replacement industry from large, well-established companies that have significantly greater financial resources, larger sales forces and networks of distributors, and a greater number of established relationships, compared to Conformis, which has a limited number of commercialized products and limited financial resources;

•
Continued Incurrence of Net Losses: the Company has incurred significant net operating losses in every year since its inception (including a net loss of approximately $50 million for the most recently completed fiscal year), and, given the challenges growing product revenue described above, the Board expects it will continue to incur net operating losses for the next several years;

•
Challenges Growing Product Revenue: the Company has evolved its product portfolio for knee arthroplasty over the past 18 months, launching its Identity Imprint™ knee system as its primary knee system in the U.S., as well as a Platinum ServicesSM Program to obtain a fully personalized iTotal Identity knee system through a deluxe services upgrade, and the Board believes that it will continue to take time for the overall offering to gain traction in the marketplace;

•
Need for Additional Near-Term Capital: the Company will require additional capital in the near-term to support its business growth and continued operations, and, based on the recent state of equity capital markets and the Company’s exploration of potential financing alternatives, the Board believes it will be challenging to obtain such financing on terms that would preserve value for Conformis’ current stockholders;

•
Risk of Credit Agreement Default: the Company owes approximately $21 million under its secured credit agreement, which contains customary affirmative and negative covenants, including that the Company may not undergo a material adverse effect, and the Board believes that the Company’s continued incurrence of net operating losses in the upcoming months creates risk that the Company’s lender will assert the existence of such a material adverse effect should the Company’s current cash balance (approximately $37.8 million as of March 31, 2023), combined with projected future cash flows, indicate that a material impairment exists on the lender’s prospects of being repaid the loan amounts when due;

•
Risk of Bankruptcy: should an event of default occur under the Company’s secured credit agreement, absent the Company being able to obtain new near-term debt or equity financing, the Company could need to file for bankruptcy protection, which the Board believes would likely result in current Company stockholders receiving little, if any, value for their shares of Conformis’ common stock (and, in any event, an amount substantially less than the Per Share Cash Consideration);

•
Employee Retention and Hiring: the foregoing circumstances create risk that absent a sale transaction, such as the proposed Merger, the Company would have difficulty retaining its senior management and employees, or otherwise being able to recruit, retain and motivate qualified executives and other key employees amid intense competition from competitors and other companies in the life sciences industry;

•
Customer Risks: the foregoing circumstances also create risk that absent a sale transaction, customers may refrain from using the Company’s products over concern regarding the Company’s long-term viability and ability to service its product portfolio; and

•
other risks and uncertainties of the nature identified in the section of this proxy statement captioned “Cautionary Statement Concerning Forward-Looking Statements” and in Conformis’ filings with the SEC, including the risks set forth in “Item 1A. Risk Factors” in Conformis’ Annual Report on Form 10-K for the year ended December 31, 2022 and Conformis’ subsequent Quarterly Reports on Form 10-Q. For more information, please see the section entitled “Where You Can Find Additional Information.”

Strategic Alternatives
The Board considered the other strategic alternatives available to Conformis, including:
•	the option of remaining an independent company;
•
the possibility of other parties making an offer to acquire Conformis in the future, including the timing and likelihood of such an offer, and the terms of the Merger Agreement allowing Conformis to terminate the Merger Agreement to enter into an alternative transaction as described below; and

•
the fact that Conformis engaged in a strategic process in which Conformis, together with representatives of UBS at Conformis’ direction, contacted 37 other parties that Conformis believed would be capable of, and potentially interested in, an acquisition of Conformis, all of which except restor3d and one other party (as further described above) declined to pursue an acquisition of Conformis at such time.

Speed and Likelihood of Consummation
The Board considered the likelihood that the Merger would be consummated in a timely manner as a result of a number of factors, including the following:
•
the Board’s belief that restor3d has a viable plan to successfully operate the Company’s business in the long-term, and is motivated to consummate the Merger after completing a thorough due diligence evaluation of the Company’s business and operations;

•	the fact that the Merger is not subject to any financing condition;
•
the nature of the conditions to the Merger which the Board believed were reasonable, customary and limited in number and scope, including the definition of “Material Adverse Effect” in the Merger Agreement, providing a substantial likelihood that the Merger will be consummated;

•	the lack of any regulatory clearances necessary to consummate the Merger; and
•	Conformis’ ability to specifically enforce the obligations of restor3d under the Merger Agreement, including its obligation to consummate the Merger, to prevent breaches of the Merger Agreement.
Merger Agreement Terms
In addition to the terms of the Merger Agreement described above that make it likely that the Merger would be consummated in a timely manner, the Board considered other the terms in the Merger Agreement, including:
•
Ability to Respond to Certain Unsolicited Acquisition Proposals: the fact that, although Conformis is prohibited from soliciting any acquisition proposal, the Merger Agreement permits the Board, subject to compliance with certain procedural requirements (including that the Board determine in good faith, after consultation with its financial and legal advisors, that an unsolicited acquisition proposal constitutes, or could reasonably be expected to lead to, a “Superior Offer” and that the failure to take such action would be inconsistent with the fiduciary duties of the Board under applicable law), (1) to furnish information with respect to Conformis to a person making such unsolicited acquisition proposal, and (2) to participate in discussions or negotiations with the person making such unsolicited acquisition proposal;

•	Superior Offer Termination Right: Conformis’ ability to terminate the Merger Agreement in order to enter into an alternative transaction that the Board determines to be a “Superior Offer,” subject to certain conditions set forth in the Merger Agreement (including the right of restor3d to have an opportunity to revise the terms of the Merger Agreement) and Conformis’ obligation to pay a termination fee of $900,000 and provide restor3d with a non-exclusive license to certain of its technology; and
•
Termination Fee and Related Non-Exclusive License: the Board’s belief, after discussion with its financial and legal advisors, that: (i) the termination fee and value of the related non-exclusive license are reasonable in light of the negotiation process that led to the execution of the Merger Agreement, as well as the terms of the Merger Agreement itself, and were necessary to induce restor3d to enter into the Merger Agreement; (ii) the termination fee and related non-exclusive license would not likely deter or preclude another party with a strategic interest in Conformis and financial resources sufficient to consummate an alternative acquisition transaction with Conformis, were one to exist, from making a competing proposal for Conformis; and (iii) the termination fee and related non-exclusive license would likely only be required in the event that the Board entered into a transaction more financially favorable to the Conformis stockholders than the Merger.

General Matters
The Board considered a number of other factors related to the Merger, including:
•
the availability of statutory appraisal rights under Section 262 of the DGCL for the Conformis stockholders who do not vote in favor of the adoption of the Merger Agreement and otherwise comply with all required procedures under the DGCL;

•
the fact that resolutions approving the Merger Agreement were unanimously approved by the Board, which is comprised of a majority of independent directors who are neither affiliated with restor3d nor employees of Conformis, and which retained and received advice from Hogan Lovells, its legal advisor, and UBS, its financial advisor, in evaluating and negotiating the terms of the Merger Agreement, and recommending adoption of the Merger Agreement to Conformis stockholders;

•
the interests of Conformis’ executive officers and directors in the Merger that may be different from, or additive to, those of Conformis stockholders generally, which interests are described in the section entitled “—Interests of Conformis’ Directors and Executive Officers in the Merger”; and

•
the requirement that the Merger will only occur if the holders of a majority of the outstanding shares of Conformis common stock vote in favor of the adoption of the Merger Agreement, providing Conformis stockholders with the ability to approve or disapprove of the Merger.

The Board also considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following (not necessarily in order of relative importance):
•
the fact that the Per Share Cash Consideration, while providing relative certainty of value with respect to the closing consideration and at a premium over the recent trading price of the Company’s common stock, would not allow Conformis stockholders to participate in any future value that may be created by increases in the value of the Company’s business;

•
the non-solicitation provisions of the Merger Agreement that restrict Conformis’ ability to solicit or, subject to certain exceptions, engage in discussions or negotiations with any potential third parties regarding a proposal to acquire Conformis, and the fact that, upon termination of the Merger Agreement under certain specified circumstances, Conformis would be required to pay a termination fee of $900,000 and provide restor3d with a non-exclusive license to certain of its technology;

•
the costs involved in connection with entering into and completing the Merger and the other transactions contemplated by the Merger, the time and effort of Conformis’ management and certain other employees required to complete the Merger and the other transactions contemplated by the Merger Agreement;

•	the potential stockholder and other lawsuits that may be filed in connection with the Merger Agreement and the Merger;

•	the fact that all conditions to the parties’ obligations to complete the Merger must be satisfied or waived;
•	the fact that the consideration paid in the Merger would be taxable to Conformis stockholders that are U.S. holders for U.S. federal income tax purposes; and
•	the risk that the proposed Merger might not be completed in a timely manner, or at all, and the effect of a resulting public announcement of the termination of the Merger Agreement on:
•
the market price of the shares of Conformis common stock, which could be adversely affected by many factors, including (1) the reason the Merger Agreement was terminated and whether such termination results from factors adversely affecting Conformis; (2) the possibility that the marketplace would thereafter consider Conformis to be an unattractive acquisition candidate, and that potential counterparties may not be able to execute an acquisition on a timeline fast enough to avoid Conformis becoming insolvent prior to being able to consummate such a transaction; and (3) the possible sale of the shares of Conformis common stock by short-term investors following the announcement of termination of the Merger Agreement;

•	Conformis’ operating results, particularly in light of the costs incurred in connection with the Merger, including the potential requirement to pay a termination fee;
•	the ability to attract and retain key personnel and other employees; and
•	the relationships with Conformis’ employees, customers, suppliers, partners and others that do business or may do business in the future with Conformis.
The foregoing discussion is not meant to be exhaustive, but summarizes the material factors considered by the Board in its consideration of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. After considering these and other factors, the Board concluded that the potential benefits of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement outweighed the uncertainties and risks. In view of the variety of factors considered by the Board and the complexity of these factors, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have assigned different weights to different factors. After a careful and thorough review of all the various factors, the Board unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and recommended that Conformis stockholders vote in favor of the adoption of the Merger Agreement. The Board based its unanimous recommendation on the totality of the information presented, including thorough discussions with, and questioning of, the Company’s senior management, and its financial and legal advisors.
This explanation of our Board’s reasons for recommending the adoption of the Merger Agreement and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors described in the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”
Opinion of UBS Securities LLC
On June 22, 2023, at a meeting of the Board held to evaluate the Merger, UBS delivered to the Board an oral opinion, which opinion was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based upon and subject to various assumptions, matters considered and limitations described in its written opinion, the Per Share Cash Consideration to be received by Conformis stockholders in the Merger was fair, from a financial point of view, to such holders.
The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. The opinion is attached to this proxy statement as Annex B and is incorporated herein by reference. UBS’ opinion was provided for the benefit of the Board (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Per Share Cash Consideration in the Merger and addresses only the fairness, from a financial point of view, of the Per Share Cash Consideration to be received by Conformis stockholders in the Merger. The opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Merger. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger. Conformis stockholders are encouraged to read UBS’ opinion carefully in its entirety. The following summary of UBS’ opinion should be read in conjunction with the full text of UBS’ opinion.
In arriving at its opinion, UBS, among other things:
•	reviewed certain publicly available business and financial information relating to the Company;
•
reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were not publicly available, including financial forecasts and estimates prepared by Conformis management (including estimates as to terms and amounts of future capital raises that would be needed to fund the business plan reflected in such financial forecasts and estimates) that the Board directed UBS to utilize for purposes of its analysis (the Projections referred to below under “—Certain Conformis Unaudited Prospective Financial Information”);

•	conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company;
•	performed a discounted cash flow analysis of the Company in which UBS analyzed the future cash flows of the Company using financial forecasts and estimates prepared by Conformis management;
•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believes to be generally relevant;
•	compared the financial terms of the Merger with the publicly available financial terms of certain other transactions UBS believes to be generally relevant;
•	reviewed current and historical market prices of Conformis common stock;
•	reviewed a draft dated June 22, 2023 of the Merger Agreement; and
•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.
In connection with its review, with the consent of the Board, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of the Board, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor was it furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at the direction of the Board, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Conformis management as to the future financial performance and financial condition of the Company. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.
At the direction of the Board, UBS was not asked to, nor did it, offer any opinion as to the terms, other than the Per Share Cash Consideration to the extent expressly specified in UBS’ opinion, of the Merger Agreement or the form of the Merger. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Per Share Cash Consideration. In rendering its opinion, UBS assumed, with the consent of the Board, that (1) the final executed form of the Merger Agreement would not differ in any material respect from the draft that UBS reviewed, (2) the parties to the Merger Agreement would comply with all material terms of the Merger Agreement, and (3) the Merger would be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any material adverse effect on the Company or the Merger. At the request of the Board, UBS contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date of its opinion. The issuance of UBS’ opinion was approved by an authorized committee of UBS.
In connection with rendering its opinion to the Board, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public company analysis and selected transactions analysis summarized below, no company or transaction used as a comparison was identical to the Company or the Merger. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned. As the Board was aware, the financial and operating characteristics of the Company cause its financial results to have limited comparability, for valuation purposes, to those of other companies and transactions that UBS reviewed and, accordingly, UBS relied primarily on a discounted cash flow analysis of financial forecasts and estimates prepared by Conformis management for purposes of its opinion.
UBS believes that its analysis and the summary below must be considered as a whole and that selecting portions of its analysis and factors or focusing on information presented in tabular format, without considering all analyses and factors or the full narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on results of all analyses undertaken by it and assessed as a whole.
The estimates of the future performance of the Company prepared by its management and the estimates of the future financial performance reflecting such estimates, in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of the Company. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold or acquired.
The Per Share Cash Consideration was determined through negotiation between the Company and restor3d and the decision by the Board to enter into the Merger Agreement was solely that of the Board. UBS’ opinion and financial analyses were only one of many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board with respect to the Merger or the Per Share Cash Consideration.
The following is a summary of the material financial analyses performed by UBS and provided to the Board on June 22, 2023 in connection with UBS’ opinion relating to the Merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.
For purposes of its analyses, UBS reviewed a number of financial and operating metrics, including the following terms defined in this section as (unless the context indicates otherwise):
•
Enterprise Value or “EV,” defined as equity value (calculated as the value of the applicable company’s outstanding equity securities based on the applicable company’s closing stock price as of a specified date), plus principal amount of outstanding debt, less cash and cash equivalents (“net debt”), plus minority interests at book value, as of a specified date;

•	EBITDA, defined as earnings before interest, tax, depreciation and amortization;
•	LTM, defined as the last twelve month period for which financial information was publicly available as of a specified date; and
•	NTM, defined as the next twelve month period immediately following the LTM as of a specified date.
Unless the context indicates otherwise, (1) Enterprise Values derived from the selected companies analysis described below were calculated using balance sheet information and prices of the common stock of the selected publicly traded companies in the U.S. listed below, in all cases, publicly available as of the close of market on June 22, 2023; and (2) cash and cash equivalents and net debt for the Company was based on such amount as of June 30, 2023, as estimated by Conformis management. Accordingly, this information may not reflect current or future market conditions.
In addition, unless the context indicates otherwise, per share amounts for Conformis common stock were calculated on a diluted basis, using the treasury stock method, based on shares of common stock (including vested restricted stock), stock options to acquire common stock, warrants to acquire common stock, unvested RSUs, and unvested PSUs outstanding as of June 22, 2023, as provided by Conformis management.
Review of Solicitation Process. In connection with UBS’ review of the Merger, and in arriving at its opinion, UBS reviewed the scope and results of its solicitation of interest from other parties with respect to a business combination with the Company. UBS reviewed with the Board such solicitation process undertaken by UBS to assist the Company in exploring third party interest in a transaction involving the Company. UBS highlighted that:
A total of 37 parties (including restor3d) were contacted regarding a potential transaction:
•	11 parties (including restor3d) executed confidentiality agreements;
•	3 parties (including restor3d) submitted initial indications of interest to acquire the Company; and
•
2 parties (including restor3d) ultimately moved forward as potential counterparties for a potential merger transaction (though one of these parties was not willing to proceed on the same timeline as restor3d and never provided a markup to the draft definitive merger agreement provided by Conformis to interested parties).

Discounted Cash Flow Analysis. UBS performed two discounted cash flow (“DCF”) analyses of the Company on a standalone basis using the financial forecasts of Conformis management. The two DCF analyses reflected different assumptions regarding additional capital raises necessary to fund the business plan as reflected in the financial forecasts of Conformis management. In each DCF analysis, UBS calculated a range of implied present values as of June 30, 2023 of the standalone after-tax unlevered free cash flows that the Company was forecasted to generate from July 1, 2023 through December 31, 2027 using discount rates ranging between 20.00% and 22.00%, based on UBS’ estimate of the Company’s weighted average cost of capital (“WACC”). UBS also calculated estimated terminal values for the Company as of December 31, 2027, based on the estimated standalone NTM revenue as of fiscal year-end 2027 (based on a 3.00% terminal year revenue growth rate as provided by Conformis management), using terminal multiples of 0.5x to 1.0x. The estimated terminal values were then discounted to present value as of June 30, 2023 using discount rates ranging between 20.00% and 22.00% based on the Company’s estimated WACC. In one DCF analysis (“DCF – Capital Raise 2023”), UBS assumed a capital raise in the third quarter of 2023 of $6.6 million (at an assumed share price of $1.15 per share, as provided by Conformis management) to fund the business plan of the Company through December 31, 2023. In the other DCF analysis (“DCF – Capital Raises Through 2027”), UBS assumed such 2023 capital raise, as well as additional mid-year capital raises throughout the length of the business plan through December 31, 2027, in amounts necessary to fund expected cash usage during the length of the business plan, as provided by Conformis management. Such additional capital raises were at assumed share prices derived from the average of the prior and current year assumed share prices, using assumed share prices (as provided by Conformis management) calculated based on an assumed EV/NTM revenue multiple of 0.75x beginning in 2024, and rising to an EV/NTM revenue multiple of 1.50x in 2027 (in each case, discounted 20% to account for the large issuance as a percentage of assumed then outstanding shares). UBS then derived implied per share reference ranges from the resulting implied Enterprise Value reference ranges, using the net debt and diluted share information described above. These analyses resulted in the following implied per share reference ranges for Conformis common stock as compared to the closing price of Conformis common stock on June 22, 2023 and the Per Share Cash Consideration in the Merger:
Implied Per Share Reference Range DCF – Capital Raise 2023	Implied Per Share Reference Range DCF – Capital Raises Through 2027	Closing Price of Conformis common stock on June 22, 2023	Per Share Cash Consideration
$0.00	$0.43 - $0.65	$1.16	$2.27

Other Information. UBS also noted for the Board certain additional factors that were not relied upon in rendering its opinion, but were provided for informational purposes, including the following:
Analysts Price Targets for Conformis. UBS reviewed a stock price target for shares of Conformis common stock in one recently published, publicly available Wall Street research analyst’s report, which indicated a 1-year forward stock price target of $2.00 per share (which equated to a current stock price target of $1.65 per share, discounted at 21.0%), as compared to the closing price of Conformis common stock on June 22, 2023 of $1.16 per share and the Per Share Cash Consideration in the Merger of $2.27.
Trading Range Analysis for Conformis. UBS reviewed the historical closing trading prices for shares of Conformis common stock during the 52-week period ended June 22, 2023, which reflected low and high stock prices during such period ranging from $1.09 to $9.65 per share, as compared to the closing price of Conformis common stock on June 22, 2023 of $1.16 per share and the Per Share Cash Consideration in the Merger of $2.27.
Premiums Paid Analysis. UBS reviewed the implied premiums paid in all cash transactions announced since January 1, 2013, which involved medical device transactions with Enterprise Values less than $100 million, using premiums based on one trading day (unaffected) prior to the announcement of the applicable transaction. Such range of implied premiums indicated a median premium of approximately 41% and a mean premium of approximately 47% for the applicable transactions, which UBS then applied to the closing price of Conformis common stock on June 22, 2023, the last trading day prior to the announcement of the Merger, which resulted in an implied per share reference range for Conformis common stock of $1.64 to $1.71 per share as compared to the closing price of Conformis common stock on June 22, 2023 of $1.16 per share and the Per Share Cash Consideration in the Merger of $2.27.
Selected Public Companies Analysis. UBS reviewed certain financial information and implied trading multiples for four selected publicly traded companies. In choosing the selected companies, UBS considered publicly traded U.S. companies in the medical technology sector with equity value less than $50 million, current negative EBITDA with high cash burn, and limited access to capital markets. In this analysis, UBS compared, among other things, multiples of implied Enterprise Value to estimated revenue for each of calendar years 2023 and 2024 (“2023E” and “2024E,” respectively), based on mean consensus Wall Street research analyst estimates. These multiples ranged from (i) less than 0.0x (deemed to be not meaningful, or “nm”) to 0.5x 2023E revenue (with mean and median of 0.5x and 0.5x, respectively) and (ii) nm to 0.5x 2024E revenue (with mean and median of 0.4x and 0.4x, respectively).
Based on this data, UBS applied multiples ranging from 0.1x to 0.3x and 0.1x to 0.3x to the corresponding 2023E and 2024E revenue for the Company to arrive at a range of implied Enterprise Values for the Company. UBS then derived implied equity value per share reference ranges from the resulting Enterprise Value reference ranges, using the net debt and diluted share information described above. This analysis indicated the following implied equity value per share reference ranges for Conformis common stock as compared to the Per Share Cash Consideration in the Merger:
Implied Equity Value Per Share Reference Range		Per Share Cash Consideration
2023E Revenue	2024E Revenue
$1.68 - $3.05	$1.74 - $3.24	$2.27
Selected Precedent Transactions Analysis. UBS reviewed an implied transaction multiple for one transaction involving a business segment divestiture from a publicly traded company in the orthopedic medical sector. In choosing this transaction, UBS considered orthopedic transactions, including business segment divestitures, announced since January 1, 2015, with implied Enterprise Values less than $50 million and with high cash burn.
In this analysis, UBS compared the multiple of implied transaction value (based on the Enterprise Value of the target business segment using the implied purchase price set forth in public filings at the time of announcement of the transaction) to the LTM revenue for the target business segment as of the announcement of the transaction, which multiple was 0.4x.
Based on this data, UBS applied multiples ranging from 0.35x to 0.45x to the Company’s estimated LTM revenue as of June 30, 2023 to arrive at a range of implied Enterprise Values for the Company. UBS then derived implied equity value per share reference ranges from the resulting Enterprise Value reference ranges, using the net debt and diluted share information described above. This analysis indicated the following implied equity value per share reference ranges for Conformis common stock as compared to the Per Share Cash Consideration in the Merger:
Implied Equity Value Per Share Reference Range	Per Share Cash Consideration
LTM Revenue
$3.50 - $4.21	$2.27
Miscellaneous. Under the terms of UBS’ engagement by the Company, the Company has agreed to pay UBS for its financial advisory services in connection with the Merger an aggregate fee of $3 million, $1 million of which became payable upon delivery of UBS’ opinion and remainder of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse UBS for certain expenses, including certain fees, disbursements and other charges of its counsel, and to indemnify UBS and related parties against certain liabilities, including certain liabilities under federal securities laws, relating to, or arising out of, its engagement.
In the ordinary course of business, UBS, its affiliates and its and their respective employees may currently own or trade loans, debt and/or equity securities of the Company for their own account or for the accounts of customers, as applicable, and may at any time hold a long or short position in such securities.
The Company selected UBS as a financial advisor in connection with the Merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.
Certain Conformis Unaudited Prospective Financial Information
While the Company has generally provided, on a quarterly basis, estimated ranges of certain expected financial results and operational metrics for the current or pending fiscal quarter and year in its regular earnings press releases and other investor materials, the Company does not, as a matter of course, publicly disclose long-term projections or internal projections of its future financial performance, revenues, earnings as adjusted, financial condition or other results given, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the Board’s evaluation of the Merger, certain non-public unaudited prospective financial information, including certain analyses and financial forecasts and projections relating to the Company on a standalone basis for fiscal years 2023 through 2027 (the “Projections”), were prepared by management and provided to the Board. The Projections were also provided to the Company’s financial advisor, UBS, and UBS was directed by the Board to use and rely upon the Projections in connection with its financial analysis and opinion summarized under “—Opinion of UBS Securities LLC.”
The below summary of the Projections is included for the purpose of providing the Company’s stockholders access to certain non-public information that was furnished to the Board and UBS in connection with the Merger and such information may not be appropriate for other purposes, and is not included to induce any of the Company’s stockholders to vote in favor of the proposals contained in this proxy statement or to influence any of the Company’s stockholder or any other person to make an investment decision with respect to the Merger.
The Projections were not prepared with a view to public disclosure or toward compliance with generally accepted accounting principles as applied in the United States (“GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of management, were reasonably prepared and reflect the best available estimates, judgments and assumptions at the time of execution of the Merger Agreement, to the best of management’s knowledge and belief, as to the expected future financial performance of the Company. Furthermore, the Company’s registered public accounting firm has not compiled, examined or performed any audit or other procedures with respect to the Projections, and accordingly assumes no responsibility for, and expresses no opinion or other form of assurance on, the Projections.
By including the Projections in this proxy statement, neither the Company nor any of its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any person regarding the information included in the Projections or the ultimate performance of the Company or any of its affiliates compared to the information contained in the Projections. The Company has not made and makes no representation to any of its stockholders, in the Merger Agreement or otherwise, concerning the Projections or regarding the Company’s actual performance compared to the Projections or that the Projections will be achieved. The Company urges all of its stockholders not to place undue reliance on the Projections and to evaluate them together with the Company’s most recent SEC filings and the historical financial statements and other information regarding the Company contained therein.
Forecasting the future cash flows associated with the development and commercialization of products in the clinical and early commercialization stages is a highly speculative endeavor. Although the Projections are presented with numerical specificity, the Projections reflect numerous variables, assumptions and estimates as to future events, including, among other things, assumptions and estimates relating to the Company’s ability to raise any additional capital; the Company’s ability to continue as a going concern; the Company’s estimates regarding the potential market opportunity and timing of estimated commercialization for its current and future products; the Company’s expectations regarding its sales, expenses, gross margin and other results of operations; the Company’s strategies for growth and sources of new sales; the Company’s ability to maintain and expand its customer base and its relationships with its independent sales representatives and distributors; the Company’s current and future products and plans to promote them; the implementation of the Company’s business model, strategic plans for its business, products, product candidates and technology; the Company’s ability to successfully develop and commercialize planned products and services; product liability claims; litigation claims; patent infringement claims; the Company’s ability to compete in its industry and with innovations by its competitors; potential reductions in reimbursement levels by third-party payors and cost containment efforts of accountable care organizations; the Company’s ability to obtain reimbursement or direct payment for our products and services; and other relevant factors relating to the Company’s long-term operating plan, as well as future economic, competitive and regulatory conditions and financial market conditions, available at the time the Projections were prepared as to certain business decisions and general economic conditions that are subject to change. Further, such variables, assumptions and estimates are inherently subjective and highly uncertain and many of which are beyond the Company’s control. In addition, the Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. Important factors that may affect actual results and cause the Projections not to be achieved include, but are not limited to, risks and uncertainties relating to the Company’s business, industry performance, the regulatory and competitive environment, general business and economic conditions and other factors. As a result, there can be no assurance that the Projections will be realized, and actual results may be materially different than those contained in the Projections. The Company’s stockholders are urged to review the Company’s SEC filings for a description of the Company’s reported and anticipated results of operations and financial condition and capital resources, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q.
In preparing the Projections, management made a number of assumptions regarding, among other things, (i) gross margin expansion resulting from changes to product mix, higher manufacturing volume, and lower cancelled case inventory expense, (ii) a decrease in non-variable operating expenses, (iii) variable operating expense growth due to higher revenue (occurring at a similar revenue growth rate to recent historical financial results), (iv) a reduction in capital expenditures, (v) repayment of debt principal in accordance with the Company’s secured credit agreement, and (vi) the Company’s successful ability to consummate multiple equity financings during the 5-year forecast period coupled with varying levels of warrant coverage as part of the applicable equity financings.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE COMPANY DOES NOT INTEND, AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY, TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN THE COMPANY PREPARED THE PROJECTIONS OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS OR CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS, EVEN IN THE EVENT THAT ANY OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN NOT TO BE APPROPRIATE. SINCE THE PROJECTIONS COVER MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES LESS PREDICTIVE WITH EACH SUCCESSIVE YEAR.

In light of the foregoing factors and the uncertainties inherent in the Projections, the Company’s stockholders are cautioned not to place undue reliance on the Projections included in this proxy statement.
Certain of the measures included in the Projections are non-GAAP financial measures, as noted below. Non-GAAP financial measures should be considered with, and not as a substitute for or superior measure to, financial measures presented in compliance with GAAP. SEC rules that may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to directors or a financial advisor (like the below summary of the Projections) in connection with a proposed transaction like the Merger when the disclosure is included in a document like this proxy statement. In addition, reconciliations of non-GAAP financial measures to GAAP financial measures were not relied upon by UBS for purposes of its opinion or by the Board in connection with its consideration of the Merger. Accordingly, the Company has not provided a reconciliation of the non-GAAP financial measures to the relevant GAAP financial measures. The Company’s stockholders should also note that the non-GAAP financial measures presented in this proxy statement have no standardized meaning prescribed by GAAP, and therefore have limits in their usefulness. Because of the non-standardized definitions, the non-GAAP financial measures as used by the Company in this proxy statement and the accompanying footnotes may be calculated differently from, and therefore may not be comparable to, similarly titled amounts used by other companies.
The following tables present a summary of the Projections (dollars in millions):
	Fiscal Year Ending December 31,(1)
	2023E(1)	2024E	2025E	2026E	2027E
Total Revenue	54.4	59.4	65.8	72.6	80.1
Adjusted EBITDA(2)	(25.8)	(14.3)	(11.4)	(8.7)	(6.5)
EBITDA(3)	(28.6)	(15.7)	(12.4)	(9.4)	(7.1)
EBIT(4)	(33.4)	(18.3)	(14.1)	(10.9)	(8.4)
Unlevered Free Cash Flow(5)	(35.7)	(18.8)	(14.2)	(11.6)	(10.0)
(1)	Reflects actual results through March 31, 2023 and management projections through December 31, 2023.
(2)	Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization, adjusted to exclude stock based compensation.
(3)	EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization.
(4)	EBIT is a non-GAAP financial measure defined as earnings before interest and taxes.
(5)	Unlevered Free Cash Flow is a non-GAAP financial measure defined as after-tax EBIT plus depreciation and amortization less capital expenditures less an increase in working capital.
Financing of the Merger
The Merger is not conditioned on any financing arrangements or contingencies. We anticipate that the total amount of funds necessary to consummate the Merger and the related transactions, including the funds needed to (i) pay our stockholders the amounts due to them under the Merger Agreement; (ii) make payments in respect of Conformis’ outstanding equity-based awards pursuant to the Merger Agreement; and (iii) pay all fees and expenses related to the Merger, will be funded through cash on hand available to restor3d.
Interests of Conformis’ Directors and Executive Officers in the Merger
When considering the recommendation of our Board that you vote for the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. Our Board was aware of these interests in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by our stockholders.
For purposes of this proxy statement, our executive officers are Mark A. Augusti, Christine Desrochers (who was appointed as our Interim Chief Financial Officer on June 12, 2023), Robert S. Howe (who resigned from his role as Chief Financial Officer, effective June 9, 2023, but remains a consultant to the Company), and Denise E. Pedulla.

Treatment of Director and Executive Officer Common Stock
As is the case for our stockholders generally, our directors and executive officers will be entitled to receive $2.27 in cash without interest and subject to any applicable withholding taxes for each share of our common stock that they own at the Effective Time. For information regarding beneficial ownership of our common stock by each of our current directors, our named executive officers and all directors and executive officers as a group, see the section entitled “Security Ownership of Certain Beneficial Owners and Management.”
Treatment of Equity Awards
Stock Options. Immediately prior to the Effective Time, each stock option to purchase shares of our common stock that is outstanding and unexercised as of immediately prior to the Effective Time will become fully vested and immediately exercisable and each option holder will have the opportunity to exercise his or her options no later than two business days prior to the Closing Date. As of the end of the Final Exercise Date, all stock options will no longer be outstanding and to the extent unexercised, will automatically be canceled and cease to exist without any cash payment or other consideration being made in respect thereof. As of the date hereof, all stock options that are currently outstanding have a strike price per share that is greater than the Per Share Cash Consideration, such that if a director or executive officer were to exercise any such stock option in advance of the Merger, and the Merger were consummated, the applicable director or executive officer would receive a loss on such exercise. As a result, the Company therefore expects that all stock options held by directors and executive officers will expire unexercised, and will have no realizable value if the Merger is consummated.
Restricted Stock and Restricted Stock Units. Immediately prior to the Effective Time, (i) each share of restricted stock that is unvested as of immediately prior to the Effective Time will vest in full and become free of restrictions and will be exchanged for the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the Per Share Cash Consideration, and (ii) each time-based vesting RSU that is outstanding and unsettled as of immediately prior to the Effective Time will vest in full, and be canceled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the Per Share Cash Consideration.
The following table sets forth, based on restricted stock and time-based vesting RSUs outstanding as of July 14, 2023, the cash proceeds that each of our directors and executive officers would receive in respect of such restricted stock and/or RSUs based on the Per Share Cash Consideration of $2.27 per share:
Name	Number of Shares of Restricted Stock and/or RSUs	Total Per Share Cash Consideration ($)(1)
Executive Officers:
Mark A. Augusti	98,974	224,671
Christine Desrochers	79,585	180,658
Robert S. Howe(2)	90,984	206,534
Denise E. Pedulla	16,560	37,591
Non-Employee Directors:
Carrie Bienkowski	—	—
Kenneth P. Fallon III	—	—
Gary P. Fischetti	6,911	15,688
Phillip W. Johnston	—	—
Bradley Langdale	—	—
(1)	Amounts do not reflect withholding of applicable taxes.
(2)
Mr. Howe resigned from his role as Chief Financial Officer and Treasurer, effective as of June 9, 2023, but has been included in this disclosure because the disclosure (in the case of smaller reporting companies) applies to the two most highly compensated executive officers, other than the Chief Executive Officer, at the end of the last completed fiscal year. Mr. Howe remains a consultant to the Company, and his equity awards continue to vest in connection with such consultant service.

Performance Stock Units. Immediately prior to the Effective Time, each PSU that is outstanding and unsettled as of immediately prior to the Effective Time will vest in full at target achievement levels, and be canceled and converted into the right the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the Per Share Cash Consideration.

The following table sets forth, based on PSUs outstanding as of July 14, 2023 (at target achievement), the cash proceeds that each of our directors and executive officers would receive in respect of such PSUs based on the Per Share Cash Consideration of $2.27 per share:
Name	Number of PSUs (at target)	Total Per Share Cash Consideration ($)(1)
Executive Officers:
Mark A. Augusti	17,778	40,356
Christine Desrochers	—	—
Robert S. Howe(2)	8,889	20,178
Denise E. Pedulla	—	—
Non-Employee Directors:
Carrie Bienkowski	—	—
Kenneth P. Fallon III	—	—
Gary P. Fischetti	—	—
Phillip W. Johnston	—	—
Bradley Langdale	—	—
(1)	Amounts do not reflect withholding of applicable taxes.
(2)
Mr. Howe resigned from his role as Chief Financial Officer and Treasurer, effective as of June 9, 2023, but has been included in this disclosure because the disclosure (in the case of smaller reporting companies), applies to the two most highly compensated executive officers, other than the Chief Executive Officer, at the end of the last completed fiscal year. Mr. Howe remains a consultant to the Company, and his equity awards continue to vest in connection with such consultant service.

Payments Upon Termination or Change of Control Provisions
Mark A. Augusti Employment Agreement
Mark A. Augusti, Chief Executive Officer and President, has entered into an employment agreement with Conformis (as amended and restated), which provides that, if Mr. Augusti’s employment is terminated by us without “Cause” or Mr. Augusti resigns for “Good Reason” within three months prior to or 24 months following the Merger (each a “qualifying termination” for purposes of Mr. Augusti’s agreement), regardless of whether the qualifying termination occurs prior to, on, or after the two-year anniversary of the effective date of Mr. Augusti’s employment agreement, then Mr. Augusti will be eligible to receive the following, in exchange for a release of claims:
•
a cash severance amount in the form of base salary continuation (“Base Salary Continuation”) for a period of 24 months, with such amounts to be paid in accordance with Conformis’ then current payroll practices, beginning on the first regular payroll date after the executed release becomes effective;

•
a lump-sum cash bonus amount (“Severance Bonus Amount”) equal to 1.5 times Mr. Augusti’s target bonus, which is payable in a lump sum on the first regular payroll date that occurs after the release becomes effective;

•
a cash bonus amount equal to the greater of (a) the bonus accrued for the calendar year immediately preceding the year in which the qualifying termination occurs and (b) a bonus equal to 85% of Mr. Augusti’s annual base salary for the calendar year in which the qualifying termination occurs (“Bonus Amount”), which is payable in a lump sum on the first regular payroll date that occurs after the release becomes effective;

•
to the extent that Mr. Augusti elects continued coverage under COBRA, Conformis shall pay its current share of premium payments for Mr. Augusti and his eligible dependents for group health and dental insurance after the date on which Mr. Augusti’s employment terminates through: (a) the end of the period during which Mr. Augusti is receiving Base Salary Continuation, or (b) the date on which Mr. Augusti becomes employed with benefits substantially comparable to the benefits provided under our corresponding plans; or (c) the date Mr. Augusti becomes ineligible for COBRA benefits; and

•	accelerated vesting of all then-outstanding unvested equity grants.

Mr. Augusti’s executive employment agreement provides that if Mr. Augusti receives an amount subject to the excise tax under Section 4999 of the U.S. Internal Revenue Code of 1986 (the “Code”), the amount of the payments to be made to Mr. Augusti will be reduced to the extent such reduction would result in a greater amount of after-tax proceeds.
For purposes of Mr. Augusti’s employment agreement:
•
“for Cause” means any of the following: (a) Mr. Augusti’s engagement in any conduct that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the business, interests or reputation of Conformis (for avoidance of doubt, “conduct” as used in the employment agreement does not mean poor performance or failure to meet Conformis’ objectives); (b) any breach by Mr. Augusti of his applicable restrictive covenant agreement; (c) Mr. Augusti’s failure to perform, or negligence in Mr. Augusti’s performance of, any material duties required of or assigned to Mr. Augusti (if such duties are consistent with duties customary for the position held by Mr. Augusti), provided that Mr. Augusti were given 14 calendar days’ written notice of such deficiencies and an opportunity to cure such deficiencies (but only if the Board, in its reasonable discretion, deems such deficiencies susceptible to cure); (d) Mr. Augusti’s fraud, embezzlement, or willful misconduct; (e) Mr. Augusti’s material breach of the applicable employment agreement; or (f) Mr. Augusti’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor relating to Conformis, any crime involving dishonesty or moral turpitude, or any felony. The employment agreement further provides Mr. Augusti with no more than two “cure” opportunities during his employment.

•	“Good Reason” means any of the following events without Mr. Augusti’s prior written consent, subject to his complying with the “Good Reason Process” as defined below:
(a)	any material diminution in the Mr. Augusti’s title, duties, authority or responsibilities or a change in his reporting directly to the Board;
(b)	any material diminution in Mr. Augusti’s base compensation;
(c)
a relocation of Mr. Augusti’s primary place of work more than 50 miles from Mr. Augusti’s primary place of work for Conformis on the date of the employment agreement, other than in a direction that reduces his daily commute; or

(d)	a material breach by Conformis of any provision of Mr. Augusti’s employment agreement.
•
“Good Reason Process” means that: (a) Mr. Augusti reasonably determines in good faith that one of the “Good Reason” conditions has occurred; (b) Mr. Augusti notifies Conformis in writing upon the first occurrence of the Good Reason within 30 days of the first occurrence of such condition; (c) Mr. Augusti cooperates in good faith with Conformis’ efforts, for a period not less than 30 days following such notice (the “Cure Period”); (d) despite such efforts, the Good Reason condition continues to exist; and (e) Mr. Augusti terminates employment within 30 days after the end of the Cure Period; provided, however, that if Conformis cures the Good Reason condition during the Cure Period, then Good Reason will not be deemed to have occurred.

Mr. Augusti’s employment agreement (as amended and restated) requires him to abide by the terms of an employee confidential information, inventions and non-competition agreement, which includes non-competition, non-solicitation, and non-interference restrictions during employment and for the one-year period thereafter (unless the non-competition obligation is violated, in which case such period shall be extended through the time required to resolve such dispute) and confidentiality restrictions in perpetuity.
Christine Desrochers Severance Agreement
Christine Desrochers, Interim Chief Financial Officer, has entered into a severance agreement with Conformis, which provides that, if Ms. Desrochers’ employment is terminated by us without “Cause” between April 26, 2023 and the Merger or during the 12 months immediately following the Merger, then Ms. Desrochers will be eligible to receive the following benefits, in exchange for a release of claims:
•
Base Salary Continuation for a period of six months, with such amounts to be paid in accordance with Conformis’ then current payroll practices, beginning on the first regular payroll date that occurs on or after the 30th day following the date of the qualifying termination.

For purposes of Ms. Desrochers’ severance agreement:
•
“Cause” means the occurrence of any of the following events, as determined by the Board or a committee designated by the Board, in its sole discretion: (i) Ms. Desrochers’ conviction of, or plea of nolo contendere to, any felony; (ii) Ms. Desrochers’ commission of any act of fraud with respect to Conformis; (iii) any intentional misconduct by Ms. Desrochers that has material adverse effect upon Conformis’ business; (iv) a breach by Ms. Desrochers of any of her obligations as an employee or executive officer of Conformis; or (v) Ms. Desrochers’ willful misconduct or gross negligence in performance of her duties and responsibilities.

Ms. Desrochers’ severance agreement requires her to abide by the terms of an employee confidential information, inventions and non-competition agreement, which includes non-competition, non-solicitation, and non-interference restrictions during employment and for the two-year period thereafter (unless such obligations are violated, in which case such period shall be extended through the time required to resolve such dispute) and confidentiality restrictions in perpetuity.
Denise E. Pedulla Employment Agreement
Denise E. Pedulla, Chief Legal Officer and Corporate Secretary, has entered into an employment agreement with Conformis, which provides that, if Ms. Pedulla’s employment is terminated by us without “Cause” or Ms. Pedulla resigns for “Good Reason,” during the three months immediately preceding the Merger and ending 12 months immediately following the Merger, then Ms. Pedulla will be eligible to receive the following benefits, in exchange for a release of claims:
•
Base Salary Continuation for a period of 12 months with such amounts to be paid in accordance with Conformis’ then current payroll practices, beginning on the first regular payroll date that occurs on or after the 30th day following the date of the qualifying termination;

•	continuation of health insurance coverage as in effect at the time of such qualifying termination; and
•
to the extent a qualifying termination occurs during the 12 months prior to the next applicable vesting date, then Ms. Pedulla will be eligible to receive partial accelerated vesting of unvested options to purchase common stock of Conformis and restricted stock awards as follows: 33% at the end of the calendar year following the 1st anniversary of the date of grant, 50% at the end of the calendar year following the 2nd anniversary of the date of grant, 66% at the end of the calendar year following the 3rd anniversary, 80% at the end of the calendar year following the 4th anniversary of the date of grant, and 100% at the end of the calendar year on or after the 5th anniversary of the date of grant.

For purposes of Ms. Pedulla’s employment agreement:
•
“Termination for Cause” means termination of Ms. Pedulla’s employment by Conformis following a reasonable good faith determination by Conformis of the occurrence of any of the following: (a) Ms. Pedulla’s dishonesty or fraud, gross negligence in the performance of her duties and responsibilities, deliberate violation of a company policy, or refusal to comply in any material respect with the legal directives of the Board or Chief Executive Officer; (b) conduct by Ms. Pedulla that materially discredits Conformis, intentional engagement by Ms. Pedulla in acts materially detrimental to the Conformis’ operations or business, persistent or habitual negligence in the performance of her duties and responsibilities, or Ms. Pedulla’s conviction of or being formally charged with, or the entering of a guilty plea or plea of no contest (or its equivalent under any applicable legal system) by Ms. Pedulla with respect to, a felony, the equivalent thereof, or any other crime involving moral turpitude (other than any minor traffic violation that does not result in imprisonment); (c) Ms. Pedulla’s incurable material breach of the terms of her employment agreement, restrictive covenants agreement, or any other material agreement between Ms. Pedulla and Conformis; or (d) unauthorized use or disclosure by Ms. Pedulla of any proprietary information or trade secrets of Conformis or any other party to whom she owes an obligation of nondisclosure as a result of her position with Conformis.

•
“Good Reason” means termination of employment by Ms. Pedulla at least 90 days following the effective date of her employment agreement upon the occurrence of any one of the following events: (a) a material reduction or alteration in her job responsibilities or title without her consent, provided that, following a change of control of Conformis, neither a change in job title nor a reassignment to a new position will constitute a material reduction in job responsibilities; (b) relocation by Conformis or a subsidiary, parent or affiliate, as appropriate, of Ms. Pedulla’s work site to a facility or location more than 40 miles from Boston, Massachusetts without her consent; (c) a material reduction in her then-current base salary without her consent, provided that an across-the-board reduction in the salary level of all other employees or consultants in positions similar to Ms. Pedulla’s by the same percentage amount as part of a general salary level reduction will not constitute such a salary reduction; or (d) a material breach by Conformis of Ms. Pedulla’s employment agreement; provided, however, that no such event or condition shall constitute Good Reason unless (x) Ms. Pedulla gives Conformis written notice of termination for Good Reason no more than 30 days after the initial existence of the condition, (y) the grounds for termination are not corrected by Conformis within 60 days of its receipt of such notice and (z) Ms. Pedulla’s qualifying termination occurs within the earlier of (i) 90 days following Conformis’ receipt of such notice or (ii) 30 days following Ms. Pedulla’s receipt from Conformis of a notice indicating that it does not intend to correct the grounds for termination and/or that Conformis disputes that the grounds for termination constitute a qualifying termination.
Ms. Pedulla’s employment agreement includes non-competition, non-solicitation, and non-interference restrictions during employment and for the one-year period thereafter and confidentiality restrictions in perpetuity.
Denise E. Pedulla Cash Transaction Bonus
On November 21, 2022, we granted a cash transaction bonus to Ms. Pedulla in the amount of $120,000, payable by us in two installments, (i) $60,000 became payable in the last standard payroll payment date of March 2023, and (ii) $60,000, which becomes payable in the first standard payroll following closing of the Merger, of which only the first installment has been paid. Such payments are subject to satisfying certain conditions including maintaining confidentiality and employment through the respective payment dates.
Robert S. Howe Consulting Agreement
In connection with Robert S. Howe’s resignation from his role as Chief Financial Officer and Treasurer of Conformis, effective June 9, 2023, we entered into a consulting agreement with Mr. Howe, dated May 18, 2023, that became effective as of June 10, 2023, pursuant to which he is eligible to receive $500.00 per hour for consulting services rendered (in an amount not to exceed $5,000 per calendar week in which actual services are rendered, unless approved in advance). Upon the expiration or termination of the consulting agreement on September 30, 2023, so long as Mr. Howe has rendered services in good faith and upon execution of a termination certificate by Mr. Howe, Mr. Howe shall be eligible to receive a payment of $25,000. Mr. Howe’s equity awards continue to vest in connection with his consultant service.
Mr. Howe’s consulting agreement reaffirms his obligations under his prior employment agreement with Conformis, which requires him to continue to abide by the non-competition, non-solicitation, and non-interference restrictions for the one-year period following termination of his employment and survival of confidentiality restrictions in perpetuity (both in his capacity as an employee and consultant).
Quantification of Payments and Benefits to Conformis’ Named Executive Officers
For purposes of this proxy statement, our named executive officers consist of (i) Mark A. Augusti, President and Chief Executive Officer, (ii) Robert S. Howe, Chief Financial Officer and Treasurer (who resigned from his role effective June 9, 2023, but remains a consultant to the Company), and (iii) Denise E. Pedulla, Chief Legal Officer and Corporate Secretary. The compensation that may be paid or become payable to our named executive officers in connection with the Merger is subject to approval, on an advisory (non-binding) basis, by our stockholders, as described below in the section entitled “Advisory Vote on Named Executive Officer Merger-Related Compensation (Proposal 2).”
The table below and its footnotes show the estimated amounts of payments and benefits that each named executive officer would receive in connection with the Merger, assuming that the Merger was consummated and each such named executive officer’s employment was terminated by Conformis without “Cause” or by the named executive officer with “Good Reason” (as such terms are defined in their applicable employment agreements) (each of which we refer to as a “qualifying termination”), in each case as of the closing of the Merger.
The calculations in the table below do not include amounts the named executive officers would have been entitled to receive regardless of whether the Effective Time has occurred, that were vested as of July 14, 2023, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of an officer and that are available generally to all of our salaried employees.
The estimated amounts below are based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement. In addition, certain amounts will vary depending on the actual Closing Date and actual date of the named executive officer’s termination of employment. As a result, the actual amounts, if any, to be received by an applicable individual may differ in material respects from the amounts set forth below.
Golden Parachute Compensation
Named Executive Officers	Cash Payments ($)(1)	Equity Awards ($)(2)	Perquisites/ Benefits ($)(3)	Other ($)(4)	Total ($)
Mark A. Augusti	2,473,040	265,027	52,800	—	2,790,867
Robert S. Howe	—	226,712	—	—	226,712
Denise E. Pedulla	383,250	37,591	10,272	120,000	551,113
(1)
The amounts shown in this column represent the aggregate cash severance that each named executive officer, other than Mr. Howe, would receive upon a qualifying termination within 24 months of the Effective Time in the case of Mr. Augusti and 12 months in the case of Ms. Pedulla (double-trigger payments). As further described in the section entitled “—Interests of Conformis’ Directors and Executive Officers in the Merger—Payments Upon Termination or Change of Control Provisions,” (i) such amount for Mr. Augusti was determined based on the sum of $1,199,050 for Base Salary Continuation, $764,394 for the Severance Bonus Amount, and $509,596 for the Bonus Amount, and (ii) such amount for Ms. Pedulla was determined based on $383,250 for Base Salary Continuation.

(2)
The amounts shown in this column represent the aggregate Per Share Cash Consideration that each named executive officer would receive with respect to certain unvested restricted stock, RSUs and PSUs all of which will fully vest and be paid in connection with the Merger (single-trigger payments) based on the Per Share Cash Consideration amount of $2.27 per share. As further described in the section entitled “—Interests of Conformis’ Directors and Executive Offices in the Merger—Treatment of Equity Awards,” (i) such amount for Mr. Augusti was determined based on the sum of $224,671 for unvested restricted stock and $40,356 for unvested PSUs at target achievement levels, (ii) such amount for Mr. Howe was determined based on the sum of $203,696 for unvested restricted stock, $2,838 for unvested RSUs, and $20,178 for unvested PSUs at target achievement levels, and (iii) such amount for Ms. Pedulla was determined based on $37,591 for unvested RSUs.

(3)
The amounts shown in this column represent a payment amount equal to the COBRA continuation coverage amount for continued coverage under our medical and dental plans for Mr. Augusti and his eligible dependents and under our medical plan for Ms. Pedulla that would be paid upon a qualifying termination within 24 months following the Effective Time of the Merger in the case of Mr. Augusti and 12 months in the case of Ms. Pedulla (double-trigger payments) for the following period: (i) for Mr. Augusti, 24 months and (ii) for Ms. Pedulla, 12 months, as further described in the section entitled “—Interests of Conformis’ Directors and Executive Officers in the Merger— Payments Upon Termination or Change of Control Provisions.”

(4)
The amount shown in this column represents the aggregate cash transaction bonus payable to Ms. Pedulla in two installments: (i) $60,000, which became payable in March 2023, subject to her continued employment through such date, and (ii) $60,000, which may become payable upon closing of the Merger, subject to her continued employment through such date (single-trigger payment). Such cash transaction bonus is further described in the section entitled “—Interests of Conformis’ Directors and Executive Officers in the Merger—Payments Upon Termination or Change of Control Provisions.”

Indemnification of and Insurance for Directors and Executive Officers
Pursuant to the terms of the Merger Agreement, our directors and executive officers will be entitled to certain ongoing indemnification and coverage for a period of six years following the Effective Time under directors’ and officers’ liability insurance policies from the Surviving Corporation. This indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification and Insurance.”
Market Prices and Dividend Data
Our common stock is listed on the Nasdaq Capital Market, under the symbol “CFMS.” The closing sale price of our common stock on June 22, 2023, which was the last completed trading day prior to public announcement of the Merger, was $1.16 per share. On July 21, 2023, the most recent practicable date before the filing of this proxy statement, the closing sale price of our common stock was $2.21 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.
Under the terms of the Merger Agreement, during the period from the date of the Merger Agreement until the Effective Time, we may not declare or pay any cash dividends to our stockholders without the written consent of restor3d. We have never declared or paid any dividends on our capital stock. Under our current dividend policy, we intend to retain all future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying cash dividends for the foreseeable future.

Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of the material U.S. federal income tax consequences to our stockholders whose shares are converted to cash in the Merger. This summary does not address any tax consequences of the Merger arising under the laws of any state, local or foreign jurisdiction or U.S. federal laws other than U.S. federal income tax laws and does not address tax considerations applicable to holders who receive cash pursuant to the exercise of appraisal rights. This discussion is based on the Code, applicable U.S. Treasury Regulations promulgated thereunder (“Treasury Regulations”), published positions of the Internal Revenue Service, court decisions and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be applicable to our stockholders in light of their particular circumstances or persons subject to special treatment under U.S. federal income tax law, such as:
•	entities treated as partnerships for U.S. federal income tax purposes, S corporations or other pass-through entities (and investors therein);
•	persons who hold Conformis common stock as part of a straddle, hedging transaction, synthetic security, conversion transaction or other integrated investment or risk reduction transaction;
•	U.S. holders whose functional currency is not the U.S. dollar;
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	persons who acquired Conformis common stock as compensation for services, including, but not limited to through the exercise of employee stock options or otherwise as compensation;
•	persons who are accrual method taxpayers subject to special tax accounting rules under Section 451(b) of the Code;
•	persons subject to the U.S. alternative minimum tax;
•	banks, insurance companies and other financial institutions;
•
“controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, and corporations that are subject to the anti-inversion rules of Section 7874 of the Code;

•	persons who hold shares of Conformis common stock that may constitute “qualified small business stock” under Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code;
•	persons deemed to sell Conformis common stock under the constructive sale provisions of the Code;
•	tax-qualified retirement plans;
•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt organizations and governmental organizations;
•	brokers or dealers in securities or foreign currencies; and
•	traders in securities that elect mark-to-market treatment.
Our stockholders are encouraged to consult their own tax advisors to determine the particular tax consequences to them of the receipt of cash in exchange for shares of Conformis common stock pursuant to the Merger (including the application and effect of any state, local or non-U.S. income and other tax laws).
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Conformis common stock, the tax treatment of a partner in the partnership generally will depend upon the status and activities of the partner and the activities of the partnership. Partners in a partnership holding shares of Conformis common stock are encouraged to consult their tax advisors regarding the tax consequences of the Merger.

This discussion applies only to persons that hold their shares of Conformis common stock as a capital asset within the meaning of Section 1221 of the Code. We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the Merger to our stockholders. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service may not agree with the tax consequences described herein.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Conformis common stock that is:
•	an individual who is a citizen or resident of the United States or is treated as such for U.S. federal income tax purposes;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;
•
a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.
A “non-U.S. holder” means a beneficial owner (other than a partnership) of Conformis common stock that is not a U.S. holder.
U.S. Holders
Payments with Respect to Shares of Conformis Common Stock
The exchange of shares of Conformis common stock for cash in the Merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Conformis common stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the shares of Conformis common stock exceeds one year at the time of the completion of the Merger. Long-term capital gains of non-corporate U.S. holders currently are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of shares of Conformis common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis, holding period, and gain or loss separately with respect to each block of shares of Conformis common stock. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax. Stockholders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare contribution tax to gain recognized from the disposition of shares of Conformis common stock in the Merger.
Information Reporting and Backup Withholding
A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) with respect to the cash received pursuant to the Merger, unless such holder properly establishes an exemption or provides its correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. All U.S. holders surrendering shares of Conformis common stock pursuant to the Merger should duly complete and sign, under penalty of perjury, the Internal Revenue Service Form W-9 included as part of the letter of transmittal and return it to the paying agent to provide the information, including such holder’s taxpayer identification number, and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the paying agent).

Non-U.S. Holders
Payments with Respect to Shares of Conformis Common Stock
A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on the receipt of cash in exchange for shares of Conformis common stock pursuant to the Merger unless:
•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by the non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to an additional branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•
the non-U.S. holder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the Merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•
Conformis is, or has been at any time during the shorter of (i) the five-year period ending on the date of the Merger and (ii) the period during which the non-U.S. holder held shares of Conformis common stock, a “United States real property holding corporation” for U.S. federal income tax purposes, and the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the outstanding shares of Conformis common stock at any time during the applicable period. Conformis believes that it is not, and has not been during the five-year period ending on the date of the Merger, a “United States real property holding corporation” for U.S. federal income tax purposes, although there can be no assurances in this regard.

Information Reporting and Backup Withholding
A non-U.S. holder will be subject to information reporting, and in certain circumstances, backup withholding will apply, with respect to the cash received by a non-U.S. holder pursuant to the Merger, unless such holder certifies under penalties of perjury that it is not a United States person, as defined under the Code, and the payor does not have actual knowledge or reason to know that the holder is a United States person or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. In order to avoid backup withholding, a non-U.S. holder exchanging shares of common stock for cash pursuant to the Merger should submit with the letter of transmittal a duly completed and signed applicable Internal Revenue Service Form W-8, which may be obtained from the paying agent or at www.irs.gov.
This summary of material U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.
Regulatory Matters
We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the Merger Agreement or the completion of the Merger, other than the filing of the certificate of merger with the Secretary of State of the State of Delaware.
Delisting and Deregistration of Conformis Common Stock
If the Merger is completed, our common stock will be delisted from the Nasdaq Capital Market and deregistered under the Exchange Act.

The Merger Agreement Proposal
We are asking you to approve a proposal to adopt the Merger Agreement. For a detailed discussion of the terms and conditions of the Merger Agreement, see the section entitled “The Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement as Annex A and is incorporated herein by reference.
Vote Required and Board Recommendation
Under Delaware law, approval of the proposal to adopt the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal to adopt the proposal. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the proposal.
After considering various factors described in the section entitled “—Reasons for the Recommendation of our Board of Directors,” our Board has unanimously (1) determined that the Merger and the other transactions contemplated by the Merger Agreement are in the best interests of Conformis and its stockholders, (2) determined that the form, terms and provisions of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Conformis and its stockholders, (3) adopted, authorized and approved (i) the Merger Agreement and (ii) the performance by Conformis of all the transactions contemplated by the Merger Agreement, including the Merger, (4) authorized the submission of the proposals described below to the Conformis stockholders for approval at the Special Meeting and (5) recommended that the Conformis stockholders vote for the proposals. Accordingly, our Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement.

THE MERGER AGREEMENT
The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
Explanatory Note Regarding the Merger Agreement
The following summary of the Merger Agreement, and the copy of the Merger Agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the Merger Agreement and are not intended to provide any factual information about Conformis or modify or supplement any factual disclosures about Conformis in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Conformis. The Merger Agreement contains representations and warranties by and covenants of Conformis, restor3d and Merger Sub that were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures and being made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Conformis’ public disclosures. The representations, warranties and covenants in the Merger Agreement and any descriptions thereof should be read in conjunction with the disclosures in Conformis’ periodic and current reports, proxy statements and other documents filed with the SEC. See the section entitled “Where You Can Find Additional Information.” Moreover, the description of the Merger Agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference. Capitalized terms used but not otherwise defined herein have the meanings given to them in the Merger Agreement.
Additional information about Conformis may be found elsewhere in this proxy statement and Conformis’ other public filings. See the section entitled “Where You Can Find Additional Information.”
Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers
At the Effective Time, Merger Sub will merge with and into Conformis, and the separate corporate existence of Merger Sub will cease. Conformis will be the Surviving Corporation in the Merger and will continue its corporate existence as a Delaware corporation and a direct wholly owned subsidiary of restor3d.
At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety to be in the form attached as Annex I to the Merger Agreement and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation. Also at the Effective Time, the bylaws of the Surviving Corporation will be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that references to the name of Merger Sub will be replaced by references to Conformis, Inc.).
At the Effective Time, the individuals holding positions as directors and officers of Merger Sub immediately before the Effective Time will become the initial directors and officers of the Surviving Corporation.
When the Merger Becomes Effective
The closing of the Merger will take place remotely by the electronic exchange as soon as practicable (but in any event within two business days after the satisfaction (or, to the extent permitted by law, waiver by the party entitled thereto) of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction (or, to the extent permitted by law, waiver) of such conditions), or at such other place, time and date as is agreed in writing by Merger Sub, restor3d and Conformis.

On the Closing Date, restor3d and Merger Sub will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware. The Merger will become effective at the time the certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as restor3d, Merger Sub and Conformis agree and specify in the certificate of merger.
As of the date of the filing of this proxy statement, the parties expect to complete the Merger by the end of the third quarter of 2023. However, completion of the Merger is subject to the satisfaction or waiver of the conditions to the completion of the Merger, and factors outside the control of restor3d, Merger Sub or Conformis may delay the completion of the Merger, or prevent it from being completed at all. There can be no assurances as to whether or when the Merger will be completed.
Effect of the Merger on our Common Stock
At the Effective Time, each issued and outstanding share of our common stock (other than shares held by Conformis (including any held in Conformis’ treasury), restor3d, Merger Sub or any of their respective Subsidiaries, or any Appraisal Shares) and each RSU, will be converted into the right to receive the Per Share Cash Consideration. After the Effective Time, each applicable holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Cash Consideration upon the surrender of such shares.
Shares of our common stock that are issued and outstanding immediately prior to the Effective Time and that are held by any stockholders of Conformis who have not voted in favor of the adoption of the Merger Agreement (or consented to the Merger Agreement in writing) and who have properly demanded appraisal of such shares pursuant to, and who have otherwise complied with, Section 262 of the DGCL, will not be converted into the right to receive the Per Share Cash Consideration, but instead, at the Effective Time, will be entitled to only such rights as are granted by Section 262. If any such holder fails to perfect or otherwise fails to comply with the applicable provisions of Section 262, waives, withdraws or loses the right to appraisal under Section 262, then such Appraisal Shares will be deemed to have been converted into, and have become exchangeable for, as of the Effective Time, the right to receive the Per Share Cash Consideration, less any applicable tax withholding. Conformis has agreed to give prompt written notice to restor3d of any demands received by Conformis for appraisal of any shares of our common stock or any withdrawals of any such demands, and restor3d will have the right to participate in and direct all negotiations and proceedings with respect to such demands. Conformis has agreed that it will not make any payment with respect to, or settle or offer to settle, or otherwise negotiate any such demands, or agree to do any of the foregoing, without the prior written consent of restor3d.
At the Effective Time, each issued and outstanding share of capital stock of Merger Sub will automatically be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
Treatment of Conformis Equity Awards
Stock Options. Immediately prior to the Effective Time, each stock option to purchase shares of our common stock that is outstanding and unexercised as of immediately prior to the Effective Time will become fully vested and immediately exercisable and each option holder will have the opportunity to exercise his or her options no later than the Final Exercise Date. As of the end of the Final Exercise Date, all stock options will no longer be outstanding and to the extent unexercised, will automatically be canceled and cease to exist without any cash payment or other consideration being made in respect thereof. As of the date hereof, all stock options that are currently outstanding have a strike price per share that is greater than the Per Share Cash Consideration, such that if a director or executive officer were to exercise any such stock option in advance of the Merger, and the Merger were consummated, the applicable director or executive officer would receive a loss on such exercise. As a result, the Company therefore expects that all stock options held by directors and executive officers will expire unexercised and will have no realizable value if the Merger is consummated.
Restricted Stock and Restricted Stock Units. Immediately prior to the Effective Time, (i) each share of restricted stock that is unvested as of immediately prior to the Effective Time will become immediately vested in full and become free of restrictions and will be exchanged for the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the Per Share Cash Consideration, and (ii) each time-based vesting RSU that is outstanding and unsettled as of immediately prior to the Effective Time will become vested in full, and be canceled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the Per Share Cash Consideration.

Performance Stock Units. As of immediately prior to the Effective Time, each PSU that is outstanding will become immediately vested in full at target achievement levels. At the Effective Time, each outstanding PSU will be canceled and converted into the right the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the Per Share Cash Consideration.
Treatment of Outstanding Warrants
Immediately prior to the Effective Time, each Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time shall, by virtue of the Merger and without any further action on the part of Conformis, restor3d or Merger Sub, (i) become immediately exercisable, (ii) be exchanged for the right to receive the Warrant Cash Payment equal to the product of (A) the amount (if any) by which the Per Share Cash Consideration exceeds the per share exercise price under such Company Warrant, multiplied by (B) the number of Shares into which such Company Warrant would have been exercisable), and (iii) no longer be outstanding and shall automatically be canceled and shall cease to exist, and each applicable holder of such Company Warrant shall cease to have any rights with respect thereto, except the right to receive the Warrant Cash Payment, if any; provided that, for the avoidance of doubt, if the per share exercise price under such Company Warrant equals or exceeds the Per Share Cash Consideration, then such Company Warrant shall be terminated at the Effective Time and the holder thereof shall not be entitled to any payment in respect thereof.
Payment for Common Stock in the Merger
At or promptly after the Effective Time, restor3d will cause to be deposited to a bank or trust company appointed by restor3d through a selection process that is reasonably acceptable to Conformis (the “Paying Agent”), cash necessary to pay the Per Share Cash Consideration (such cash, the “Payment Fund”). Promptly after the Effective Time, and in any event no later than three business days after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or book-entry share that, immediately prior to the Effective Time, represented outstanding shares of Conformis common stock whose shares were converted into the right to receive the Per Share Cash Consideration (1) a letter of transmittal and (2) instructions for effecting the surrender of certificates or book-entry shares formerly representing shares of our common stock in exchange for the Per Share Cash Consideration. Upon (1) in the case of share certificates, surrender of such certificates (or if lost, stolen or destroyed, the making of an affidavit and such other documents as may reasonably be required by the Paying Agent) together with a duly executed letter of transmittal, or (2) in the case of book-entry shares, receipt of an “agent’s message” by the Paying Agent, and delivery to the Paying Agent of such other documents as may reasonably be required by the Paying Agent, the holder of such certificates or book-entry shares, as applicable, will be entitled to receive the Per Share Cash Consideration payable in respect of each share of Conformis common stock theretofore represented by such certificates or book-entry shares.
No interest shall accrue or be paid on the Per Share Cash Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. Any portion of the Payment Fund that remains undistributed as of the six-month anniversary of the Effective Time will be delivered to restor3d or its designated affiliate upon demand, and any former holder of Conformis common stock entitled to payment of the Per Share Cash Consideration who has not yet complied with the provisions for exchange may thereafter look only to the Surviving Corporation as a general creditor with respect to the Per Share Cash Consideration (subject to applicable abandoned property, escheat and other similar law). Further, any certificate or book-entry share that has not been surrendered three years after the Effective Time (or immediately prior to such earlier date on which the aggregate Per Share Cash Consideration or such cash would otherwise escheat to or become the property of a governmental body) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation or its designated affiliate, free and clear of any claims or interest of any person previously entitled thereto.
Representations and Warranties; Material Adverse Effect
The Merger Agreement contains representations and warranties made by Conformis, subject to certain exceptions in the Merger Agreement, in the confidential disclosure letter delivered in connection with the Merger Agreement and in certain of Conformis’ public filings, as to, among other things:
•	organizational documents, good standing and corporate power;

•	capital structure;
•	SEC filings and financial statements;
•	absence of change and no Material Adverse Effect;
•	title to assets;
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governmental and third-party conflicts, consents and approvals relating to the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•	accuracy and sufficiency of SEC filings, financial statements and internal control over financial reporting;
•	absence of undisclosed liabilities;
•	absence of certain changes or events and the conduct of business in the ordinary course of business;
•	tax matters;
•	labor relations and benefits plans;
•	authority, binding nature of agreement;
•	employee benefits;
•	real property;
•	material contracts;
•	litigation, investigations and other proceedings;
•	compliance with applicable laws, including anti-corruption laws;
•	regulatory matters;
•	environmental matters;
•	intellectual property and data breaches;
•	privacy matters;
•	insurance matters;
•	broker’s or finder’s fees or similar fees payable in connection with the transactions contemplated by the Merger Agreement;
•	inapplicability of state takeover statutes and the absence of stockholder rights plans or similar devices;
•	the receipt of an opinion from a financial advisor; and
•	anti-contravention.
The Merger Agreement also contains representations and warranties made by restor3d and Merger Sub, subject to certain exceptions in the Merger Agreement, as to, among other things:
•	organization, good standing and corporate power;
•	liabilities and conduct of operations of Merger Sub;
•	corporate authority and enforceability;
•	non-contravention;
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governmental and third-party conflicts, consents and approvals relating to the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•	the accuracy and completeness of the information supplied for the purposes of this proxy statement;

•	broker’s or finder’s fees or similar fees payable in connection with the transactions contemplated by the Merger Agreement;
•	litigation and other proceedings; and
•	the availability of the funds necessary to consummate the Merger.
Some of the representations and warranties in the Merger Agreement are qualified by materiality or knowledge qualifications or a “material adverse effect” qualification with respect to Conformis, Merger Sub or restor3d, as discussed below.
A “Material Adverse Effect” shall mean any event, occurrence, circumstance, change or development that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, financial condition or results of operations of Conformis or subsidiaries, taken as a whole or (b) the ability of Conformis to consummate the transactions contemplated by the Merger Agreement on the terms set forth therein, provided, however, that, for purposes of clause (a), none of the following shall be deemed alone or in combination to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect:
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decreases in Conformis’ market price, trading volume, or credit rating; provided, however, that the underlying cause of any such change may be considered when determining if a Material Adverse Effect has taken place;

•	contract losses with any key Conformis customer, vendor or supplier, or the departure of any key employee or officer from Conformis, resulting from the Merger Agreement;
•	changes in relevant industry conditions or economic, legislative, political or social conditions worldwide;
•	disasters (whether natural or manmade), wars, civil unrest, our any outbreak of disease, among other similar occurrences;
•	under certain circumstances, the failure of Conformis or its subsidiaries to meet internal or public expectations, projections, forecasts, guidance, predictions, milestones or budgets;
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any action, event, or occurrence resulting from any action taken by Conformis or its subsidiaries that is (A) at the behest of restor3d or Merger Sub, or (B) specifically required to be taken by Merger Agreement;

•	any event, occurrence, circumstance, change, development or effect consisting of, arising out of or otherwise relating to restor3d’s or Merger Sub’s breach of Merger Agreement;
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under certain circumstances, any event, occurrence, circumstance, change, development or effect consisting of, arising out of or otherwise relating to the identity of restor3d, Merger Sub or any of their respective affiliates; or

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any event, occurrence, circumstance, change, development or effect consisting of, arising out of or otherwise relating to any change in any legal requirement or GAAP (or any interpretation of any legal requirement or GAAP).

Conduct of Business Pending the Merger
The Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, we will, subject to certain limitations, provide restor3d and its representatives with (a) reasonable access to the assets, books, records, and information relating to Conformis and its subsidiaries, and (b) copies of such existing books, records, documents and information.
The Merger Agreement further provides that, from the date of the Merger Agreement to the Effective Time, except as set forth in the confidential disclosure letter delivered in connection with the Merger Agreement, or as otherwise expressly permitted or required by the Merger Agreement, as required by applicable law or with the prior written consent of restor3d, we will conduct our businesses in the ordinary course of business consistent with past practice, and we will use reasonable best efforts to preserve intact our present business organization, material assets, properties, contracts and authorizations, present employees, and relationships and goodwill with suppliers, licensors, licensees, contractors, partners and others having material business dealings with us. Additionally, Conformis also agrees to not:
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(A) establish a record date for, declare, set aside or pay any dividend, or make any other distribution (whether in cash, stock, property or otherwise), in respect of any shares of the its capital stock, or (B) repurchase, redeem or otherwise reacquire any shares of Conformis’ capital stock, or any rights, warrants or options to acquire any shares of the Company’s capital stock, other than (I) repurchases of shares pursuant to Conformis’ right (under written commitments in effect as of the date hereof) to purchase shares held by a Conformis employee, director, officer, or contractor upon termination of such person’s employment or engagement by Conformis, (II) acquisitions of equity awards from Conformis in connection with the forfeiture thereof in accordance with the terms of the applicable award agreement or Conformis’ equity awards plans (in each case, only to the extent in effect as of the date hereof), (III) in connection with the surrender, retention or withholding of shares to satisfy the exercise price or tax obligations with respect to any Conformis equity awards, or (IV) as required by warrants for shares of Conformis common stock that are outstanding as of the date hereof;

•	split, combine, subdivide or reclassify any shares of capital stock or other equity interests of Conformis or any of its subsidiaries;
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sell, issue, grant, deliver, transfer, pledge, encumber (subject to certain exceptions) or otherwise permit to become outstanding, (A) any capital stock, other equity interest or other voting security of Conformis or its subsidiaries (except that Conformis may issue shares as required to be issued upon (I) the vesting of restricted stock units issued by Conformis or (II) the exercise of options or warrants to purchase shares of Conformis common stock that are outstanding as of the date of the Merger Agreement, (B) any option, call, warrant or right to acquire any capital stock, other equity interest or other voting security of Conformis or any of its subsidiaries, or (C) any instrument convertible into or exchangeable for any capital stock, other equity interest or other voting security of Conformis or any of its subsidiaries;

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except as required by the Merger Agreement or any preexisting employment plan, (A) establish, adopt, terminate, or take any action to accelerate rights under any preexisting employee benefit plan or any plan, agreement, program, policy, trust, fund, or other arrangement that would constitute an “Employee Plan” under the terms of the Merger Agreement if it were in existence as of the date of the Merger Agreement, (B) grant to any employee, officer, director, independent contractor or other individual service provider of Conformis or its subsidiaries any new awards under any preexisting employment plan (including equity compensation awards), (C) enter into or amend any change-in-control or similar agreement with any employee, officer, director, independent contractor, or other individual service provider of Conformis or its subsidiaries, (D) amend (I) any employment, consulting or severance agreement with any officer or director of Conformis or its subsidiaries, (II) any employment, consulting or severance agreement with any employee of Conformis or its subsidiaries whose annual base salary exceeds, or would exceed, $100,000, or (III) any consulting agreement with any individual who is an independent contractor, (E) hire or terminate any employee whose annual base salary would exceed $100,000, (F) forgive any loans or issue any loans to any director, officer, employee, independent contractor or other individual service provider of Conformis or its subsidiaries, (G) increase the compensation or benefits (including equity based benefits) to any employee, officer, director, independent contractor or other individual service provider of Conformis or its subsidiaries whose annual base salary exceeds $100,000 after such increase, or (H) waive or modify any restrictive covenant applicable to an employee of and in favor of Conformis or its subsidiaries;

•	amend, propose to amend or permit the adoption of any amendment to its certificate of incorporation or bylaws (or comparable organizational documents);
•	enter into any joint venture, partnership or similar profit-sharing arrangement;

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make any capital expenditure, other than (A) capital expenditures that are provided for in the capital expenditure budget of Conformis or its subsidiaries as set forth in Conformis’ Disclosure Letter, and (B) other capital expenditures (not provided for in such capital expenditure budget) that do not exceed $150,000 in the aggregate;

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authorize or enter into any agreements providing for the acquisition of, in a single transaction or a series of related transactions (whether by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other means), any business or enty or division thereof (other than Conformis or any of its subsidiaries);

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lease (as lessor), license (as licensor), sublicense (as sublicensor), sell, divest, spin-off, abandon, waive, relinquish, permit to lapse (other than any intellectual property right expiring at the end of its statutory term), transfer, assign or otherwise dispose of, or pledge or create any encumbrance (other than certain permitted encumbrances) on, any asset or property of Conformis or its subsidiaries (except, in each case, (A) in the ordinary course of business consistent with past practice (including entering into clinical trial agreements and material transfer agreements in the ordinary course of business consistent with past practice), (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of Conformis or its subsidiaries, or (C) transactions between or among Conformis and its subsidiaries);

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lend money or make capital contributions or advances to, or make investments in, any person in excess of $250,000, except for (A) immaterial advances to (I) employees or consultants for travel or other business-related expenses in the ordinary course of business consistent with past practice and in compliance with Conformis or its subsidiaries’ policies related thereto, or (II) directors or officers in accordance with any of Conformis’ or its subsidiaries’ advancement obligations to such Persons in effect as of the date hereof, (B) loans, capital contributions or advances to, or investments in, any of Conformis or its subsidiaries;

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repurchase, prepay, or incur any indebtedness or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of Conformis or any of its subsidiaries, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables;

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(A) amend or modify in any material respect, or voluntarily terminate or consent to the non-required termination of, any contract or lease for real property, as defined in the Merger Agreement, (B) enter into any contract that, if entered into prior to the date hereof, would have been a contract specified in the Merger Agreement, (C) enter into any lease for real property, or (D) enter into any contract that contains terms that purport to be binding on restor3d and its affiliates (other than Conformis or its subsidiaries) after giving effect to the Merger and restrict their ability to (x) to compete in any business or with any Person or in any geographic area (including any non-compete provisions) or (y) purchase or sell products or services from or to any person;

•	implement or adopt any material change in its financial accounting principles, practices or methods, other than as may be required by GAAP or applicable legal requirements;
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except as required by applicable legal requirements or orders, (A) make any change to any accounting method or accounting period used for tax purposes that has a material effect on taxes; (B) rescind or change any material tax election; (C) file any material amended tax return; (D) enter into a closing agreement with any governmental body regarding any material tax liability or assessment; (E) settle, compromise or consent to any material tax claim or assessment or surrender a right to a material tax refund; or (F) waive or extend the statute of limitations with respect to any material tax or material tax return (other than any such extension that arises solely as a result of an extension of time to file a tax return obtained in the ordinary course of business);

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settle, release, waive or compromise any legal proceeding or claim (or threatened Legal Proceeding or claim) in which Conformis or any of its subsidiaries is the defendant, other than any settlement or compromise that (A) results solely in monetary obligations involving the payment of monies by Conformis or its subsidiaries of not more than $100,000 in the aggregate (excluding any portion of such payment that is actually paid by an insurance policy of Conformis or any of its subsidiaries), (B) results solely in monetary obligations involving the payment of monies by Conformis or its subsidiaries of not more than the amount specifically reserved with respect to such legal proceeding or claim in the financial statements included in Conformis’ public filings that are filed with the SEC prior to the date of the Merger Agreement, or (C) results in no monetary or other material non-monetary obligation of Conformis or any of its subsidiaries, in each case ((A), (B) and (C)), only so long as such settlement or compromise (I) does not impose any restriction on the business of Conformis or its subsidiaries, (II) does not relate to any litigation by any of Conformis’ stockholders in connection with the Merger Agreement or the Merger, (III) does not include an admission of liability or fault on the part of Conformis or any of its subsidiaries and (IV) does not provide for the grant to any third party of a license or other grant of rights to any material intellectual property rights; provided that the settlement, release, waiver or compromise of any legal proceeding or claim brought by Conformis stockholders against Conformis or its directors or officers relating to the transactions outlined in the Merger Agreements (including demands for appraisal of shares pursuant to Section 262 of the DGCL) shall be subject to certain restrictions enumerated in the Merger agreement;
•	enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable legal requirements or orders);
•	enter into any agreement, understanding or arrangement with respect to the voting of shares of Conformis or its subsidiaries;
•	adopt or implement any stockholder rights plan or similar arrangement;
•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of Conformis or its subsidiaries;
•	terminate or modify in any material respect, or fail to exercise renewals rights with respect to, any material insurance policy; or
•	authorize any of, or agree or commit to take any of, the actions described in the foregoing bullets.
No Solicitation; Alternative Proposals
Prior to the Effective Time, under the terms of the Merger Agreement and subject to certain exceptions described below, Conformis has agreed that it will not, and will cause each of directors, officers, employees, investment bankers, attorneys and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly:
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solicit, initiate, facilitate or encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below);

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engage or otherwise participate in any discussions or negotiations regarding, or furnish any information to any other person (other than restor3d, Merger Sub or their respective Representatives) that, to the knowledge of Conformis, is seeking to make, could reasonably be expected to make, or has made, an Acquisition Proposal (other than to state that Conformis is not permitted to have discussions);

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approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

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except where the Board makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable legal requirements, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Conformis or any of its subsidiaries; or

•	resolve or agree to do any of the foregoing.

For purposes of the Merger Agreement:
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“Acquisition Proposal” means any inquiry, bid, proposal or offer from any Person or group (other than from restor3d or its affiliates) relating to, in a single transaction or a series of related transactions:

○	any acquisition of 15% or more of the outstanding shares or securities of Conformis representing 15% or more of the voting power of Conformis;
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any acquisition (including the acquisition of stock in any subsidiary of Conformis) of assets or businesses of Conformis or its subsidiaries, including pursuant to a joint venture, representing 15% or more of the consolidated assets of Conformis (based on the fair market value thereof, as determined in good faith by the Board or any committee thereof);

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any tender offer or exchange offer that, if consummated, would result in such Person or group beneficially owning 15% or more of the outstanding Shares or securities of Conformis representing 15% or more of the voting power of Conformis; or

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any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Conformis pursuant to which such person or group (or the stockholders of any person) would acquire, directly or indirectly, 15% or more of the consolidated assets of Conformis (based on the fair market value thereof, as determined in good faith by the Board or any committee thereof), 15% or more of the outstanding capital stock of Conformis or 15% or more of the aggregate voting power of Conformis or of the surviving entity in a merger, consolidation, share exchange or other business combination involving Conformis or the resulting direct or indirect parent of Conformis or such surviving entity.

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“Superior Offer” means a bona fide written Acquisition Proposal (except that, for purposes of this definition, each reference in the definition of “Acquisition Proposal” to “15% or more” shall be “more than 50%”), which did not result from a violation of the Merger Agreement, and which the Board determines in good faith, after consultation with outside legal counsel and financial advisors, (a) is, if accepted, reasonably likely to be consummated in accordance with its terms and (b) if consummated, would result in a transaction more favorable to Conformis’ stockholders (solely in their capacity as such) from a financial point of view than the transactions enumerated in the Merger Agreement; in each case, after taking into account: (i) all financial considerations; (ii) the identity of the third party making such Acquisition Proposal; (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal; (iv) the other terms and conditions of such Acquisition Proposal and the implications thereof on Conformis, including relevant legal, regulatory, and other aspects of such Acquisition Proposal deemed relevant by the Board (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition).

Notwithstanding these restrictions or anything to the contrary in any other provision of the Merger Agreement, if at any time prior to the Effective Time but before receiving our stockholders’ approval, we or any of our affiliates or Representatives receive a bona fide, written Acquisition Proposal that did not result from a breach of the Merger Agreement, that the Board determines, in good faith, constitutes or could reasonably be expected to lead to a Superior Offer and that the Board determines in good faith after consultation with outside legal counsel that the failure to take the following actions would be inconsistent with its fiduciary duties under applicable Legal Requirements, then Conformis may:
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furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to Conformis and its subsidiaries to the person or group of persons who has made such Acquisition Proposal and to such person’s or group of persons’ Representatives (provided that Conformis notifies restor3d within one business day); and

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engage or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and such Person’s or group of Persons’ Representatives and financing sources.

During the period from the date of the Merger Agreement to the Effective Time, we are also required to promptly and, in any event, no later than one day after our receipt thereof:
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notify restor3d of (a) any indications by any third party that it is planning to or intends to submit an Acquisition Proposal or (B) any request for non-public information relating to any Acquired Company other than requests for information that could not reasonably be expected to lead to an Acquisition Proposal;

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provide restor3d with the identity of such third party, together with an unredacted copy of the Acquisition Proposal submitted by such third party (including any materials relating to such third party’s proposed equity or debt financing, if any) or, where no such copy is available, a reasonably detailed summary of the material terms and conditions of any Acquisition Proposal received; and

•	keep restor3d reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal, indication, inquiry, proposal, offer or request.
Covenants of All Parties
For the period between signing the Merger Agreement and the Effective time, Conformis, restor3d, and Merger Sub all agree to covenants covering the following matters:
•	governmental filings, consents and approvals;
•	indemnification of officers and directors;
•	stockholder litigation;
•	efforts and third-party consents;
•	disclosure obligations;
•	the applicability of state takeover laws;
•	Section 16 matters;
•	Merger Sub’s stockholder consent and the activities of Merger Sub;
•	resignations;
•	notices of certain events;
•	stock exchange delisting; and
•	insurance matters.
Change in Company Recommendation
As described in “The Merger (Proposal 1)—Reasons for the Recommendation of our Board of Directors,” and subject to the provisions described below, our Board has unanimously recommended that our stockholders vote “FOR” the proposal to adopt the Merger Agreement. We refer in this proxy statement to the following recommendation as the “Company Board Recommendation”: our Board (i) determining that the Merger Agreement and the transactions contemplated therein, including the Merger, are fair to, and in the best interest of, Conformis and its stockholders; (ii) approving and declaring advisable the Merger Agreement and the transactions contemplated therein, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; and (iii) directing that the Merger Agreement be submitted to a vote of Conformis’ stockholders and resolving to recommend that the stockholders of Conformis adopt the Merger Agreement.
The Merger Agreement provides that, except as described below, our Board or any committee thereof may not:
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(A) fail to include the Company Board Recommendation in the proxy statement, (B) withdraw (or modify, qualify or amend in any manner adverse to restor3d or Merger Sub), or publicly propose to withdraw (or modify, qualify or amend in any manner adverse to restor3d or Merger Sub), the Company Board Recommendation, (C) approve, endorse, recommend or declare advisable, or publicly propose to approve, endorse, recommend or declare advisable, any Acquisition Proposal, or (D) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,”

“business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL) inapplicable to any person (other than restor3d and its Affiliates) or to any transactions constituting or contemplated by an Acquisition Proposal (any of these actions being referred to as a “Company Adverse Recommendation Change”);
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approve, endorse, recommend or declare advisable or publicly propose to approve, endorse, recommend or declare advisable, or allow Conformis to execute or enter into, any contract with respect to any Acquisition Proposal that requires, or is reasonably expected to cause, Conformis to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the transactions contemplated by the Merger Agreement (other than an acceptable confidentiality agreement);

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make any public recommendation in connection with a tender offer or exchange offer other than (A) a recommendation against such offer or (B) a “stop, look and listen” communication by the Board of the type contemplated by Rule 14d-9(f) under the Exchange Act (which communication shall not be considered a Company Adverse Recommendation Change); or

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after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, fail to recommend against acceptance of such a tender or exchange offer by the close of business on the 10th business day after the commencement of such tender offer or exchange offer.

Notwithstanding anything to the contrary contained in the Merger Agreement, at any time prior to obtaining stockholder approval:
•
in response to an Acquisition Proposal, (x) the Board may make a Company Adverse Recommendation Change, as defined in the Merger Agreement, or (y) Conformis may terminate the Merger Agreement pursuant to the terms therein to enter into a definitive acquisition agreement with respect to such Acquisition Proposal, in each case, if (and only if) prior to taking such action: (A) the Acquisition Proposal is not related to a breach by Conformis of its obligations under the Merger Agreement; (B) the Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes a Superior Offer; (C) Conformis notifies restor3d in writing of its intention to duly convene a meeting of the Board to consider making a Company Adverse Recommendation Change, which notice to restor3d must be delivered by Conformis within 24 hours after Conformis determines to convene such meeting, but in any case, not less than five business days before such meeting is convened (such five-business day period, the “Negotiation Period”), and which notice will include the identity of the person or entity making the Acquisition Proposal and an unredacted true and complete copy of all documentation comprising the most current version of such Acquisition Proposal (including all proposed transaction agreements, including exhibits and schedules, including any materials relating to such third party’s proposed equity or debt financing, if any; (D) Conformis and its Representatives during the Negotiation Period, negotiate with restor3d in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, if restor3d, in its discretion, proposes to make such adjustments; and (E) after considering, in good faith, the proposals made in writing by restor3d during the Negotiation Period (if any), the Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Offer if the adjustments proposed by restor3d were to be given effect; provided that if there is any material revision to the terms of such Acquisition Proposal, including any revision in price or financing, then Conformis shall be required to comply again with the foregoing clauses (C) through (E) with respect to such amended Acquisition Proposal, except that the references to “five business days” and “five-business day period” in clause (C) shall be deemed to be replaced by “three business days” and “three-business day period”, respectively (and the term “Negotiation Period” shall be construed accordingly); and

•
in response to an Intervening Event, as defined in the Merger Agreement, the Board may make a Company Adverse Recommendation Change if (and only if) prior to taking such action: (A) the Board determines in good faith, after consultation with outside legal counsel, that the failure to make such Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable legal requirements; (B) Conformis gives restor3d written notice of its intention to make such Company Adverse Recommendation Change at least five business days prior to making such Company Adverse Recommendation Change (such five-business day period, the “Discussion Period”), which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for, taking such action in response to, the Intervening Event; (C) Conformis and its Representatives during the Discussion Period negotiate in good faith with restor3d (to the extent restor3d desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement or make another proposal that would eliminate the need for the Board to make such Company Adverse Recommendation Change, if restor3d, in its discretion, proposes to make such adjustments; and (D) after considering, in good faith, the proposals made in writing by restor3d during the Discussion Period (if any), the Board determines in good faith, after consultation with outside legal counsel, that the failure to make such Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable legal requirements.
Conformis Stockholders’ Meeting
Under the Merger Agreement, we agreed to use our reasonable best efforts in accordance with applicable law, our certificate of incorporation and our bylaws and the rules and regulations of The Nasdaq Stock Market, to duly call, give notice of, convene and hold, no later than 40 days after the SEC states it has no further comments on the proxy, a meeting of our stockholders for the purpose of obtaining stockholder approval of the proposal to adopt the Merger Agreement.
We may, after consultation with restor3d, adjourn or postpone the stockholders’ meeting only (i) to the extent required by a court of competent jurisdiction in connection with the Merger Agreement, (ii) if, as of the time for which the stockholders meeting is originally scheduled, there are insufficient shares of Conformis common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of our stockholders’ meeting, or (iii) to allow the solicitation of additional proxies if Conformis reasonably determines that it has not received proxies representing a sufficient number of shares to obtain the stockholder approval; provided that (x), other than pursuant to the foregoing clause (i), in no event shall the stockholders’ meeting be adjourned or postponed, without the prior written consent of Conformis and restor3d, for a period of more than 30 days after the date on which the Stockholders Meeting was originally scheduled or for a date that is later than 10 business days before the End Date, and (y) Conformis shall cause the announcement at the original meeting of the time and place of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting.
Indemnification and Insurance
The Merger Agreement provides that, from and after the Effective Time, each of restor3d and the Surviving Corporation will, to the fullest extent permitted by applicable legal requirements and the Company’s organizational document, indemnify and hold harmless each person who is at the Effective Time, or was at any time prior to the Effective Time, a director or officer of the Company (“indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any actual or threatened claim or legal proceeding to the extent based on, arising out of or pertaining to, (i) the fact that the indemnitee is or was a director or officer of the Company or one of its subsidiaries or (ii) acts or omissions by the indemnitee in the indemnitee’s capacity as a director or officer of the Company or one of its subsidiaries.
The Merger Agreement provides that for a period of six years from the Effective Time, restor3d and the Surviving Corporation will maintain in effect, in respect of acts or omissions occurring at or prior to the Effective Time (including acts or omissions in relation to the Merger Agreement), the existing policies of directors’ and officers’ liability insurance maintained by the Company for the benefit of those indemnitees who are currently covered (or who become covered prior to the Effective Time) by such existing policies and with coverage no less than, and otherwise on terms (including with respect to coverage, deductibles, amounts and exclusions) that are no less favorable to the insured individuals than, the coverage and terms of the existing policies in effect as of the date of the Merger Agreement (subject to certain coverage premium caps).
In the event that restor3d or the Surviving Corporation (i) consolidates with or merges into any other person or entity and is not the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers, conveys or otherwise disposes of all or substantially all of its properties and assets to any person or entity, or effects any division or similar transaction, or (iii) dissolves the Surviving Corporation, then, in each such case, restor3d is required to cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume or succeed to the indemnification and insurance obligations described above.
Conditions to Completion of the Merger
Each party’s obligation to effect the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver by the parties entitled thereto) on or prior to the Closing Date of the following conditions:
•
no governmental entity having jurisdiction over Conformis, restor3d or Merger Sub shall have enacted or issued any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any legal requirement have been promulgated, enacted, issued or deemed applicable to the Merger by any governmental body in any relevant jurisdiction and remain in effect that prohibits or makes illegal the consummation of the Merger; and

•	the adoption of the Merger Agreement by our stockholders shall have occurred.
The obligations of restor3d and Merger Sub to effect the Merger are subject to the satisfaction (or, to the extent permitted by law, waiver by restor3d) on or prior to the Closing Date of the following additional conditions:
•
The representations and warranties of Conformis set forth in (i) Section 3.1(b) (Corporate Authority), Section 3.3(a) (Capital Structure), Section 3.3(b) (Preemptive Rights), and Section 3.3(c) (Shares Subject to Options or Other Equity Awards) of the Merger Agreement must be true and correct in all respects (except for de minimis inaccuracies) both as of the date of the Merger Agreement and as of the Closing Date, (ii) Section 3.1(a) (Organization and Good Standing) and Section 3.5(b) (Material Adverse Effect) of the Merger Agreement must be true and accurate in all respects both as of the date of the Merger Agreement and as of the Closing Date, (iii) Section 3.1(c) (Ownership of Other Entities), Section 3.3(e) (Outstanding Warrants), Section 3.3(f) (Other Equity Interests and Rights Thereto), Section 3.3(g) (Ownership of Subsidiaries), Section 3.21 (Authority; Binding Nature of Agreement), Section 3.22 (Anti-Takeover Statutes) and Section 3.25 (Brokers and Other Advisors) of the Merger Agreement must be true and accurate in all material respects both as of the date of the Merger Agreement and as of the Closing Date and (iv) the Merger Agreement other than those referred to in the foregoing clauses (i) through (iii) being true and correct (without regard to any materiality, material adverse effect or similar qualifications and exceptions contained therein), as of the Closing Date (except to the extent such representation and warranty expressly relates to a specified date, in which case at and as of such specified date) other than where the failure of such representations and warranties to so accurate does not constitute, individually or in the aggregate, a Material Adverse Effect.

•
Except for any non-compliance or non-performance that has been cured (in restor3d’s sole discretion) before the Closing, Conformis shall have complied with or performed, in all material respects, those of its covenants and agreements in the Merger Agreement that it is required to comply with or perform at or prior to the Closing.

•
Since the date of the Merger Agreement, there shall not have occurred any Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

•
restor3d and Merger Sub having received a certificate, dated as of the Closing Date and executed on behalf of Conformis by an officer thereof, confirming that the conditions set forth in the Merger Agreement relating to certain representations and warranties and performance of covenants and agreements have been satisfied.

The obligation of Conformis to effect the Merger is subject to the satisfaction (or, to the extent permitted by law, waiver by Conformis) on or prior to the Closing Date of the following additional conditions:
•
The representations and warranties of restor3d and Merger Sub set forth in the Merger Agreement being true and correct (without regard to any materiality, material adverse effect or similar qualifications and exceptions contained therein) as of the Closing Date (except to the extent such representation and warranty expressly relates to a specified date (in which case at and as of such specified date)), other than for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
•
Except for any non-compliance or non-performance that has been cured (in Conformis’ sole discretion) before the Closing, each of restor3d and Merger Sub shall have complied with or performed, in all material respects, those of its covenants and agreements in the Merger Agreement that it is required to comply with or perform at or prior to the Closing.

Conformis having received a certificate, dated as of the Closing Date and executed on behalf of restor3d by an officer thereof, confirming that certain conditions set forth in the in the Merger Agreement relating to certain representations and warranties and performance of covenants and agreements have been satisfied.
Termination
The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the proposal to adopt the Merger Agreement by our stockholders (except as otherwise expressly noted), in the following ways:
•	by mutual written consent of restor3d and Conformis;
•	by either restor3d or Conformis if:
○
the Merger has not been consummated on or before the End Date; provided, however, that this right to terminate the Merger Agreement will not be available to any party to the Merger Agreement whose failure to comply in any material respect with its obligations under Merger Agreement is the primary cause of the Merger not being consummated by the End Date;

○
a governmental body of competent jurisdiction in any relevant jurisdiction will have issued a decree, ruling or order, or will have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the consummation of the Merger illegal, which decree, ruling, order or other action will have become final and nonappealable; provided, however, that this right to terminate the Merger Agreement will not be available to any party to the Merger Agreement whose failure to comply in any material respect with its obligations under this Agreement is the primary cause of the issuance of such final and nonappealable decree; or

○	the Conformis stockholders do not approve the proposal to the Merger Agreement at the Special Meeting (including any adjournments or postponements thereof) at which a vote on such proposal is taken;
•	by restor3d if:
○
(i) our Board effects a Company Adverse Recommendation Change; or (ii) Conformis will have intentionally breached or intentionally failed to perform any of its covenants and agreements set forth in Section 5.3 (Proxy Statement; Stockholders Meeting) and Section 5.4 (No Solicitation) of the Merger Agreement in any material respect; or

○
Conformis breaches any representation or warranty contained in the Merger Agreement or fails to perform any of its covenants or obligations contained in the Merger Agreement (other than a material breach of Section 5.3 or Section 5.4), which breach or failure would result in the failure of any condition to the obligation of restor3d and Merger Sub to consummate the Merger to be satisfied and cannot be cured or, if capable of being cured by the End Date, has not been cured within 30 days of the date that restor3d gives Conformis written notice of such breach or failure to perform; provided, however, that restor3d will not have this right to terminate if either restor3d or Merger Sub is then in material breach of any representation, warranty, covenant or other obligation contained in the Merger Agreement and such breach would give rise to a failure of a condition of Conformis to effect the Merger;

•	by Conformis if:
○	prior to receipt of stockholder approval of the proposal to adopt the Merger Agreement, in order to accept a Superior Offer and substantially concurrently enter into a binding, written definitive acquisition agreement providing for the consummation of a transaction that constitutes a Superior Offer; provided, for such termination right to be available, Conformis must not have breached the applicable provisions of the Merger Agreement in receiving, considering and accepting the Superior Offer and must pay the Company Termination Fee, as discussed below under “Termination Fees”; or
○
restor3d or Merger Sub breaches any representation or warranty contained in the Merger Agreement or fails to perform any of its covenants or obligations contained in the Merger Agreement, which breach or failure would result in the failure of any condition to the obligation of Conformis to consummate the Merger to be satisfied and cannot be cured or, if capable of being cured by the End Date, has not been cured within 30 days of the date that Conformis gives restor3d written notice of such breach or failure to perform; provided, however, that Conformis will not have this right to terminate if Conformis is then in material breach of any representation, warranty, covenant or other obligation contained in the Merger Agreement and such breach would give rise to a failure of a condition of restor3d and Merger Sub to effect the Merger.

Fees and Expenses
Except as otherwise provided in the Merger Agreement (including the termination fees discussed below), all fees and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are to be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
Termination Fees
The Merger Agreement provides that Conformis will (a) pay restor3d a termination fee of $900,000 (the “Company Termination Fee”) within three business days of the termination date, or, as the case may be, the consummation of the Acquisition Proposal precipitating the termination and (b) grant restor3d a non-exclusive, worldwide, royalty-free, fully-paid up, perpetual, irrevocable, non-transferable license to patents held by Conformis and its subsidiaries, to the extent necessary for the exploitation of any product, device or service by or on behalf of restor3d, except for products or devices intended for use or used primarily in the knee and/or hip applications, if the Merger Agreement is terminated in the following circumstances:
•
Conformis terminates the Merger Agreement in order to accept a Superior Offer and enter into a binding acquisition agreement with respect to such Superior Offer (only if prior to receipt of stockholder approval for the Merger);

•	restor3d terminates the Merger Agreement after the Board effects a Company Adverse Recommendation Change;
•	restor3d terminates the Merger Agreement after Conformis intentionally breaches its covenants with respect to the Special Meeting and/or the non-solicit; or
•
the Merger Agreement is terminated: (A) by restor3d or Conformis if (i) the Merger has not been consummated by the End Date or (ii) the Conformis stockholders do not approve the proposal to adopt the Merger Agreement at the Special Meeting (including any adjournments or postponements thereof) at which a vote on such proposal is taken, (B) by restor3d or Conformis if any person makes or discloses an Acquisition Proposal prior to the Special Meeting that is not withdrawn in accordance with Section 8.3(b)(iii) of the Merger Agreement; and (C) within 12 months of such termination, Conformis consummates an Acquisition Proposal or enters into a binding, written definitive agreement providing for the consummation of an Acquisition Proposal (provided that for purposes of determining whether a transaction is a qualifying Acquisition Proposal with respect to payment of the Company Termination Fee, all references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%).

The following clarifications apply with respect to payment by Conformis of the Company Termination Fee:
•	In no event shall Conformis be required to pay the Company Termination Fee on more than one occasion.
•
Payment of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by restor3d, Merger Sub, any related party or any other person in connection with the Merger Agreement (or the termination thereof), the transactions contemplated in the Merger Agreement (or the abandonment thereof) or any matter forming the basis for such termination.

•
Upon payment of the Company Termination Fee, none of restor3d, Merger Sub, any other related party or any other person shall be entitled or permitted to bring or maintain (and each of restor3d and Merger Sub, on their own behalf and on behalf of each other related party, agrees not to bring or maintain) any claim, action or proceeding against Conformis or any other related party of Conformis arising out of or in connection with the Merger Agreement, any of the transactions or any matters contained in the Merger Agreement forming the basis for such termination, except in the case of fraud or willful breach of the Merger Agreement.

•
If Conformis fails to pay the Company Termination Fee pursuant to the provisions of the Merger Agreement and as a result restor3d makes a claim against Conformis that results in a judgment against Conformis, Conformis shall pay to restor3d the reasonable costs and expenses of restor3d (including its reasonable attorneys’ fees and expenses).

If the Merger Agreement is terminated by restor3d or Conformis following the failure of the Conformis stockholders to approve the proposal to adopt the Merger Agreement at the Special Meeting (including any adjournments or postponements thereof), then Conformis will pay to restor3d or its designee a reimbursement payment equal to the lesser of (a) $350,000 or (b) the amount required to reimburse restor3d and its affiliates for all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement. If, following the payment of such reimbursement payment, the Company Termination Fee becomes payable to restor3d, then the amount of the reimbursement payment actually paid prior to such time shall offset the amount of the Company Termination Fee payable by Conformis to restor3d.
Amendment; Extensions and Waivers
The Merger Agreement may be amended by the parties thereto at any time prior to the Effective Time with the approval of the Board and the respective boards of directors of restor3d and Merger Sub. At any time prior to the Effective Time, the boards of directors of each party may extend the Merger Agreement, whether or not the necessary stockholder approvals have already been obtained; provided, however, that once the approval and adoption of the Merger Agreement by the stockholders of Conformis has occurred, no amendment shall be made that requires further approval by the stockholders of Conformis without the further approval of such stockholders. No amendment shall be made to the Merger Agreement after the Effective Time.
Governing Law
The Merger Agreement is governed by, and construed in accordance with, the substantive and procedural laws of the State of Delaware (without giving effect to any laws, principles, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware).

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION
(PROPOSAL 2)
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, we are providing our stockholders with a separate advisory (non-binding) vote to approve certain compensation that may be paid or become payable to our named executive officers in connection with the Merger, as described in the section “The Merger (Proposal 1)—Interests of Conformis’ Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Conformis’ Named Executive Officers,” including the footnotes to the table and related narrative discussion. Accordingly, we are requesting that our stockholders approve the following resolution on an advisory (non-binding) basis:
“RESOLVED, that the compensation that may be paid or become payable to Conformis’ named executive officers in connection with the Merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger (Proposal 1)—Interests of Conformis’ Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Conformis’ Named Executive Officers,” is hereby APPROVED.”
The vote on the named executive officer Merger-related compensation proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to adopt the Merger Agreement and vote not to approve the named executive officer Merger-related compensation proposal and vice versa. Because the vote on the named executive officer Merger-related compensation proposal is advisory only, it will not be binding on either Conformis or restor3d. Accordingly, if the Merger Agreement is adopted by Conformis stockholders and the Merger is completed, the Merger-related compensation will be paid to our named executive officers in accordance with the terms of the applicable compensation agreements and arrangements even if our stockholders do not approve the Merger-related compensation proposal.
The above resolution approving the Merger-related compensation of our named executive officers on an advisory basis requires the affirmative vote of holders of shares of our common stock representing a majority of the votes cast on the proposal and are voted for or against the proposal.
Our Board unanimously recommends that our stockholders vote “FOR” the proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to our named executive officers in connection with the Merger.

AUTHORITY TO ADJOURN THE SPECIAL MEETING (PROPOSAL 3)
Our stockholders may be asked to vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.
We do not anticipate calling a vote on this proposal if the proposal to adopt the Merger Agreement is approved by at least a majority of the outstanding shares of our common stock as of the Record Date.
The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to approve the proposal to adopt the Merger Agreement and vote not to approve the adjournment proposal and vice versa.
Approval of the adjournment proposal requires the affirmative vote of holders of shares of our common stock representing a majority of the votes cast on the proposal and are voted for or against the proposal.
Our Board unanimously recommends that our stockholders vote “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common stock as of July 14, 2023 by:
•	each of our directors;
•	each of our named executive officers;
•	all of our directors and executive officers as a group; and
•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.
The percentages in the column entitled “Percentage of shares beneficially owned” are based on a total of 7,878,332 shares of our common stock outstanding as of July 14, 2023.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock (i) subject to options to purchase our common stock or warrants to purchase our common stock that are currently exercisable or exercisable within 60 days of July 14, 2023, (ii) with time-based restrictions that are expected to vest and settle within 60 days of July 14, 2023 and (iii) underlying time-based vesting RSUs that are expected to vest and settle within 60 days of July 14, 2023, are considered outstanding and beneficially owned by the person holding the options, warrants or RSUs for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Conformis, Inc., 600 Technology Park Drive, Billerica, MA 01821.
Name and Address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% Stockholders
Stonepine Capital Management, LLC(1) 919 NW Bond Street, Suite 204 Bend, OR 97703-2767	748,194	9.5%
Named Executive Officers and Directors
Mark A. Augusti(2)	202,651	2.6%
Robert S. Howe(3)	112,569	1.4%
Denise Pedulla(4)	2,880	*
Carrie Bienkowski	19,909	*
Kenneth P. Fallon III(5)	21,820	*
Gary P. Fischetti(6)	10,470	*
Philip W. Johnston	19,273	*
Bradley Langdale(7)	19,879	*
All current executive officers and directors as a group (8 persons)	378,347	4.8%
*	Represents beneficial ownership of less than 1% of our outstanding stock.
(1)
This information is as of December 31, 2022 and is based solely on a Schedule 13G/A filed on February 13, 2023 by Stonepine Capital Management, LLC to report that it (including affiliates) has sole voting and dispositive power with respect to 748,194 shares of common stock.

(2)	Includes 30,152 shares of common stock issuable upon the exercise of options exercisable within 60 days of July 14, 2023.
(3)
Includes 8,570 shares of common stock issuable upon the exercise of options exercisable within 60 days of July 14, 2023. Mr. Howe resigned from his role as Chief Financial Officer and Treasurer, effective as of June 9, 2023. Mr. Howe remains a consultant to the Company, and his equity awards continue to vest in connection with such consultant service.

(4)	Includes 1,440 shares of common stock issuable upon the exercise of options exercisable within 60 days of July 14, 2023.
(5)	Includes 1,500 shares of common stock issuable upon the exercise of options exercisable within 60 days of July 14, 2023.
(6)	Includes 6,911 shares of restricted common stock.
(7)	Includes 1,500 shares of common stock issuable upon the exercise of options exercisable within 60 days of July 14, 2023.

APPRAISAL RIGHTS
If the Merger is consummated, Conformis stockholders and beneficial owners will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 if they (i) properly demand an appraisal of their shares of our common stock in accordance with Delaware law; (ii) do not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) hold or own their shares of our common stock upon the making of a demand under clause (i) and continuously hold such shares through the Effective Time; (iv) otherwise comply with the applicable procedures and requirements of Delaware law (including with respect to certain aggregate ownership thresholds requirements); and (v) do not withdraw their demand, waive or otherwise lose their appraisal rights. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that record holders or beneficial owners of Conformis common stock exercise their appraisal rights under Section 262.
Any person contemplating the exercise of such appraisal rights should carefully review the provisions of Section 262, which may be accessed without subscription or cost at the link in the preceding paragraph, particularly the procedural steps required to properly demand and perfect such rights. Failure to follow the steps required by Section 262 for demanding and perfecting appraisal rights may result in the loss of such rights. All references in Section 262 and in this summary to a (i) “stockholder” are to the record holder of shares of Conformis common stock unless otherwise expressly noted herein, (ii) “beneficial owner” are to a person who is the beneficial owner of shares of Conformis common stock held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity.
Under Section 262, if the Merger is completed, Conformis stockholders and beneficial owners who: (i) properly submit a written demand for appraisal of their shares prior to the vote on the Merger Agreement; (ii) do not submit a proxy or otherwise vote in favor of the adoption of the Merger Agreement; (iii) hold or own such shares upon the making of a demand under clause (i) and continue to hold or own their shares through the Effective Time; (iv) do not thereafter withdraw their demand for appraisal of their shares or otherwise lose their appraisal rights, each in accordance with the DGCL; and (v) otherwise comply with the statutory requirements and satisfy certain ownership thresholds set forth in Section 262, may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Conformis common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be “fair value,” if any, as determined by the Delaware Court of Chancery. A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (i) such beneficial owner continuously owns such shares through the Effective Time and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262, and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which that demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the Surviving Corporation under Section 262 and to be set forth on the Verified List (defined below) required by Section 262(f). The shares of Conformis common stock are currently listed on a national securities exchange, and, assuming such shares remain listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all persons who have asserted appraisal rights unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Conformis common stock eligible for appraisal as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate Per Share Cash Consideration provided for such total number of shares exceeds $1 million (conditions (a) and (b) referred to as the “ownership thresholds”).
Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award from the Effective Time of the Merger through the date of payment of the judgment will compound quarterly and accrue at 5% over the Federal Reserve System (the “Federal Reserve”) discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date the judgment is paid. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may voluntarily pay to each person entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case interest will accrue after the time of such payment as provided herein only on the sum of (i) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, and (ii) any interest therefore accrued prior to that time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Persons considering seeking appraisal should be aware that the “fair value” of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as, or less than the value of the Per Share Cash Consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.
Under Section 262, where the proposed Merger Agreement is to be submitted for adoption at a meeting of a corporation’s stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the Record Date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes Conformis’ notice to our stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any person who wishes to exercise appraisal rights, or who wishes to preserve his, her or its right to do so, should review Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the Per Share Cash Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal, we believe that if a person considers exercising such rights, that person should seek the advice of legal counsel.
Stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their shares of Conformis common stock must do ALL of the following:
•	the person must not vote in favor of the proposal to approve and adopt the Merger Agreement;
•
the person must deliver to us a written demand for appraisal of such person’s shares of Conformis common stock before the vote is taken on the proposal to approve and adopt the Merger Agreement at the Special Meeting; and

•
the person must continuously hold the shares upon the making of the demand through the Effective Time (a person will lose appraisal rights if the person transfers the shares before the Effective Time).

Any person who has complied with the applicable requirements of Section 262 and is otherwise entitled to appraisal rights or the Surviving Corporation may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares held by all such persons within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.
In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who asserted appraisal rights unless one of the ownership thresholds is met.
Because a proxy that does not contain voting instructions will, unless timely revoked, be voted in favor of the adoption of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the adoption of the Merger Agreement, abstain or not vote his, her or its shares. Beneficial owners should consult with their broker, bank or other nominee regarding methods of voting.
Filing Written Demand
Any Conformis stockholder or beneficial owner wishing to exercise appraisal rights must deliver to us, before the vote on the adoption of the Merger Agreement at the Special Meeting, a written demand for the appraisal of such person’s shares, and that person must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A person exercising appraisal rights must hold the shares for which they will seek appraisal upon the making of the demand for appraisal and must continue to hold the shares through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless timely revoked, be voted in favor of the adoption of the Merger Agreement and will therefore constitute a waiver of the person’s right of appraisal and nullify any previously delivered written demand for appraisal. Therefore, a person who submits a proxy and who wishes to exercise appraisal rights must ensure that the proxy submitted contains instructions to vote against the adoption of the Merger Agreement or to abstain from voting. Neither voting against the adoption of the Merger Agreement nor abstaining from voting on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting will constitute a waiver of appraisal rights.
Record Holders
A holder of record of shares of Conformis common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Conformis common stock by a holder of record must reasonably inform us of the identity of the holder and state that the stockholder intends thereby to demand appraisal of the holder’s shares in connection with the Merger.
Beneficial Owners
A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (i) such beneficial owner continuously owns such shares through the Effective Time and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262, and (ii) the demand made by such beneficial owner reasonably identifies the stockholder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the Surviving Corporation under Section 262 and to be set forth on the Verified List (defined below).
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Conformis, Inc.
600 Technology Park Drive
Billerica, MA 01821
Attention: Corporate Secretary
Any person entitled to appraisal rights who has delivered a written demand to us and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Per Share Cash Consideration by delivering to us a written withdrawal of the demand for appraisal at any time within 60 days after the Effective Time of the Merger. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the Per Share Cash Consideration within 60 days after the Effective Time. If an appraisal proceeding is commenced, except with respect to any person who withdraws such person’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a Conformis stockholder or beneficial owner, such stockholder or beneficial owner will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Per Share Cash Consideration.
Notice by the Surviving Corporation
If the Merger is completed, within ten days after the Effective Time, the Surviving Corporation will notify each Conformis stockholder who has properly made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement, and any beneficial owner who has demanded appraisal in accordance with Section 262, that the Merger has become effective and the effective date of the Merger.

Filing a Petition for Appraisal
Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any person who has complied with Section 262 and who is otherwise entitled to seek appraisal under Section 262 (including for this purpose any beneficial owner of the relevant shares) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a Conformis stockholder or beneficial owner, demanding a determination of the value of the shares held by all such persons entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and no person should assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the “fair value” of the shares of Conformis common stock. Accordingly, any Conformis stockholders or beneficial owners who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Conformis common stock within the time and in the manner prescribed in Section 262. The failure of a record holder or beneficial owner of Conformis common stock to file such a petition within the period specified in Section 262 could nullify such person’s previous written demand for appraisal.
Within 120 days after the Effective Time, any person who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which we have received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand on his, her or its own behalf, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). The Surviving Corporation must send this statement to the requesting Conformis stockholder within ten days after receipt by the Surviving Corporation of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of Conformis common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements.
If a petition for an appraisal is duly filed by any person other than the Surviving Corporation and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery in which the petition was filed a duly verified list (the “Verified List”) containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the persons shown on the Verified List at the addresses stated therein. The form of the notice by mail and by publication shall be approved by the Delaware Court of Chancery, and the costs thereof shall be borne by the Surviving Corporation.
After notice to the persons shown on the Verified List as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require persons who have demanded an appraisal for their shares and who hold stock represented by certificates (if any) to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any person fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such person. In addition, assuming the Conformis common stock remained listed on a national securities exchange immediately prior to the Effective Time of the Merger, the Delaware Court of Chancery will dismiss appraisal proceedings as to all persons who have asserted appraisal rights if neither of the ownership thresholds is met.
Determination of “Fair Value”
After determining persons entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to the persons seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Conformis common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the “fair value.” In determining “fair value,” the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will compound quarterly and accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date the judgment is paid. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on the sum of (i) the difference, if any, between the amount so paid by the Surviving Corporation and the “fair value” of the shares as determined by the Delaware Court of Chancery, and (ii) interest accrued prior to the time of such voluntary payment, unless paid at that time.
In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining “fair value” in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of “fair value,” the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”
Persons considering seeking appraisal should be aware that the “fair value” of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the Per Share Cash Consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the Per Share Cash Consideration payable in a Merger is not an opinion as to, and may not in any manner address, “fair value” under Section 262. Although the Company believes that the Per Share Cash Consideration is fair, no representation is made as to the outcome of the appraisal of “fair value” as determined by the Delaware Court of Chancery, and persons seeking appraisal should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Cash Consideration. Neither Conformis nor restor3d anticipates offering more than the Per Share Cash Consideration to any person exercising appraisal rights, and each of Conformis and restor3d reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Conformis common stock is less than the Per Share Cash Consideration. If a demand for appraisal is duly withdrawn, if a petition for appraisal is not timely filed, if neither of the ownership thresholds described above has been satisfied as to persons seeking appraisal rights (assuming the Conformis common stock remained listed on a national securities exchange immediately prior to the Effective Time of the Merger), or other requirements imposed by Section 262 to perfect and seek appraisal are not satisfied, then the right to an appraisal will cease.
Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the Verified List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
The Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the Surviving Corporation to the persons entitled thereto. Payment will be made to each such person upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in the Delaware Court of Chancery may be enforced.
The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the

Verified List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of Section 262. In the absence of such determination or assessment, each party bears its own expenses.
If any person who demands appraisal of his, her or its shares of Conformis common stock under Section 262 fails to perfect, or effectively loses or withdraws, such person’s right to appraisal, the person’s shares of Conformis common stock will be deemed to have been converted at the Effective Time into the right to receive the Per Share Cash Consideration, without interest. A person will fail to perfect, or effectively lose, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds described above has been satisfied as to persons seeking appraisal rights (assuming the Conformis common stock remained listed on a national securities exchange immediately prior to the Effective Time of the Merger) or if the person delivers to the Surviving Corporation a written withdrawal of the person’s demand for appraisal in accordance with Section 262.
From and after the Effective Time, no person who has demanded appraisal rights with respect to some or all of such person’s shares in compliance with Section 262 will be entitled to vote such shares of Conformis common stock for any purpose or to receive payment of dividends or other distributions on such shares, except dividends or other distributions payable to stockholders of record at a date which is prior to the Effective Time. If no petition for an appraisal is filed within the time period provided in Section 262, if neither of the ownership thresholds described above has been satisfied as to persons seeking appraisal rights (assuming the Conformis common stock remained listed on a national securities exchange immediately prior to the Effective Time of the Merger), or if the person delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal in respect of some or all of such person’s shares within 60 days after the Effective Time, then the right of such person to an appraisal of the shares subject to the withdrawal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just, including without limitation a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262; provided, however, that the foregoing shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a record holder’s or beneficial owner’s statutory appraisal rights. In that event, you will be entitled to receive the Per Share Cash Consideration for your Appraisal Shares in accordance with the Merger. Consequently, any stockholder or beneficial owner wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more Conformis stockholders reside if we believe such stockholders are members of the same family. Each Conformis stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.
If you would like to receive your own set of our disclosure documents, please contact us using the instructions set forth below. Similarly, if you share an address with another Conformis stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.
If you are a Conformis stockholder of record, you may contact us by writing to Conformis, Inc., 600 Technology Park Drive, Billerica, MA 01821, Attn: Investor Relations, submit a request on our website at https://www.Conformis.com/ or call (781) 345-9001. If a broker, bank or other nominee holds your shares, please contact your broker, bank or other nominee directly.
FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed on the expected timetable, we will not hold an annual meeting of stockholders in 2024 (a “2024 annual meeting”) or future years. If, however, the Merger is not completed, or the outside date is extended as described under “The Merger Agreement—Termination,” we will hold our 2024 annual meeting.
Proposals of stockholders intended to be presented at our 2024 annual meeting pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us at our principal offices, 600 Technology Park Drive, Billerica, MA 01821, Attention: Chief Legal Officer, no later than November 25, 2023, the date that is 120 days prior to the first anniversary of the date of the proxy statement for our 2023 annual meeting of stockholders, in order to be included in the proxy statement and proxy card relating to that meeting.
If a stockholder wishes to present a proposal (including director nominations) at our 2024 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, pursuant to the advance notice provision in our bylaws, such stockholder must give written notice to our Secretary at our principal executive offices at the address noted above. The Secretary must receive such notice no earlier than January 7, 2024, and no later than February 8, 2024, provided that if the date of the 2024 annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2023 annual meeting of stockholders, such notice must instead be received by the Secretary no earlier than the 120th day prior to the 2024 annual meeting and not later than the close of business on the later of (i) the 90th day prior to the 2024 annual meeting and (ii) the tenth day following the day on which notice of the date of the 2024 annual meeting was mailed or public disclosure of the date of the 2024 annual meeting was made, whichever occurs later.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of trustee nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 7, 2024.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents we file with the SEC through the SEC’s website at www.sec.gov.
Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, can also be accessed free of charge in the “Financial Information” section of our website, which is located at http://ir.conformis.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this proxy statement and you should not consider information contained on our website to be part of this proxy statement.
In addition, you may obtain a copy of the reports, without charge, by writing or telephoning us at: Conformis, Inc., 600 Technology Park Drive, Billerica, MA 01821, Attn: Corporate Secretary, or (781) 345-9001. Each such request must set forth a good faith representation that, as of the Record Date, the person making the request was a beneficial owner of our common stock entitled to vote at the Special Meeting. In order to ensure timely delivery of such documents before the Special Meeting, any such request should be made promptly to us. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Conformis common stock, please contact our proxy solicitor:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Toll-free: 1-800-322-2885
Email: proxy@mackenziepartners.com

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” into this proxy statement the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the Special Meeting:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 1, 2023;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 8, 2023;
•
our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 24, 2023 (solely those portions that were incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2022); and

•	our Current Reports on Form 8-K filed with the SEC on May 8, 2023 (other than Item 2.02 and Exhibit 99.1 thereto), May 10, 2023, May 19, 2023, and June 23, 2023.
We will provide without charge to each person to whom this proxy statement is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this proxy statement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this proxy statement incorporates. Any such request may be made by writing or telephoning us at the following address or phone number:
Conformis, Inc.
600 Technology Park Drive
Billerica, MA 01821
Attention: Corporate Secretary
(781) 345-9001
MISCELLANEOUS
We have supplied all information relating to Conformis. restor3d has supplied, and we have not independently verified, all of the information relating to restor3d and Merger Sub. This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference into this proxy statement to vote your shares at the Special Meeting. We have not authorized anyone to give you any information or to make any representations that are different from those contained in this proxy statement. This proxy statement speaks only as of the date indicated on the cover page of this proxy statement. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

among:

CONFORMIS, INC,

a Delaware corporation;

RESTOR3D, INC.,

a Delaware corporation; and

CONA MERGER SUB INC.,

a Delaware corporation

Dated as of June 22, 2023

A-i

A-ii

Exhibits
Exhibit A	Certain Definitions
Exhibit B	Directors and Officers of the Surviving Corporation
Exhibit C	Consents
Exhibit D	License Term Sheet

Annexes
Annex I	Form of Certificate of Incorporation of the Surviving Corporation
A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of June 22, 2023, by and among: restor3d, Inc., a Delaware corporation (“Parent”); Cona Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and Conformis, Inc., a Delaware corporation (the “Company”). Certain terms used in this Agreement are defined in Exhibit A.
RECITALS
(A) The board of directors of the Company (the “Board of Directors”) has, after due and careful consideration, and in consultation with the Company’s legal and financial advisors, unanimously (i) determined that this Agreement and the Transactions, including the merger of Merger Sub with and into the Company (the “Merger”), are fair to, and in the best interest of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions upon the terms and subject to the conditions set forth in this Agreement, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and to include such recommendation in the Proxy Statement, in each case, in accordance with the DGCL.
(B) The boards of directors of Parent and Merger Sub have each approved and declared advisable this Agreement and, upon the terms and subject to the conditions of this Agreement, the Transactions.
(C) Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger as set forth herein and to prescribe conditions to the Merger as set forth herein.
AGREEMENT
The Parties to this Agreement, intending to be legally bound, agree as follows:
SECTION 1

THE MERGER
1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company will continue as the surviving corporation (the “Surviving Corporation”).
1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, duties, obligations, and restrictions of the Company and Merger Sub shall become the debts, liabilities, duties, obligations, and restrictions of the Surviving Corporation.
1.3 Closing; Effective Time.
(a) Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing among the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place remotely by the electronic exchange of documents and signatures as soon as practicable (but in any event within two (2) business days) after the satisfaction or, to the extent permitted, waiver of all conditions to the Merger set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the date and time of the filing of that certificate of merger with the Secretary of State of the State of

Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (the date and time at which the Merger becomes effective being referred to herein as the “Effective Time”).
1.4 Certificate of Incorporation and Bylaws; Directors and Officers.
(a) As of the Effective Time, the certificate of incorporation of the Surviving Corporation shall, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Annex I and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 6.3(b).
(b) As of the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 6.3(b).
(c) From and after the Effective Time, the directors and officers of Merger Sub, in each case, immediately prior to the Effective Time, shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the terms set forth in the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, appointed, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
1.5 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
SECTION 2

EFFECT OF MERGER ON CAPITAL STOCK, EQUITY AWARDS AND WARRANTS
2.1 Conversion of Capital Stock.
(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:
(i) any Shares held immediately prior to the Effective Time by the Company (or held in the Company’s treasury) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(ii) any Shares held immediately prior to the Effective Time by any direct or indirect wholly owned Subsidiary of the Company, Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(iii) except as provided in clauses (i) and (ii) above, each Share outstanding immediately prior to the Effective Time (other than any Dissenting Shares (which shall have only those rights set forth in Section 2.3) or Company RSUs (which shall only have those rights set forth in Section 2.4(b)) shall be converted into the right to receive $2.27 in cash (the “Merger Consideration”), without any interest thereon and subject to any withholding of Taxes in accordance with Section 2.2(e); from and after the Effective Time, each applicable holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon the surrender of such Shares in accordance with Section 2.2; and
(iv) each share of the common stock, par value $0.01 per share, of Merger Sub then outstanding shall be converted into one (1) share of common stock of the Surviving Corporation and shall constitute the only outstanding share of common stock of the Surviving Corporation.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization, combination, exchange or other similar transaction, then the Merger Consideration shall be appropriately adjusted, without duplication; provided that nothing in this Section 2.1(b) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
2.2 Surrender of Certificates; Stock Transfer Books.
(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Merger Consideration to which such holders of Shares shall become entitled pursuant to the terms of this Agreement. The agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. At or promptly following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.1 (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Merger Consideration pursuant to Section 2.1. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided that such investments shall be in (i) obligations of or guaranteed by the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, (iv) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition, or (v) a combination of the foregoing, and, in any such case, no such instrument shall have a maturity exceeding three (3) months; provided further that in no event shall such investments affect receipt of the Merger Consideration by former holders of record of Shares or otherwise impair such holders’ rights hereunder, and to the extent there are any losses with respect to any investments of the Payment Fund, or the Payment Fund diminishes for any reason below the level required to promptly pay the Merger Consideration to all former holders of record of Shares, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such payments. Any interest or other income resulting from such investments shall be paid to Parent or its designee, upon demand.
(b) Promptly (but in no event later than three (3) business days) after the Effective Time, the Surviving Corporation shall cause to be delivered to each Person who was, immediately prior to the Effective Time, a holder of record of Shares represented by a certificate evidencing such Shares (the “Certificates”), or a holder of record of Book-Entry Shares, that, in either case, were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a form of letter of transmittal, which shall be in reasonable and customary form and shall specify that delivery shall be effected (and risk of loss and title to the Certificates shall pass) only upon (A) in the case of the Certificates, proper delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.2(f), if applicable) to the Paying Agent, or (B) in the case of Book-Entry Shares, receipt by the Paying Agent of a customary agent’s message (or such other evidence, if any, as the Paying Agent may reasonably request) with respect to such Book-Entry Shares, and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon the later to occur of (x) the Effective Time or (y) the surrender to the Paying Agent of Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.2(f), if applicable) or Book-Entry Shares, together with such letter of transmittal in the case of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to the instructions provided by the Paying Agent, the holder of the Shares that were represented by such Certificates or Book-Entry Shares as of immediately prior to the Effective Time shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates or Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration with respect to Shares evidenced by a Certificate is to be made to a Person other than the Person in whose name the surrendered Certificate formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Shares formerly represented by the Certificate surrendered, or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. None of Parent, Merger Sub or the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in this Section 2.2(b) under any circumstance. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.
(c) At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund that has not then been disbursed to holders of Shares that were represented by Certificates or Book-Entry Shares as of immediately prior to the Effective Time (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Shares that were represented by Certificates or Book-Entry Shares as of immediately prior to the Effective Time for the Merger Consideration delivered in respect of such Certificates or Book-Entry Shares to a Governmental Body pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by holders of Shares that were represented by Certificates or Book-Entry Shares as of immediately prior to the Effective Time three (3) years after the Effective Time (or immediately prior to such earlier date on which the aggregate Merger Consideration or such cash would otherwise escheat to or become the property of a Governmental Body) shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(d) At the Effective Time, the stock transfer books of the Company with respect to the Shares outstanding prior to the Effective Time shall be closed and thereafter there shall be no further registration of transfers of such Shares on the records of the Company. The cash paid in accordance with the terms of this Section 2 in respect of the Shares shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such Shares (subject to Section 262 of the DGCL). From and after the Effective Time, all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration (subject to Section 262 of the DGCL) into which the Shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, in each case without interest or duplication. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.
(e) Each of the Company, the Surviving Corporation, Parent and Merger Sub shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the Merger Consideration payable to any holder of Shares, the consideration payable to any holder of Company Equity Awards or any other consideration otherwise payable pursuant to this Agreement such amounts as it is required by any applicable Legal Requirement to deduct and withhold therefrom with respect to Taxes. Each such payor shall use commercially reasonable efforts to reduce or eliminate any such withholding (other than any compensatory withholding), including by requesting any necessary Tax forms (including IRS Form W-9 or appropriate series of IRS Form W-8, as applicable) or any similar information. Each such payor shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Body. To the extent that amounts are so withheld and properly remitted to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, holder of Company Equity Awards or other recipient of consideration hereunder in respect of which such deduction and withholding was made.
(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Shares formerly represented by that Certificate, or by a representative of that holder, claiming that Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that holder of a bond, in such reasonable amount as Parent may direct (which shall not exceed the Merger Consideration payable with respect to such Certificate), as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.2(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 2.
2.3 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time that are held by holders who did not vote in favor of the adoption of this Agreement (or consent thereto in writing), are entitled to appraisal rights under Section 262 of the DGCL (“Dissenters’ Rights”), have properly exercised and perfected their respective demands for appraisal of such Shares and have complied in all respects with Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be automatically cancelled and each holder (and, as the case may be, each beneficial owner) of Dissenting Shares shall be entitled only to such consideration as shall be determined to be due with respect to such Dissenting Shares pursuant to Section 262 of the DGCL; provided that if any such holder (or, as the case may be, beneficial owner) shall have failed to perfect or shall have effectively withdrawn or lost such holder’s (or beneficial owner’s) right to appraisal and payment under the DGCL, such holder’s (or beneficial owner’s) Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.2(e)), and such Shares shall be deemed not to be Dissenting Shares. The Company shall give prompt notice to Parent of any demands received by the Company (and any withdrawals of such demands) prior to the Effective Time for appraisal of any Shares pursuant to Section 262 of the DGCL. Parent shall have the right to direct and participate in all negotiations and proceedings with respect to such demands, and the Company shall not, without the prior written consent of Parent, settle or offer to settle, or make any payment with respect to, any such demands, or agree or commit to do any of the foregoing. Notwithstanding the foregoing, prior to the Effective Time, Parent shall not, without the prior written consent of the Company, require the Company to make any payment with respect to any such demands or settle or offer to settle any such demands. Solely for the purposes of this Section 2.3, the term “beneficial owner” shall have the meaning given to such term in Section 262(a) of the DGCL.
2.4 Treatment of Company Equity Awards and Company Warrants.
(a) No later than five (5) business days prior to the Closing Date, the Company shall provide written notice to each holder of a Company Option and Inducement Option (each, an “Optionholder” that is outstanding and unexercised as of immediately prior to the Effective Time providing that (i) by virtue of the Merger and without any further action on the part of the Company, Parent or Merger Sub, each Company Option and Inducement Option shall become fully vested and immediately exercisable, and (ii) each Optionholder shall have an opportunity to exercise his or her Company Options and Inducement Options, as applicable, no later than two (2) business days prior to the Closing Date (the “Final Exercise Date”). As of the end of the Final Exercise Date, all Company Options and Inducement Options shall no longer be outstanding and shall, to the extent unexercised, automatically be cancelled and shall cease to exist, and each applicable Optionholder shall cease to have any rights with respect to the Company Options and Inducement Options, as applicable.
(b) Immediately prior to the Effective Time, each Company RSU and Inducement RSU that is outstanding as of immediately prior to the Effective Time, shall, by virtue of the Merger and without any further action on the part of the Company, Parent or Merger Sub, (i) be exchanged for the right to receive a cash payment (the “RSU Cash Payment”) equal to the product of (A) the Merger Consideration multiplied by (B) the number of Shares subject to such Company RSU or Inducement RSU, as applicable, immediately prior to the Effective Time, and (ii) no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company RSU or Inducement RSU, as applicable, shall cease to have any rights with respect thereto, except the right to receive the RSU Cash Payment, if any, in accordance with this Section 2.4(b).
(c) Immediately prior to the Effective Time, each Company Restricted Share that is outstanding as of immediately prior to the Effective Time, shall, by virtue of the Merger and without any further action on the part of the Company, Parent or Merger Sub, (i) vest in full and become free of restrictions and exchange for the right to receive a cash payment equal to the product of (A) the Merger Consideration multiplied by (B) the number of Shares subject to such Company Restricted Share (the “Restricted Share Payment”), and (ii) no longer be outstanding and shall automatically be canceled and shall cease to exist, and each applicable holder of such Company Restricted Share shall cease to have any rights with respect thereto, except the right to receive the Restricted Share Payment, if any, in accordance with this Section 2.4(c).
(d) Immediately prior to the Effective Time, each Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time shall, by virtue of the Merger and without any further action on the part of the Company, Parent or Merger Sub, (i) become immediately exercisable, (ii) be exchanged for the right to receive a cash payment (the “Warrant Cash Payment”) equal to the product of (A) the amount (if any) by which the Merger Consideration exceeds the per share exercise price under such Company Warrant, multiplied by (B) the number of Shares into which such Company Warrant would have been exercisable (after giving effect to clause (i) of this Section 2.4(c)), and (iii) no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Warrant shall cease to have any rights with respect thereto, except the right to receive the Warrant Cash Payment, if any, in accordance with this Section 2.4(c); provided that, for the avoidance of doubt, if the per share exercise price under such Company Warrant equals or exceeds the Merger Consideration, then such Company Warrant shall be terminated at the Effective Time and the holder thereof shall not be entitled to any payment in respect thereof.
(e) Prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations or resolutions of the Board of Directors or a committee thereof) that it determines to be reasonably appropriate or necessary (including under the Company Equity Plans and award agreements pursuant to which Company Equity Awards are outstanding or otherwise) to effectuate the treatment of the Company Equity Awards and the Company Warrants described in Section 2.4(a), Section 2.4(b), Section 2.4(c) and Section 2.4(d).
SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub that, except (a) as disclosed in the Company SEC Documents filed with or furnished to the SEC since January 1, 2022, and publicly available at least two (2) business days prior to the date of this Agreement (excluding any disclosures contained in any part of such Company SEC Documents entitled “Risk Factors” or disclosures of risks set forth in any “Forward-Looking Statements” disclaimer, in each case that are cautionary, non-specific or predictive in nature; it being understood that any factual information contained within such disclosures shall not be excluded), or (b) as set forth in the Company Disclosure Letter (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Section 3, it being understood that each representation and warranty contained in this Section 3 is qualified by (i) any exceptions or disclosures set forth in the section of the Company Disclosure Letter corresponding to the section of this Section 3 that contains such representation or warranty, and (ii) any exception or disclosure set forth in any other section of the Company Disclosure Letter to the extent it is reasonably apparent on the face of such exception or disclosure that it applies to such representation and warranty); provided that clause (a) shall not apply to the representations and warranties set forth in Sections 3.1 (Due Organization; Subsidiaries, Etc.), 3.2 (Certificate of Incorporation and Bylaws), 3.3 (Capitalization, Etc.), 3.21 (Authority; Binding Nature of Agreement), 3.22 (Anti-Takeover Statutes), 3.23 (Non-Contravention; Consents), 3.24 (Opinion of Financial Advisor) and 3.25 (Brokers and Other Advisors) or any representation and warranty that calls for a list of responsive items:
3.1 Due Organization; Subsidiaries, Etc.
(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the other Acquired Companies is an Entity duly organized, validly existing and in good standing (to the extent a concept of “good standing” is applicable) under the laws of the jurisdiction in which it is organized, except where any failure to be so organized or existing or in good standing does not constitute, and would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect. Each Acquired Company is qualified or licensed to do business as a foreign corporation, and is in good standing (to the extent a concept of “good standing” is applicable), in each jurisdiction where the nature of its business requires such qualification or licensing where the failure to have such power or authority, or to be so qualified or licensed or in good standing, does not constitute, and would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.
(b) Each Acquired Company has all corporate or other organizational power and authority required to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used. Section 3.1(b) of the Company Disclosure Letter identifies each of the Subsidiaries of the Company (the Company and such Subsidiaries, collectively, the “Acquired Companies”, and each individually, an “Acquired Company”) and its place of organization. Each of the Acquired Companies (other than the Company) is wholly owned by the Company, directly or indirectly.
(c) No Acquired Company owns, directly or indirectly, any capital stock or other equity interests of, or any subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable or exercisable for, capital stock or other equity interests of, any Entity, other than an Acquired Company. The equity ownership of the Acquired Companies is free and clear of any Encumbrance except for such Encumbrances of general applicability as may be provided under the Securities Act or other applicable securities Encumbrances arising under the Credit Agreement.
3.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent or Parent’s Representatives (or has publicly made available in EDGAR) accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each Acquired Company, including all amendments thereto, as in effect on the date hereof.
3.3 Capitalization, Etc.
(a) The authorized capital stock of the Company consists of: (i) 20,000,000 shares of Company Common Stock (each, a “Share”), of which 7,878,332 Shares had been issued and were outstanding as of the close of business on June 22, 2023 (the “Capitalization Date”); and (ii) 5,000,000 shares of Company Preferred Stock, of which no shares had been issued and were outstanding as of the close of business on the Capitalization Date. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable, and not subject to any pre-emptive rights. As of the Capitalization Date, no Shares were issued and held by the Company in its treasury and no Shares were issued and held by any Subsidiary of the Company.
(b) Except as set forth in the certificate of incorporation, bylaws or other charter or organizational documents of any Acquired Company, (i) none of the outstanding shares of capital stock of any Acquired Company are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of capital stock of any Acquired Company are subject to any right of first refusal in favor of such Acquired Company; (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of any Acquired Company having a right to vote on any matters on which the stockholders of such Acquired Company have a right to vote; (iv) no Acquired Company is party to any Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of such Acquired Company; and (v) no Acquired Company is under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of such Acquired Company. The Company Common Stock constitutes the only outstanding class of securities of the Company registered under the Securities Act.
(c) As of the close of business on the Capitalization Date: (i) 131,056 Shares were subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans (all of which Company Options have a per share exercise price greater than the Merger Consideration), (ii) 45,832 Shares were subject to issuance pursuant to Company RSUs granted and outstanding under the Company Equity Plans (all of which Company RSUs are performance-vesting restricted stock units), (iii) 430,068 Shares were subject to issuance pursuant to Company Restricted Shares granted and outstanding under the Company Equity Plans (which amount is included in the 7,878,332 Shares referenced in Section 3.3(a)), (iv) 40,000 Shares were subject to issuance pursuant to Inducement Options (all of which Inducement Options have a per share exercise price greater than the Merger Consideration), (v) 33,450 Shares were subject to issuance pursuant to Inducement RSUs, and (vi) 836 Shares were subject to issuance pursuant to Company Warrants. Since the Capitalization Date and through the date hereof, no Company Equity Awards have been granted and no additional shares of Company Common Stock have become subject to issuance under the Company Equity Plans or pursuant to inducement grants under Nasdaq Stock Market Rule 5635(c)(4). Since the Capitalization Date and through the date hereof, no Company Warrants have been issued.
(d) Section 3.3(c) of the Company Disclosure Letter sets forth as of the Capitalization Date a list of each outstanding Company Equity Award and: (i) the name of the holder of such Company Equity Award; (ii) the number of shares of Company Common Stock subject to such outstanding Company Equity Award; (iii) the Company Equity Plan under which such Company Equity Award was granted (or whether such Company Equity Award was granted as an inducement grant under Nasdaq Stock Market Rule 5635(c)(4)); (iv) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (v) the date on which such Company Equity Award was granted or issued; (vi) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (vii) with respect to Company Options, the date on which such Company Option expires.
(e) Section 3.3(c) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Company Warrant and: (i) the name of the holder of such Company Warrant; (ii) the number of shares of Company Common Stock subject to such outstanding Company Warrant; (iii) the exercise price, purchase price, or similar pricing of such Company Warrant; (iv) the date on which such Company Warrant was granted or issued; and (v) the date on which such Company Warrant expires. All shares of Company Common Stock subject to issuance under the Company Equity Plans or pursuant to a Company Warrant, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.
(f) Except as set forth in this Section 3.3 (and except for (x) Company Warrants and Company Equity Awards that were outstanding as of the close of business on the Capitalization Date and currently remain outstanding and (y) Shares issued following the Capitalization Date upon the exercise of Company Options, Inducement Options or Company Warrants or the vesting of Company RSUs, Inducement RSUs or Company Restricted Shares), as of the date of this Agreement, there are no: (i) outstanding shares of capital stock or other outstanding equity interests or voting securities of the Company; (ii) outstanding subscriptions, options, warrants or rights (whether or not currently exercisable) to acquire, or outstanding restricted stock units, stock-based performance units, stock appreciation rights, phantom stock rights, profit participation rights or other similar rights that are linked to (or the value of which is in any way based on or derived from the value of), any shares of capital stock or other equity interests or voting securities of the Company, in each case other than derivative securities not issued by an Acquired Company; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of capital stock or other equity interests or voting securities of the Company; or (iv) stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other equity interests or voting securities.
(g) The Company owns beneficially and of record all of the outstanding shares of capital stock of each of its Subsidiaries, free and clear of all Encumbrances and transfer restrictions (except for (x) Permitted Encumbrances and (y) Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws), and (i) all such outstanding shares of capital stock have been duly authorized and validly issued, and are fully paid and nonassessable, and (ii) there are no other outstanding equity interests or voting securities of any such Subsidiary. As of the date of this Agreement, there are no outstanding (A) subscriptions, options, warrants, or rights, (B) convertible or exchangeable securities, instruments, bonds, debentures, notes or obligations or (C) Contracts, in each case, under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of capital stock or other equity interests or voting securities of any Subsidiary of the Company.
(h) Each Company Option and Inducement Option (i) was granted in compliance with all applicable Legal Requirements and all of the terms and conditions of the Company Equity Plan pursuant to which it was issued (or, for Inducement Options, the Nasdaq Stock Market Rule 5635(c)(4)), (ii) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, (iii) has a grant date identical to the date on which the Board of Directors or compensation committee thereof actually awarded such Company Option or Inducement Option, as applicable, and (iv) qualifies for the Tax and accounting treatment afforded to such Company Option or Inducement Option in the Company’s Tax Returns and the Company SEC Documents, respectively.
3.4 SEC Filings; Financial Statements.
(a) Except as set forth on Section 3.4(a) of the Company Disclosure Letter, since January 1, 2022, the Company has filed or furnished, as applicable, on a timely basis all reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC pursuant to the Exchange Act or the Securities Act (as supplemented, modified or amended since the time of filing, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the Securities Act) or filing dates (in the case of all other Company SEC Documents), or, if amended or modified prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment or modification, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and any rules and regulations promulgated thereunder applicable to those Company SEC Documents, and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) have been prepared in a manner consistent with the books and records of the Company and its consolidated Subsidiaries; (iii) were prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) applied in all material respects on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act); and (iv) fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of notes and to normal and recurring year-end adjustments).
(c) The Company has established and maintains “disclosure controls and procedures” and a system of “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, as applicable, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries, as applicable, are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s or any of its Subsidiaries’, as applicable, assets that could have a material effect on its financial statements. To the knowledge of the Company, since January 1, 2018, neither the Company nor the

Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiencies or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (B) any fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.
(d) No Acquired Company is a party to, nor does any Acquired Company have any obligation or other commitment to become a party to, any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquired Companies in the Company SEC Documents.
(e) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, (i) none of the Company SEC Documents is the subject of ongoing SEC review, and (ii) there are no inquiries or investigations by the SEC or any internal investigations pending or threatened in writing, in each case regarding any accounting practices of the Company.
(f) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.
(g) The Company is in compliance, in all material respects, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.
(h) The proxy statement relating to the Stockholders Meeting to be filed by the Company with the SEC, and any amendments or supplements thereto (such proxy statement, including any such amendments or supplements thereto, the “Proxy Statement”), will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement, at the time of the filing of such Proxy Statement with the SEC, at the time such Proxy Statement is first mailed to the Company’s stockholders and at the time of the Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting that has become false or misleading. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.
3.5 Absence of Changes; No Material Adverse Effect. Except as expressly contemplated by this Agreement, from December 31, 2022 through the date of this Agreement:
(a) except for discussions, negotiations and activities related to this Agreement, the Transactions or other potential strategic transactions or alternatives, (i) the Acquired Companies have operated in all material respects in the ordinary course of business consistent with past practice and (ii) other than with respect to Section 5.2(b)(xii), there has not been or occurred any event, condition, action or effect that, if taken during the period from the date hereof through the Effective Time, would constitute a breach of Section 5.2(b); and
(b) no Material Adverse Effect has occurred.
3.6 Title to Assets. Except as would not reasonably be expected to, individually or in the aggregate, constitute a Material Adverse Effect, each Acquired Company has good and valid title to, or valid leasehold interests in or valid rights under contract to use, all assets (excluding Intellectual Property Rights, which are addressed by Section 3.8) owned, leased or used by it, free and clear of any Encumbrances (other than Permitted Encumbrances).
3.7 Real Property.
(a) The Acquired Companies do not own any real property.

(b) Section 3.7(b) of the Company Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto). The Acquired Companies hold valid and existing leasehold interests in the real property that is leased or subleased by the Acquired Companies from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances. The Company has delivered to Parent a true and complete copy of each Lease. No Acquired Company is in breach or default under any Lease related to the Leased Real Property and nor has any Acquired Company received any written notice regarding any breach or default by any Acquired Company under any Lease related to the Leased Real Property, except for breaches or defaults that have been cured. No Acquired Company has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has any Acquired Company subleased, licensed, or otherwise granted any Person (other than another wholly owned Subsidiary of the Company) a right to use or occupy such Leased Real Property or any portion thereof. The Leased Real Property is (i) in good condition and repair and (ii) is being maintained by the applicable Acquired Company in accordance with the terms of the respective Lease.
3.8 Intellectual Property; Data Breach.
(a) The Acquired Companies own and possess all right, title and interest in and to, or have the right to use pursuant to a valid and enforceable agreement, all Company IP, free and clear of all Encumbrances other than Permitted Encumbrances. Notwithstanding anything to the contrary in this Section 3.8(a), the representations and warranties in this Section 3.8(a) shall not be construed to be representations or warranties with respect to infringement of Intellectual Property Rights.
(b) As of the date of this Agreement, Section 3.8(b)(i) of the Company Disclosure Letter identifies (i) the name of the applicant or registrant and current owner, (ii) the jurisdiction of application or registration and (iii) the application or registration number, in each case, for each item of Registered IP owned (or purported to be owned) by any Acquired Company and for each item of material Registered IP exclusively licensed to any Acquired Company. As of the date of this Agreement, Section 3.8(b)(ii) of the Company Disclosure Letter identifies all material unregistered Company IP for which the Company has filed a pending application for registration. With respect to the Registered IP owned (or purported to be owned) by any Acquired Company, (A) such Registered IP is valid, subsisting and enforceable in all material respects, and (B) the Acquired Companies have paid when due all necessary registration, maintenance and renewal fees and filed all necessary renewals, statements and certifications for the purpose of maintaining such Registered IP, except, in the case of the foregoing clause (B), where the failure to pay such fees or file such renewals, statements or certifications, would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect. Except as set forth on Section 3.8(b)(iii) of the Company Disclosure Letter, as of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than routine examination proceedings with respect to pending applications) is pending or, to the knowledge of the Company, threatened in writing against any Acquired Company, in which the scope, validity, enforceability or ownership of any Registered IP listed on Section 3.8(b)(i) of the Company Disclosure Letter is being or has been contested or challenged.
(c) Each of the Patents listed on Section 3.8(b)(i) of the Company Disclosure Letter that are owned (or purported to be owned) by an Acquired Company (solely or by co-ownership) properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with the Legal Requirements of the jurisdiction in which such Patent is issued or pending.
(d) Each Company Associate who is or was engaged in the creation or development of any Registered IP or material Company IP owned (or purported to be owned) by any Acquired Company has signed a valid and enforceable agreement containing a present-tense assignment of Intellectual Property Rights to an Acquired Company. No Company Associate or other Representative of any Acquired Company owns or, to the knowledge of the Company, claims any rights (nor, to the knowledge of the Company, has any of them made application for) any Company IP.

(e) No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution is being or has been used to create, in whole or in part, Intellectual Property Rights owned (or purported to be owned) by the Acquired Companies, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights to such Intellectual Property Rights.
(f) The Acquired Companies have entered into confidentiality and nondisclosure agreements with all Company Associates and any other Person with access to any material Trade Secrets of the Acquired Companies to protect the confidentiality and value of such material Trade Secrets, and, to the knowledge of the Company, there has not been any breach by any of the foregoing of any such agreement. The Acquired Companies have taken commercially reasonable security and other measures to protect and maintain the secrecy and confidentiality of all Trade Secrets and Intellectual Property Rights owned (or purported to be owned) by any Acquired Company.
(g) As of the date of this Agreement, Section 3.8(g) of the Company Disclosure Letter sets forth (i) each license agreement pursuant to which an Acquired Company is granted a license, covenant not to sue under, immunity from suit with respect to or other equivalent rights to any Intellectual Property Right that is owned by a Person other than an Acquired Company and is material to the business of the Acquired Companies as currently conducted, excluding (A) any material transfer agreement governing the provision of materials for research purposes, (B) any clinical trial agreement, nondisclosure agreement, commercially available software-as-a-service offering or off-the-shelf software license, and (C) any agreement where the only licenses to or rights in Intellectual Property Rights granted to any Acquired Company are non-exclusive licenses or rights granted solely for the purpose of enabling such Acquired Company’s (or any other Acquired Company’s) use or exploitation of the services or deliverables provided to such Acquired Company (or any other Acquired Company) pursuant to such agreement, in each case of clauses (A) through (C), that are entered into in the ordinary course of business consistent with past practice and which are not otherwise material (each license agreement covered by this clause (i), an “In-bound License”), and (ii) each license agreement pursuant to which an Acquired Company grants to any Person (other than an Acquired Company) a license, covenant not to sue under, immunity from suit with respect to or other equivalent rights to any Intellectual Property Right owned (or purported to be owned) by an Acquired Company, excluding (x) any material transfer agreement governing the provision of materials for research purposes, (y) any clinical trial agreement or nondisclosure agreement, and (z) any agreement granting non-exclusive licenses or rights where such non-exclusive licenses or rights are granted solely for the purpose of providing services or conducting activities within the scope of such agreement, in each case of clauses (x) through (z), that are entered into in the ordinary course of business consistent with past practice and which are not otherwise material (each license agreement covered by this clause (ii), an “Out-bound License”).
(h) To the knowledge of the Company, the operation of the Acquired Companies’ business as currently conducted (and as conducted in the preceding five (5) years) does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property Rights of any other Person nor does the operation of the Acquired Companies’ business constitute unfair competition or deceptive or unfair trade practices. Except as set forth on Section 3.8(h) of the Company Disclosure Letter, to the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property Rights owned (or purported to be owned) by or licensed to any Acquired Company. Except as set forth on Section 3.8(h) of the Company Disclosure Letter, as of the date of this Agreement, no Legal Proceeding is pending (or, to the knowledge of the Company, threatened) (i) against any Acquired Company alleging that (A) the operation of the Acquired Companies’ business as currently conducted (or as conducted in the preceding five (5) years) infringes, misappropriates or otherwise violates any Intellectual Property Rights of another Person or (B) any Acquired Company is required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property Rights, or (ii) by any Acquired Company alleging that another Person is infringing, misappropriating or otherwise violating any Intellectual Property Rights owned (or purported to be owned) by or licensed to any Acquired Company. To the knowledge of the Company, there has have been no piracy or other unauthorized use of the Products or breaches of or failures in the security systems or measures that have resulted in a theft of the Products, or any unlicensed release of any Company Source Code. Except as set forth on Section 3.8(h) of the Company Disclosure Letter, from January 1, 2020 to the date of this Agreement, no Acquired Company has received any written notice or other written communication alleging that the operation of the Acquired Companies’ business as currently conducted (or as conducted in the preceding five (5) years) infringes, misappropriates or otherwise violates any Intellectual Property Rights of another Person.
(i) Except as set forth on Section 3.8(i) of the Company Disclosure Letter, none of the Intellectual Property Rights owned (or purported to be owned) by any Acquired Company, and, to the knowledge of the Company, none of the Intellectual Property Rights licensed to any Acquired Company, is subject to any pending or outstanding Order that restricts in any material respect the use, transfer, registration or licensing of any such Intellectual Property Rights by an Acquired Company, or otherwise affects in any material respect the validity or enforceability of any such Intellectual Property Rights.
(j) The consummation of the Transactions will not result in the loss or impairment of the Acquired Companies’ ownership of or right to use (as applicable) any Company IP.
(k) The Company has made available a complete and accurate list of all Open Source Materials used or made available in connection with the Products, including Open Source Materials incorporated into any Product, or with which any Product is distributed, made available or accessible to others. No Product or any other Company Source Code or software owned, distributed or made available by any Acquired Company contains, is distributed or made available with, or is derived from Open Source Materials that is licensed under any terms that: (i) impose a requirement or condition that an Acquired Company grant a license under or refrain from asserting or enforcing any of its Patent rights, or that any software owned or licensed to an Acquired Company or part thereof be (A) disclosed, distributed or made available in source code form, (B) licensed for making modifications or derivative works or (C) redistributable at no or nominal charge; or (ii) impose any other material limitation, restriction or condition on the right or ability of any Acquired Company to use, distribute or make available any software owned or licensed to such Acquired Company. The Acquired Companies are not in breach of any of the terms of any license to any Open Source Materials. The Acquired Companies have not contributed or permitted the contribution of any software to the open source community or made or licensed or permitted the making or licensing of any software pursuant to any Open Source Materials license.
(l) The Acquired Companies have not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any Company Source Code. The Acquired Companies have not provided or disclosed any Company Source Code to any Person that was not, at the time of such provision or disclosure, a current Company Associate whose access to such Company Source Code was limited to the sole purpose of performing services for or on behalf of any Acquired Company. The Company Source Code contains annotations and programmer’s comments and otherwise has been documented in a manner that is reasonably consistent with the highest industry standard practice with respect to similar software, including being sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze and interpret program logic, correct errors and improve, enhance, modify and support the software. All hardware, software, content or other technology or materials owned or purported to be owned by any Acquired Company or used in any Products was created, invented or generated by natural persons (and not by any artificial intelligence enabled-software or technology). The Acquired Companies have implemented and maintained reasonable and appropriate protocols and safeguards to monitor and control any and all use of artificial intelligence enabled-software by or on behalf of the Acquired Companies. The Acquired Companies have not entered into any escrow agreement with respect to the Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by any Acquired Company (or any other Person acting on behalf of such Acquired Company) to any other Person of any Company Source Code. Neither the execution of this Agreement nor the consummation of the Transactions, in and of itself, would reasonably be expected to result in the delivery of, or any obligation to deliver, any Company Source Code to another Person, including the release of any Company Source Code from an escrow agent.
(m) No Product nor any IT System contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware”, “malware” or “adware” (as such terms are commonly understood in the software industry), or any other code having, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or with which such code interoperates, communicates or transacts; or (ii) compromising the privacy or data security of a user, system or software, or accessing modifying, damaging or destroying any data, file, software or system without the user’s knowledge or consent (collectively, “Malicious Code”). The Acquired Companies have adopted and enforce a written policy consistent with the highest industry standards to ensure that its business and IT Systems are free of Malicious Code, and to ensure the prompt identification, removal and remediation of any Malicious Code. The Acquired Companies have taken all reasonable measures to preserve and maintain the performance, security and integrity of the Products and IT Systems, and all software, information, data, content or Intellectual Property Rights stored thereon.
(n) To the knowledge of the Company, in the six (6) years immediately preceding the date of this Agreement, (i) there has been no unauthorized access to or other security breach of any IT System, and (ii) there has been no unauthorized access to, or unauthorized disclosure or theft of, any Personal Information or Company Data in the possession or control of any Acquired Company, in each case of the foregoing clauses (i) and (ii), in any material respect. The Company has obtained and possesses valid licenses to use the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Acquired Companies’ business.
(o) The Acquired Companies are in compliance in all material respects with, and have at all times complied in all material respects with, all Privacy Laws in the operation of the Acquired Companies’ business. The Acquired Companies materially follow its posted Privacy Policies regarding the Processing of Personal Information in connection with the operation of the Acquired Companies’ business. The Acquired Companies have at all times made all required disclosures to, and obtained any required consents from, users, customers, employees, contractors, Governmental Bodies and other applicable Persons as required by applicable Privacy Laws. Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the Transactions will violate any Privacy Law or Privacy Policy.
(p) To the knowledge of the Company, no Person has gained unauthorized access to, acquired, or engaged in unauthorized Processing of (i) any Personal Information or Company Data held by or on behalf of the Company, or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices, or other devices or systems that processes Personal Information or Company Data related to the Acquired Companies’ business and owned or maintained by the Acquired Companies, their customers, subcontractors or vendors, or any other Persons on their behalf (a “Security Breach”) and the Acquired Companies have no reason to reasonably suspect a Security Breach has occurred. The Acquired Company have at all times in the past used commercially reasonable controls, technologies, processes, and practices to detect, identify and remediate Security Breaches.
(q) The Acquired Companies have at all times maintained in place in connection with the Acquired Companies’ business commercially reasonable security measures, controls, technologies, polices and safeguards sufficient to comply with applicable Privacy Laws and Contracts and requires the same of all vendors that Process Personal Information or Company Data on its behalf. The Acquired Companies (including its subcontractors) maintain disaster recovery and business continuity plans, procedures and facilities in connection with the Acquired Companies’ business that are commercially reasonable and that satisfy the Acquired Companies’ contractual and legal obligations.
(r) None of the Acquired Companies have been subject to or received any notice of any audit, investigation, complaint, or other Legal Proceeding by any Governmental Body or other Person concerning such Acquired Company’s collection, use, Processing, storage, transfer, or protection of Personal Information or Company Data or actual, alleged, or suspected violation of any applicable Legal Requirement concerning privacy, data security, or data breach notification, and to the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Proceeding.
3.9 Contracts.
(a) Section 3.9(a) of the Company Disclosure Letter identifies each Contract to which any Acquired Company is a party or by which any Acquired Company is bound that constitutes a Specified Contract as of the date of this Agreement. For purposes of this Agreement, each of the following Contracts to which any Acquired Company is a party or by which any Acquired Company is bound as of the date of this Agreement (excluding Employee Plans) shall constitute a “Specified Contract”:
(i) any Contract that is a settlement, conciliation or similar agreement with any Governmental Body (A) pursuant to which an Acquired Company will be required after the date of this Agreement to pay any material monetary obligations or (B) that contains material obligations with respect to, or material limitations on, an Acquired Company’s conduct that such Acquired Company will be required to comply with after the date of this Agreement (other than customary confidentiality obligations);
(ii) any Contract materially limiting the freedom or right of any Acquired Company to (A) engage in any line of business or (B) compete with or solicit any other Person in any location or line of business (other than non-solicitation obligations with respect to the solicitation of non-Acquired Company employees that are not material to the Company and its business as currently conducted);
(iii) any Contract that requires or is reasonably expected to require, by its terms, the payment or delivery of cash or other consideration by or to any Acquired Company in an amount in excess of $250,000 in the fiscal year ending December 31, 2023 or in any individual fiscal year thereafter and that cannot be canceled by such Acquired Company without penalty or further payment on ninety (90) days’ (or fewer) notice;
(iv) any Contract relating to Indebtedness in excess of $250,000 (whether incurred, assumed, guaranteed or secured by any asset) of any Acquired Company;
(v) any Contract with any Person constituting a joint venture, strategic alliance or similar profit sharing arrangement;
(vi) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of an Acquired Company, the pledging of the capital stock or other equity interests of an Acquired Company or the issuance of any guaranty by an Acquired Company;
(vii) any material In-bound License or Out-bound License;
(viii) any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by any Acquired Company after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $250,000;
(ix) any Contract providing for indemnification or any guaranty that is material to any Acquired Company, other than (A) any guaranty by any Acquired Company of any of the obligations pursuant to a customer Contract that was entered into in the ordinary course of business, or (B) any Contract providing for indemnification of customers pursuant to Contracts entered into in the ordinary course of business;
(x) any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of any Acquired Company;
(xi) any Contract that contains any provision that requires the purchase of all of any Acquired Company’s requirements for a given product or service from a given third party, which product or service is material to the Acquired Company;
(xii) any Contract that obligates any Acquired Company to conduct business on an exclusive basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive basis or that contains a “most favored nation” or similar covenant with any third party;
(xiii) any Contract with (A) any Affiliate, director, or executive officer (as such term is defined in the Exchange Act) of the Company, (B) any Person holding 5% or more of the Shares, or (C) to the knowledge of the Company, any Affiliate (other than any Acquired Company) or immediate family member of any Person described in the foregoing clause (A) or (B);

(xiv) any Contract (other than purchase orders) with a Company Material Customer or Company Material Supplier;
(xv) any Contract that relates to Intellectual Property Rights that is material to the conduct of the Company’s business as currently conducted, except Contracts for off-the-shelf or shrink-wrap software licensed to any Acquired Company;
(xvi) any Contract with an employee or consultant of an Acquired Company (in each case with an annual base salary or payment in excess of $150,000) that provides for retention or transaction payments or cannot be terminated without the payment or provision of severance compensation or benefits or advance notice of termination; and
(xvii) any other Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
(b) As of the date of this Agreement, the Company has delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of each Specified Contract or has publicly made available a copy of such Specified Contract in EDGAR. Each Specified Contract is, with respect to the Acquired Company that is party thereto and, to the knowledge of the Company, with respect to each other party thereto, valid, binding and in full force and effect, and enforceable in accordance with its terms, except insofar as such enforceability may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors’ rights, or (ii) general equitable principles. With respect to each Specified Contract, no Acquired Company nor, to the knowledge of the Company, any other party thereto (x) is in breach of, or default under, such Specified Contract, or (y) has taken any action that (or failed to take any action, which failure), with or without notice, lapse of time or both, would constitute a breach of, or a default under, such Specified Contract, in each case of the foregoing clauses (x) and (y), except as would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect.
3.10 Material Customers and Suppliers. From January 1, 2023 through the date hereof, no Company Material Customer or Company Material Supplier has terminated, materially curtailed or notified any Acquired Company in writing that it intends to terminate or materially curtail its business relationship with any Acquired Company. For the purposes of this Agreement, “Company Material Customers” shall mean the Company’s fifty (50) largest U.S. health care system facility customers for the fiscal year ended December 31, 2022 as measured by gross revenue and as set forth in Section 3.10(a) of the Company Disclosure Letter, and “Company Material Suppliers” shall mean the Company’s fifteen (15) largest third-party suppliers for the fiscal year ended December 31, 2022, as measured by gross expenditures and as set forth in Section 3.10(b) of the Company Disclosure Letter.
3.11 Liabilities. The Acquired Companies do not have any liabilities of the type required to be disclosed in a consolidated balance sheet of the Company (or in the notes thereto) prepared in accordance with GAAP, except for: (i) liabilities reflected or reserved against in the financial statements or notes thereto included in the Company SEC Documents filed prior to the date of this Agreement; (ii) liabilities or obligations incurred as expressly permitted pursuant to the terms of this Agreement or disclosed in the Company Disclosure Letter; (iii) liabilities for performance of obligations under Contracts that are binding upon the Acquired Companies and have been delivered or made available to Parent or Parent’s Representatives (or publicly made available in EDGAR) prior to the date of this Agreement; and (iv) liabilities incurred in the ordinary course of business since December 31, 2022.
3.12 Compliance with Legal Requirements. The Acquired Companies are, and since January 1, 2021 have been, in material compliance with all applicable Legal Requirements. Since January 1, 2021, no Acquired Company has been given written notice of, or been charged with, any unresolved material violation of any applicable Legal Requirement.
3.13 Regulatory Matters.
(a) Each Acquired Company is, and since January 1, 2022, has been, in compliance with Healthcare Laws applicable to each Acquired Company and its Products in all material respects, including requirements relating to design, clinical and non-clinical research and/or testing, product approval or clearance, premarketing notification, importation, labeling, advertising and promotion, record keeping, adverse event or medical device reporting, reporting of corrections and removals, current good tissue practice (GTP), and current good manufacturing practice (GMP) for biological, tissue, and medical device Products, and no officer, director, manager or managing director of any Acquired Company (in each case, acting for or on behalf of any Acquired Company), or to the knowledge of the Company, any other Person, has engaged in any act on behalf of any Acquired Company that violates Healthcare Laws in any material respect. To the knowledge of the Company, any contract manufacturers assisting in the manufacture of the Products or Product components are, and, since January 1, 2022, have been, in compliance in all material respects with the FDA’s establishment registration, product listing, quality system, and reporting requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of Products or Product components for the Acquired Companies. No Acquired Company has received any written notification of any pending or threatened claim, subpoena, civil investigative demand, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other Action from any Governmental Body, including the FDA, Centers for Medicare & Medicaid Services and the U.S. Department of Health and Human Services Office of Inspector General, the U.S. Department of Justice, any U.S. Attorney’s Office or state Attorney General, or any comparable state or federal Governmental Body, or any other Person, alleging potential or actual non-compliance by, or liability of, any Acquired Company under any Healthcare Law.
(b) Each Acquired Company holds such permits of Governmental Bodies required for the conduct in all material respects of its business as currently conducted, including those permits necessary to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, importation, exportation, storage, shipment, distribution and promotion of its Products in jurisdictions where it currently conducts such activities with respect to each Product (collectively, the “Company Licenses”). Each Acquired Company has fulfilled and performed its obligations with respect to Company Licenses in all material respects and is in compliance with the terms and conditions of Company Licenses in all material respects, and, to the knowledge of the Company, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or would result in any other impairment of the rights in any material respect of the holder of any material Company License. No Acquired Company has received any written information or notification from the FDA or any other Governmental Body with jurisdiction over the design, clinical and non-clinical research and/or testing, labeling, advertising, promotion, marketing, sale, use, handling and control, safety, efficacy, reliability, distribution or manufacturing of biological, tissue, or medical device Products which would reasonably be expected to lead to the denial of any application for marketing approval, licensure or clearance currently pending before the FDA or any other Governmental Body.
(c) All material filings, reports, documents, claims, submissions and notices submitted or required to be filed, maintained or furnished to the FDA, CMS, state or other Governmental Bodies have been so timely submitted, filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including all claims, statements, adverse event reports, medical device reports, reports of recalls, corrections and removals with regard to the Products and any transparency reports. All applications, notifications, submissions, information, claims, reports, filings and other data and conclusions derived therefrom utilized as the basis for, or submitted in connection with, any and all requests for a Company License from the FDA or other Governmental Body relating to any Acquired Company or its businesses or the Products, when submitted to the FDA or any other Governmental Body, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to the FDA or other Governmental Body and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.
(d) No Acquired Company has received any written notice or other communication from the FDA or any other Governmental Body contesting the regulatory classification, licensure, pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products. No manufacturing site which assists in the manufacture of the Products or Product components (whether Acquired Company-owned or operated or that of a contract manufacturer for any Products or Product components) has been subject to a

Governmental Body (including the FDA) shutdown or import or export detention, refusal or prohibition. Except as set forth on Section 3.13(d) of the Company Disclosure Letter, no Acquired Company or, to the knowledge of the Company, any manufacturing site which assists in the manufacture of any material Products or material Product components (whether Acquired Company-owned or operated or that of a contract manufacturer for the Products or Product components) has received, since January 1, 2022, any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Body alleging, observing or asserting noncompliance with any applicable Healthcare Laws or Company Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Body, and, to the knowledge of the Company, there is no such Action or proceeding pending or threatened.
(e) Except as set forth on Section 3.13(e) of the Company Disclosure Letter, the FDA has not mandated that any Acquired Company recall any of its Products. There are no voluntary recalls of any of the Acquired Company’s Products contemplated by any of the Acquired Companies or pending. Since January 1, 2022, there have been no recalls (either voluntary or involuntary), field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product component, or seizures ordered or adverse regulatory actions taken (or, to the knowledge of the Company, threatened) by the FDA or any Governmental Body with respect to any of the Products or Product components or any facilities where Products or Product components are developed, designed, tested, manufactured, assembled, processed, packaged or stored.
(f) Except as set forth on Section 3.13(f) of the Company Disclosure Letter, there are no clinical trials that are being conducted as of the date hereof by or on behalf of, or sponsored by, any Acquired Company.
(g) No Acquired Company is the subject of any pending or, to the knowledge of the Company, threatened investigation regarding an Acquired Company or the Products by the FDA pursuant to the FDA Fraud Policy. No Acquired Company or, to the knowledge of the Company, any officer, employee, agent or distributor of any Acquired Company has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy.
(h) All of the Acquired Companies’ Contracts, participation in joint ventures and other business relationships with potential customers, prescribers, physicians or other healthcare professionals, distributors, patients, or other sources of orders or referrals, including any consulting, speaker, development, sponsorship, grant and royalty agreements with, and training events for, physicians, other healthcare professionals or providers, governmental representatives or healthcare entities or organizations, comply in all material respects with all Healthcare Laws.
(i) No Acquired Company or, to the knowledge of the Company, any of their respective officers, directors, managers, managing directors, employees, agents, or distributors is excluded from participation in any federal healthcare program as that term is defined by 42 U.S.C. § 1320a-7b(f), is debarred under 21 U.S.C. § 335a, or is restricted or prohibited from participation in any healthcare, procurement or non-procurement program or reimbursement system authorized, funded, administered or sponsored by any Governmental Body. No Acquired Company or, to the knowledge of the Company, any of their officers, directors, managers, managing directors, employees, agents, or distributors (in each case, acting for or on behalf of any Acquired Company) (i) has engaged in, been charged with or been investigated for any conduct that would reasonably be expected to result in exclusion from any federal healthcare program or debarment or any other sanction under similar foreign, state, or local applicable law, or (ii) has otherwise engaged in any activities that would reasonably be expected to provide cause for civil, criminal or administrative penalties or sanctions or mandatory or permissive exclusion or debarment under any Healthcare Laws.
(j) The Acquired Companies have operated since January 1, 2022, a compliance program having all the elements of an effective compliance program identified in the Compliance Program Guidance for

Pharmaceutical Manufacturers, 68 Fed. Reg. 23731 (May 5, 2003) issued by the Office of Inspector General for U.S. Department of Health and Human Services. There are no outstanding compliance complaints or reports, ongoing internal compliance investigations, or outstanding compliance corrective actions.
3.14 Certain Business Practices. Within the previous five (5) years, no Acquired Company nor, to the knowledge of the Company, any of the directors, officers, employees, Representatives or agents of any Acquired Company (in each case, acting for or on behalf of any Acquired Company) has violated any applicable Anti-Corruption Law, any applicable anti-money laundering law (or any applicable rule or regulation promulgated thereunder) or any applicable Legal Requirement of similar effect, or has, in violation of applicable Anti-Corruption Laws, (a) used any funds (whether of an Acquired Company or otherwise) for contributions, gifts, entertainment or other expenses relating to political activity, or (b) made any payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns. To the knowledge of the Company, no Governmental Body is investigating, examining or reviewing any Acquired Company’s compliance with any applicable provisions of Anti-Corruption Laws, any applicable anti-money laundering laws (or any applicable rules or regulations promulgated thereunder) or any applicable Legal Requirements of similar effect.
3.15 Governmental Authorizations. The Acquired Companies hold all Governmental Authorizations necessary to enable the Acquired Companies to conduct their business in the manner in which such business is currently being conducted, except where the failure to hold such Governmental Authorizations would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect. All Governmental Authorizations held by the Acquired Companies are valid and in full force and effect, and the Acquired Companies are in compliance with the terms and requirements of such Governmental Authorizations, in each case except where the failure of such Governmental Authorizations to be valid or in full force and effect, or the failure of the Acquired Companies to be in compliance with such terms and requirements, would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect.
3.16 Tax Matters.
(a) Each of the Tax Returns required to have been filed by an Acquired Company with any Governmental Body (the “Company Returns”) has been timely filed on or before the applicable due date (taking into account any valid extensions of such due date) and was accurate and complete when filed (or was subsequently corrected), and all Taxes payable by an Acquired Company (whether or not shown on the Company Returns) have been paid to the relevant Governmental Body, other than Taxes that are not yet due or that are being contested in good faith in appropriate Legal Proceedings and for which an adequate reserve has been established in accordance with GAAP. No Acquired Company has incurred any material liability for Taxes owed since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business.
(b) Except as would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect, (i) to the knowledge of the Company, no Legal Proceeding involving the IRS or any other Governmental Body is pending or has been threatened in writing against or with respect to any Acquired Company in respect of any amount of Taxes, (ii) no deficiency for any Tax has been asserted or assessed by any Governmental Body in writing against any Acquired Company as a result of any audit or examination by such Governmental Body, other than any such deficiency that has been paid, settled or withdrawn or is being contested in good faith and in accordance with applicable Legal Requirements, (iii) there are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets or properties of any Acquired Company, and (iv) no unresolved written claim has been received by any Acquired Company from any Governmental Body in any jurisdiction in which such Acquired Company does not file Tax Returns asserting that such Acquired Company is or may be subject to Taxes in that jurisdiction.
(c) Except as would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect, no Acquired Company (i) is party to or bound by any Tax allocation, Tax sharing or Tax indemnification agreement that would have a continuing effect after the Closing Date, other than (A) any such agreement exclusively between or among the Acquired Companies, or (B) Tax provisions in agreements that were entered in the ordinary course of business and the primary subject matter of which is not Taxes; (ii) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or another Acquired Company); (iii) has any liability for the Taxes of any other Person (other than the Acquired Companies) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Legal Requirement), or as a transferee or successor or otherwise by operation of law; or (iv) has requested or agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.
(d) During the two (2)-year period ending on the date hereof, none of the Acquired Companies has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(e) No Acquired Company has entered into any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(f) Except as would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect, the Acquired Companies will not be required to include any item of income in, or exclude any item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date (i) pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) as a result of any change in method of accounting made prior to the Closing Date, or (ii) otherwise as a result of (A) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing Date, (B) an installment sale or open transaction disposition made prior to the Closing Date, or (C) a prepaid amount received prior to the Closing Date.
(g) The Acquired Companies have not made an election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or foreign Tax law).
(h) The Acquired Companies have not deferred any Taxes under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act or any provision of state, local or foreign Tax law to any Tax period (or portion thereof) following the Closing.
3.17 Employee Matters; Benefit Plans.
(a) No Acquired Company is a party to, and no Acquired Company is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees, and there are no labor organizations representing or, to the knowledge of the Company, seeking to represent any employees of the Acquired Companies. There has not been any strike, slowdown, work stoppage, lockout, labor dispute or, to the knowledge of the Company, union organizing activity or written threat thereof involving any employees of the Acquired Companies. There are no unfair labor practice charges or complaints pending or, to the knowledge of the Company, threatened in writing against any Acquired Company before the National Labor Relations Board or any similar Governmental Body. The Acquired Companies have complied with all applicable Legal Requirements related to employment, termination of employment, employment practices, payment of wages and salaries, withholding, hours of work, leaves of absence, plant closing notifications, labor disputes, workplace safety, discrimination in employment, harassment and retaliation, immigration (including complying with all Form I-9 requirements and verifications of authorization to work in the United States), and worker classification (including properly classifying its workers as (i) independent contractors and consultants; and (ii) exempt and non-exempt) except where the failure to be in compliance would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect.
(b) Except as set forth in Section 3.17(a) of the Company Disclosure Letter, there are no administrative charges, demands, consent decrees, internal complaints or court complaints or, to the knowledge of the Company, audits or investigations against any Acquired Company (or any current or former officer, director or employee of any Acquired Company) concerning alleged employment discrimination, wage and hour issues, worker classification or workplace safety, or any other employment related matters pending or, to the knowledge of the Company, threatened before the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor or any other Governmental Body. Acquired

Companies have paid in full to all current and former employees, independent contractors and consultants all wages, salaries, bonuses, commissions, accruals, benefits, compensation, and other payments due to or on behalf of such employees, independent contractors and consultants.
(c) The Acquired Companies have maintained workers’ compensation coverage as required by applicable law through the purchase of insurance and not by self-insurance or otherwise. The Acquired Companies are not liable for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, social security, income or any other Tax, workers’ compensation or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business, consistent with past practice). Except as set forth in Section 3.17(a) of the Company Disclosure Letter, to the knowledge of the Company, there are no pending claims against any Acquired Company under any workers’ compensation plan or policy, long term disability plan or policy, or any other benefits plan sponsored by any Acquired Company.
(d) To the knowledge of the Company, no allegations of sexual harassment or sexual misconduct have been made at any time against (i) any current or former director, officer or manager of any Acquired Company or (ii) any employee of any Acquired Company who supervises other employees of any Acquired Company. Acquired Companies have not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct against any current or former director, officer, or manager of any Acquired Company or any employee of any Acquired Company who supervises other employees of any Acquired Company.
(e) Section 3.17(e) of the Company Disclosure Letter sets forth a complete list, as of the date of this Agreement, of the material Employee Plans. With respect to each such Employee Plan, the Company has delivered or made available to Parent or Parent’s Representatives (or publicly made available in EDGAR) prior to the execution of this Agreement complete copies of the following (if and to the extent existing for such Employee Plan): (i) all plan documents and all amendments thereto (or written descriptions of any Employee Plans that are not set forth in writing), and all related trust agreements, insurance Contracts or other funding documents, (ii) the Form 5500 (including all schedules and financial statements attached thereto) filed with the IRS for the three (3) most recently completed plan years, (iii) the most recent summary plan description and any material modifications thereto, (iv) the most recent determination, advisory or opinion letter from the IRS, and (v) all material correspondence to or from any Governmental Body received in the last three (3) years with respect to any Employee Plan.
(f) Each of the Employee Plans is now and has at all times been established, operated and administered in compliance in all respects with its terms and all applicable Legal Requirements (including ERISA and the Code). Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code is so qualified and has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and to the knowledge of the Company, nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination. There are no pending or, to the knowledge of the Company, threatened actions, disputes, suits, claims, arbitrations or legal, administrative or governmental action against any Employee Plan, and all contributions, premiums and any other payments required to be made by any Acquired Company or any ERISA Affiliate to any Employee Plan have been made on or before their applicable due dates. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA that reasonably be expected to, subject any Acquired Company or any Employee Plan to either a liability pursuant to Section 502 of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.
(g) No Acquired Company, nor any other ERISA Affiliate, has sponsored, maintained, contributed to or been required to contribute to (i) a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan” (in each case, as defined in Section 4001 of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code), or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(h) Except to the extent required under Section 601 et seq. of ERISA or Section 4980B of the Code (or any other similar state or local Legal Requirement), no Acquired Company or Employee Plan has any

obligation to provide post-employment welfare benefits to, or make any payment to, any present or former employee, officer, director, independent contractor or other individual service provider of any Acquired Company pursuant to any retiree medical benefit plan or other retiree welfare plan.
(i) Except as provided in Section 2.4, the consummation of the Transactions (either alone or in combination with other events or circumstances) will not (i) cause any severance pay, unemployment compensation or other payment or benefit to become due from any Acquired Company (or under any Employee Plan) to any current or former employee, director, officer, independent contractor, or other individual service provider of any Acquired Company (or the dependents of any such Person), or (ii) accelerate the time of payment, vesting or funding of, or increase the amount of, compensation or benefits due to any such current or former employee, director, officer, independent contractor, or other individual service provider (or the dependents of any such Person) from any Acquired Company (or under any Employee Plan). No payment or other entitlement which is or may be made to any participant, either alone or in conjunction with any other payment, event or occurrence, will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code.
(j) No Acquired Company has any obligation to gross-up, indemnify or otherwise reimburse any current or former service provider to any Acquired Company for any Tax incurred by such service provider pursuant to Section 409A or 4999 of the Code.
(k) The Company has delivered or made available to Parent or Parent’s Representatives (or publicly made available in EDGAR) a copy of the Company Equity Plans and the forms of award agreements evidencing the Company Equity Awards outstanding as of the date of this Agreement.
(l) All individuals who perform services for any Acquired Company have been classified correctly, in accordance with the terms of each Employee Plan and ERISA, the Code, the Fair Labor Standards Act and all other applicable Legal Requirements, as employees, independent contractors or leased employees, and no Acquired Company has received notice to the contrary from any Person or Governmental Body.
(m) No Employee Plan is maintained outside of the United States for the benefit of current and former service providers of any Acquired Company or otherwise is subject to the Legal Requirements of any Governmental Body other than those of the United States.
3.18 Environmental Matters.
(a) The Acquired Companies are, and since January 1, 2018 have been, in compliance with Environmental Laws in all material respects, which compliance includes obtaining, maintaining and complying with all Governmental Authorizations required under Environmental Laws for the operation of their business as currently conducted.
(b) As of the date of this Agreement, there is no Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened in writing against any Acquired Company.
(c) As of the date of this Agreement, no Acquired Company has (i) received any written notice, report or request for information alleging that any Acquired Company has violated, or has any liability under, any Environmental Law, except where such allegation has been withdrawn or otherwise resolved, such violation has been resolved or such liability has been satisfied, or (ii) entered into any legally-binding Order, settlement or consent decree imposing on any Acquired Company any requirement or liability arising under Environmental Law, except for any such requirement or liability that has been satisfied.
(d) There have been no Releases of Hazardous Materials on, at, under or from any property or facility now or previously owned, leased or operated by any Acquired Company (including the Leased Real Property) in a manner and concentration that would reasonably be expected to result in any claim against or liability of any Acquired Company under any Environmental Law.
(e) No Acquired Company has assumed, undertaken or otherwise become subject to any liability of another Person relating to Environmental Laws, other than any indemnities in Specified Contracts or in leases or subleases for real property.

(f) To the knowledge of the Company, the Company has delivered or made available to Parent or Parent’s Representatives copies of all material documents in its possession or control concerning any actual or potential liability of any Acquired Company under Environmental Laws, including any environmental site assessments, compliance audits, asbestos surveys and material correspondence with any Governmental Body regarding liability of any Acquired Company under Environmental Laws.
3.19 Insurance. Except as would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect, (a) the Acquired Companies own or hold policies of insurance, or are self-insured, in such amounts and against such risks customarily insured against by companies in similar lines of business as the Acquired Companies, (b) all insurance policies of the Acquired Companies are in full force and effect (except for any expiration thereof in accordance with the terms thereof), (c) no written notice of cancellation or termination of any such insurance policy has been received by any Acquired Company (other than a notice in connection with ordinary renewals), and (d) no Acquired Company is in default under (and no circumstance exists that, with the giving of notice or lapse of time or both, would constitute a default by an Acquired Company under) any such insurance policy.
3.20 Legal Proceedings; Orders.
(a) As of the date of this Agreement, there is no Legal Proceeding pending (or, to the knowledge of the Company, threatened in writing) against any Acquired Company or, to the knowledge of the Company, against any officer, director or employee of any Acquired Company in such individual’s capacity as such, other than any such Legal Proceeding that (i) does not involve an amount in controversy in excess of $250,000 and (ii) does not seek material injunctive or other material non-monetary relief.
(b) To the knowledge of the Company, there is no order, writ, injunction or judgment of any Governmental Body (“Order”) outstanding against any Acquired Company that would reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect.
(c) To the knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any other Acquired Company or any malfeasance by any officer or director of the Company.
3.21 Authority; Binding Nature of Agreement.
(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Stockholder Approval (and assuming that the representations and warranties of Parent and Merger Sub set forth in Section 4.8 are accurate and that the Transactions are consummated in accordance with the DGCL), to perform its obligations under this Agreement and consummate the Transactions. The execution and delivery of this Agreement by the Company, and, assuming that the representations and warranties of Parent and Merger Sub set forth in Section 4.8 are accurate and that the Transactions are consummated in accordance with the DGCL, the consummation of the Transactions by the Company, have been duly authorized by the Board of Directors. Assuming that the representations and warranties of Parent and Merger Sub set forth in Section 4.8 are accurate and that the Transactions are consummated in accordance with the DGCL, (i) the adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares entitled to vote thereon at the Stockholders Meeting (the “Stockholder Approval”) is the only vote of the Company’s stockholders necessary to authorize or adopt this Agreement or to consummate the Transactions, and (ii) except for obtaining the Stockholder Approval and filing the certificate of merger with the Secretary of State of the State of Delaware in accordance with Section 1.3(b), no additional corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery or performance of this Agreement by the Company or the consummation of the Transactions by the Company. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except insofar as such enforceability may be limited by (A) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors’ rights, or (B) general equitable principles.

(b) The Board of Directors has adopted resolutions by unanimous vote at a meeting of all directors of the Company duly called and held (i) determining that this Agreement and the Transactions, including the Merger, are fair to, and in the best interest of, the Company and its stockholders; (ii) approving and declaring advisable this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement; and (iii) directing that this Agreement be submitted to a vote of the Company’s stockholders and resolving to recommend that the stockholders of the Company adopt this Agreement (such recommendation, the “Company Board Recommendation”), which resolutions, subject to Section 5.5, have not been subsequently withdrawn or modified in a manner adverse to Parent as of the date of this Agreement.
3.22 Anti-Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.8, the Board of Directors has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL or any other Takeover Law will be inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Transactions.
3.23 Non-Contravention; Consents.
(a) Assuming compliance with the applicable provisions of the DGCL, the rules and regulations of the SEC and Nasdaq, and assuming the Stockholder Approval is obtained, the execution and delivery of this Agreement by the Company does not and the consummation of the Transactions by the Company will not (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or comparable organizational documents) of any Acquired Company; (ii) cause a violation by any Acquired Company of any Legal Requirement or Order applicable to an Acquired Company; (iii) conflict with, result in a breach by an Acquired Company of or constitute a default by an Acquired Company under (or an event that with notice or lapse of time or both would become a default by an Acquired Company under), or give rise to any right of termination, amendment, cancellation or acceleration or the loss of any benefit to which an Acquired Company is entitled under, any Specified Contract; or (iv) result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any of the property or assets of any Acquired Company, except, in each case of the foregoing clauses (ii), (iii) and (iv), as would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect.
(b) Except as may be required by the Exchange Act (including the filing with the SEC of the Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions), the DGCL, and the rules and regulations of the SEC and Nasdaq, the Acquired Companies are not required to give notice to, make any filing with or obtain any consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other Transactions, except those notices, filings or consents the failure to give, make or obtain which would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect.
3.24 Opinion of Financial Advisor. On or prior to the date of this Agreement, the Board of Directors has received the opinion of UBS Securities LLC (“UBS”), as financial advisor to the Company, to the effect that, as of the date of such opinion (which shall be dated as the date hereof) and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be paid to the holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. The Company will make available to Parent solely for informational purposes a true and complete signed copy of such opinion as soon as reasonably practicable following the date of this Agreement.
3.25 Brokers and Other Advisors. Except for UBS, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission (or the reimbursement of expenses in connection therewith) in connection with the Transactions based upon arrangements made by or on behalf of any Acquired Company.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the Company that:
4.1 Due Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all corporate power and authority required to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used, except where the failure to have such power or authority does not constitute, and would not reasonably be expected to constitute, individually or in the aggregate, a Parent Material Adverse Effect.
4.2 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities, conducted any operations or incurred any liabilities or obligations other than in connection with the Transactions and those incident to Merger Sub’s formation. Either Parent or a wholly owned Subsidiary of Parent owns beneficially and of record all of the outstanding shares of capital stock of Merger Sub, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws.
4.3 Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Transactions. The boards of directors of Parent and Merger Sub have each (a) duly approved and declared advisable this Agreement and the Transactions, including the Merger, and (b) duly authorized the execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the Transactions by Parent and Merger Sub. Immediately following the execution and delivery of this Agreement by the Parties, Parent, in its capacity as Merger Sub’s sole stockholder, will duly adopt this Agreement and approve the Transactions by consent in lieu of a meeting of stockholders pursuant to and in accordance with Section 228 of the DGCL and in accordance with the certificate of incorporation and bylaws of Merger Sub. No other vote of Parent’s or Merger Sub’s stockholders is necessary to authorize or adopt this Agreement or to consummate the Transactions, and, except for filing the certificate of merger with the Secretary of State of the State of Delaware in accordance with Section 1.3(b), no additional corporate action or proceeding on the part of Parent or Merger Sub is necessary to authorize the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation of the Transactions by Parent or Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub and is enforceable against each of Parent and Merger Sub in accordance with its terms, except insofar as such enforceability may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors’ rights, or (ii) general equitable principles.
4.4 Non-Contravention; Consents.
(a) Assuming compliance with the applicable provisions of the DGCL and the rules and regulations of the SEC and Nasdaq, the execution and delivery of this Agreement by Parent and Merger Sub does not and the consummation of the Transactions by Parent and Merger Sub will not (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or comparable organizational documents) of Parent or Merger Sub; (ii) cause a violation by Parent or Merger Sub of any Legal Requirement or Order applicable to Parent or Merger Sub; or (iii) conflict with, result in a breach by Parent or Merger Sub of or constitute a default by Parent or Merger Sub under (or an event that with notice or lapse of time or both would become a default by Parent or Merger Sub under), or give rise to any right of termination, cancellation or acceleration or the loss of any benefit to which Parent or Merger Sub is entitled under, any Contract to which Parent or Merger Sub is party or by which Parent or Merger Sub is bound, except, in each case of the foregoing clauses (ii) and (iii), as would not constitute or reasonably be expected to constitute, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as may be required by the Exchange Act, Takeover Laws, or the DGCL, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to give notice to, make any filing with or obtain any consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger or the other Transactions, except those notices, filings or consents the failure to give, make or obtain which would not constitute or reasonably be expected to constitute, individually or in the aggregate, a Parent Material Adverse Effect.
4.5 Information Supplied. None of the information with respect to Parent, Merger Sub or any of their respective Subsidiaries supplied (or to be supplied) by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, (a) at the time such document is filed with the SEC, (b) at the time such document is first published, sent or given to the Company’s stockholders or (c) at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives.
4.6 Absence of Litigation. There is no Legal Proceeding pending (or, to the knowledge of Parent, threatened in writing) against Parent or Merger Sub, except as would not, and would not reasonably be expected to, individually or in the aggregate, constitute a Parent Material Adverse Effect. To the knowledge of Parent, neither Parent nor Merger Sub is subject to any consent decree, settlement agreement or similar written agreement with any Governmental Body, or to any Order, except as would not, and would not reasonably be expected to, individually or in the aggregate, constitute a Parent Material Adverse Effect.
4.7 Funds. Parent has as of the date of this Agreement and will have at all times through the Effective Time (and Parent will make available to Merger Sub in a timely manner) available funds in an amount sufficient to consummate the Transactions by payment in cash of (a) the aggregate Merger Consideration payable following the Effective Time (including the aggregate Merger Consideration payable following the Effective Time in respect of Shares), and (b) the aggregate amounts payable to holders of Company Equity Awards and Company Warrants following the Effective Time pursuant to Section 2.4.
4.8 Ownership of Shares. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” (as such terms are defined in Section 203(c) of the DGCL) is, or has at any time during the past three (3) years been, an “interested stockholder” of the Company (as such term is defined in Section 203(c) of the DGCL). Neither Parent nor Merger Sub nor any of their respective “affiliates” or “associates” (as such terms are defined in Section 203(c) of the DGCL) own (within the meaning of Section 203 of the DGCL), and at no time during the past three (3) years has Parent, Merger Sub or any of their respective “affiliates” or “associates” (as such terms are defined in Section 203(c) of the DGCL) owned (within the meaning of Section 203 of the DGCL), any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for, or other rights to acquire, shares of the Company’s capital stock.
4.9 Brokers and Other Advisors. Except for other Persons (if any) whose fees, commissions and expenses will be paid by Parent or Merger Sub, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission (or the reimbursement of expenses in connection therewith) in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries.
4.10 Acknowledgement by Parent and Merger Sub.
(a) Parent and Merger Sub (on their own behalf and on behalf of each other Parent Related Party) acknowledge and agree that none of Parent, Merger Sub or any other Parent Related Party is relying on or has relied on any representations or warranties of any kind or nature (whether express, implied or statutory) regarding the Acquired Companies (including the business, operations, assets, rights, liabilities or obligations thereof), the Transactions, the subject matter of this Agreement or any other matter related hereto or thereto (including any information, documents or materials provided or made available, whether in a “data room” or otherwise, to Parent, Merger Sub or any other Parent Related Party in contemplation of or in connection with this Agreement or the Transactions), except for the representations and warranties of the Company expressly set forth in Section 3 or in any certificate delivered pursuant to this Agreement. Each of Parent and Merger Sub (on their own behalf and on behalf of each other Parent Related Party) understands, acknowledges and agrees that, except for the representations and warranties of the Company expressly set forth in Section 3 or in any certificate delivered pursuant to this Agreement, no Acquired Company, nor any other Company Related Party, has made or is making any representations or warranties of any kind or nature (whether express, implied or statutory) in connection with this Agreement or the Transactions (including with respect to the accuracy or completeness of any information, documents or materials provided or made available, whether in a “data room” or otherwise, to Parent, Merger Sub or any other Parent Related Party in contemplation of or in connection with this Agreement or the Transactions), and all such representations and warranties are hereby specifically disclaimed.
(b) In connection with the due diligence investigation of the Acquired Companies by Parent, Merger Sub and the other Parent Related Parties, Parent, Merger Sub and the other Parent Related Parties may have received and may continue to receive after the date hereof from the Acquired Companies and the other Company Related Parties certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Companies and their respective businesses and operations. Parent and Merger Sub (on their own behalf and on behalf of each other Parent Related Party) hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that, except in the case of fraud or Willful Breach, none of Parent, Merger Sub or any other Parent Related Party will have any claim against the Acquired Companies, any other Company Related Party or any other Person with respect thereto unless (and then only to the extent that) any such information is expressly included in a representation or warranty contained in Section 3 or in any certificate delivered pursuant to this Agreement. Accordingly, without limiting Section 4.10(a), Parent and Merger Sub (on their own behalf and on behalf of each other Parent Related Party) hereby acknowledge and agree that neither the Acquired Companies nor any other Company Related Party, nor any other Person, has made or is making, and none of Parent, Merger Sub or any other Parent Related Party has relied or is relying upon, any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans, unless (and then only to the extent that) such information is expressly included in a representation or warranty contained in Section 3 or in any certificate delivered pursuant to this Agreement.
SECTION 5

CERTAIN COVENANTS OF THE COMPANY
5.1 Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8 (the “Pre-Closing Period”), on reasonable advance notice to the Company, the Company shall, and shall cause the other Acquired Companies and the respective Representatives of the Acquired Companies to, provide Parent and Parent’s Representatives with (a) reasonable access during normal business hours to the Acquired Companies’ assets and Representatives and to all existing books, records, documents and information relating to the Acquired Companies in the possession of the Acquired Companies, and (b) copies of such existing books, records, documents and information, in each case of the foregoing clauses (a) and (b), to the extent reasonably requested by Parent for any reasonable business purpose related to the consummation of the Transactions; provided, however, that any such access (i) shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Companies and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Companies or create a material risk of damage or destruction to any assets or property, (ii) may be subject to restrictions or limitations imposed by the Acquired Companies in connection with the health or safety of any of the Acquired Companies’ Representatives or commercial partners, and (iii) shall be subject to the Acquired Companies’ reasonable security measures and insurance requirements. Nothing herein shall require any of the Acquired Companies to provide Parent or Parent’s Representatives with access to, or to disclose to Parent or Parent’s Representatives or provide Parent or Parent’s Representatives with copies of, any books, records, documents or information if (A) such access, disclosure or provision would, in the Company’s reasonable discretion (I) jeopardize any attorney-client or other legal privilege (so long as the Acquired Companies have reasonably cooperated with Parent to permit such access to or disclosure of such information on a basis that does not waive such privilege with respect thereto) or (II) contravene any applicable Legal Requirement or fiduciary duty or any Contract entered into prior to the date of this Agreement, (B) such books, records, documents or information is reasonably pertinent to Legal Proceedings in which the Company or any of its Affiliates, on the one hand, and Parent, Merger Sub or any of their respective Affiliates, on the other hand, are adverse parties, or (C) subject to and without limiting the obligations of the Company pursuant to Section 5.4, such books, records, documents or information relate to (I) the negotiation or execution of this Agreement, or the actions or discussions of the Board of Directors (or any committee thereof) with respect thereto, or (II) any Acquisition Proposal (whether made or received before or after the execution of this Agreement) or Company Adverse Recommendation Change, or the actions or discussions of the Board of Directors (or any committee thereof) with respect thereto. No investigation by Parent or its Representatives shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall cause its Subsidiaries and direct its and their respective Representatives to comply with, all of Parent’s obligations under that certain Non-Disclosure Agreement, dated March 21, 2023, as amended, between the Company and Parent (the “Confidentiality Agreement”). During the Pre-Closing Period, the Company further agrees to reasonably cooperate with Parent and its Representatives with respect to communications to, and to organize and facilitate meetings with, customers, suppliers and other key business relations of the Acquired Companies as Parent or Merger Sub may reasonably request.
5.2 Operation of the Acquired Companies’ Business. During the Pre-Closing Period, except (x) as specifically required or permitted by this Agreement or as required by applicable Legal Requirements or Orders, (y) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or (z) as set forth in Section 5.2 of the Company Disclosure Letter:
(a) the Company shall, and shall cause each other Acquired Company to, use its reasonable best efforts to conduct its business in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, the Company shall, and shall cause each other Acquired Company to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and key employees, to maintain satisfactory business relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having material business dealings with it; and
(b) without limiting the generality of clause (a) of this Section 5.2, the Company shall not, and shall cause the other Acquired Companies not to:
(i) (A) establish a record date for, declare, set aside or pay any dividend, or make any other distribution (whether in cash, stock, property or otherwise), in respect of any shares of the Company’s capital stock (including the Shares), or (B) repurchase, redeem or otherwise reacquire any shares of the Company’s capital stock (including the Shares), or any rights, warrants or options to acquire any shares of the Company’s capital stock, other than (I) repurchases of Shares pursuant to the Company’s right (under written commitments in effect as of the date hereof) to purchase Shares held by a Company Associate upon termination of such Company Associate’s employment or engagement by the Company, (II) acquisitions of Company Equity Awards in connection with the forfeiture thereof in accordance with the terms of the applicable award agreement or the Company Equity Plans (in each case, only to the extent in effect as of the date hereof), (III) in connection with the surrender, retention or withholding of Shares to satisfy the exercise price or Tax obligations with respect to Company Equity Awards, or (IV) as required by the Company Warrants outstanding as of the date hereof;
(ii) split, combine, subdivide or reclassify any shares of capital stock or other equity interests of any Acquired Company (including the Shares);
(iii) sell, issue, grant, deliver, transfer, pledge, encumber (other than pursuant to a Permitted Encumbrance), or otherwise permit to become outstanding, (A) any capital stock, other equity interest or other voting security of any Acquired Company (except that the Company may issue Shares as required to be issued upon (I) the vesting of Company RSUs or the exercise of Company Options outstanding as of the date of this Agreement or (II) the exercise of Company Warrants outstanding as of the date of this Agreement), (B) any option, call, warrant or right to acquire any capital stock, other equity interest or other voting security of any Acquired Company, or (C) any instrument convertible into or exchangeable for any capital stock, other equity interest or other voting security of any Acquired Company;
(iv) except as specifically required or permitted by Section 2.4 or any Employee Plan as in effect on the date of this Agreement, (A) establish, adopt, terminate, or take any action to accelerate rights under any Employee Plan or any plan, agreement, program, policy, trust, fund, or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement, (B) grant to any employee, officer, director, independent contractor or other individual service provider of an Acquired Company any new awards under any Employee Plan (including equity compensation awards), (C) enter into or amend any change-in-control or similar agreement with any employee, officer, director, independent contractor, or other individual service provider of an Acquired Company, (D) amend (I) any employment, consulting or severance agreement with any officer or director of an Acquired Company, (II) any employment, consulting or severance agreement with any employee of any Acquired Company whose annual base salary exceeds, or would exceed, $100,000, or (III) any consulting agreement with any individual who is an independent contractor, (E) hire or terminate any employee whose annual base salary would exceed $100,000, (F) forgive any loans or issue any loans to any director, officer, employee, independent contractor or other individual service provider of an Acquired Company, (G) increase the compensation or benefits (including equity based benefits) to any employee, officer, director, independent contractor or other individual service provider of any Acquired Company whose annual base salary exceeds $100,000 after such increase, or (H) waive or modify any restrictive covenant applicable to an employee of and in favor of the Acquired Company; provided, however, that the Acquired Companies may (I) amend any Employee Plan (or any agreement described in the foregoing clause (D)) to the extent required by applicable Legal Requirements or Orders, and (II) make annual or quarterly bonus payments to employees as specifically permitted by the Company’s bonus plans and consistent with past practice, in each case upon advance written notice to Parent;
(v) amend, propose to amend or permit the adoption of any amendment to its certificate of incorporation or bylaws (or comparable organizational documents);
(vi) enter into any joint venture, partnership or similar profit sharing arrangement;
(vii) make any capital expenditure, other than (A) capital expenditures that are provided for in the capital expenditure budget of the Acquired Companies set forth on Section 5.2(b)(vii) of the Company Disclosure Letter, and (B) other capital expenditures (not provided for in such capital expenditure budget) that do not exceed $150,000 in the aggregate;
(viii) authorize or enter into any agreements providing for the acquisition of, in a single transaction or a series of related transactions (whether by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other means), any business or Entity or division thereof (other than any Acquired Company);
(ix) lease (as lessor), license (as licensor), sublicense (as sublicensor), sell, divest, spin-off, abandon, waive, relinquish, permit to lapse (other than any Intellectual Property Right expiring at the end of its statutory term), transfer, assign or otherwise dispose of, or pledge or create any Encumbrance (other than Permitted Encumbrances) on, any asset or property of the Acquired Companies (except, in each case, (A) in the ordinary course of business consistent with past practice (including entering into clinical trial agreements and material transfer agreements in the ordinary course of business consistent with past practice), (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Acquired Companies, or (C) transactions between or among the Acquired Companies);
(x) lend money or make capital contributions or advances to, or make investments in, any Person in excess of $250,000, except for (A) immaterial advances to (I) employees or consultants for travel or other business-related expenses in the ordinary course of business consistent with past practice and in compliance with the Acquired Companies’ policies related thereto, or (II) directors or officers in accordance with any Acquired Company’s advancement obligations to such Persons in effect as of the date hereof, (B) loans, capital contributions or advances to, or investments in, any Acquired Company;

(xi) repurchase, prepay, or incur any Indebtedness or guarantee any such Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of any Acquired Company, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables;
(xii) (A) amend or modify in any material respect, or voluntarily terminate or consent to the non-required termination of, any Specified Contract or Lease for the Leased Real Property, (B) enter into any Contract that, if entered into prior to the date hereof, would have been a Specified Contract, (C) enter into any lease for real property, or (D) enter into any Contract that contains terms that purport to be binding on Parent and its Affiliates (other than an Acquired Company) after giving effect to the Merger and restrict their ability to (x) to compete in any business or with any Person or in any geographic area (including any non-compete provisions) or (y) purchase or sell products or services from or to any Person;
(xiii) implement or adopt any material change in its financial accounting principles, practices or methods, other than as may be required by GAAP or applicable Legal Requirements;
(xiv) except as required by applicable Legal Requirements or Orders, (A) make any change to any accounting method or accounting period used for Tax purposes that has a material effect on Taxes; (B) rescind or change any material Tax election; (C) file any material amended Tax Return; (D) enter into a closing agreement with any Governmental Body regarding any material Tax liability or assessment; (E) settle, compromise or consent to any material Tax claim or assessment or surrender a right to a material Tax refund; or (F) waive or extend the statute of limitations with respect to any material Tax or material Tax Return (other than any such extension that arises solely as a result of an extension of time to file a Tax Return obtained in the ordinary course of business);
(xv) settle, release, waive or compromise any Legal Proceeding or claim (or threatened Legal Proceeding or claim) in which an Acquired Company is the defendant, other than any settlement or compromise that (A) results solely in monetary obligations involving the payment of monies by the Acquired Companies of not more than $100,000 in the aggregate (excluding any portion of such payment that is actually paid by an insurance policy of any Acquired Company), (B) results solely in monetary obligations involving the payment of monies by the Acquired Companies of not more than the amount specifically reserved with respect to such Legal Proceeding or claim in the financial statements included in the Company SEC Documents filed prior to the date of this Agreement, or (C) results in no monetary or other material non-monetary obligation of any Acquired Company, in each case ((A), (B) and (C)), only so long as such settlement or compromise (I) does not impose any restriction on the business the Acquired Companies, (II) does not relate to any litigation by any of the Company’s stockholders in connection with this Agreement or the Merger, (III) does not include an admission of liability or fault on the part of an Acquired Company and (IV) does not provide for the grant to any third party of a license or other grant of rights to any material Intellectual Property Rights; provided that the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company or its directors or officers relating to the Transactions (including demands for appraisal of Shares pursuant to Section 262 of the DGCL) shall be subject to Section 2.3 or Section 6.4, as applicable;
(xvi) enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable Legal Requirements or Orders);
(xvii) enter into any agreement, understanding or arrangement with respect to the voting of shares of an Acquired Company;
(xviii) adopt or implement any stockholder rights plan or similar arrangement;
(xix) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Companies;
(xx) terminate or modify in any material respect, or fail to exercise renewals rights with respect to, any material insurance policy; or

(xxi) authorize any of, or agree or commit to take any of, the actions described in this Section 5.2(b).
Subject to this Section 5.2, nothing contained herein shall give to Parent or Merger Sub rights to control or direct the ordinary course, day-to-day operations of the Acquired Companies prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 5.2 or elsewhere in this Agreement to the extent that the requirement of such consent would reasonably be expected to violate any applicable Legal Requirement.
5.3 Proxy Statement; Stockholders Meeting.
(a) As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and shall use its reasonable best efforts to file with the SEC the Proxy Statement in preliminary form no later than fifteen (15) business days after the date of this Agreement. Unless the Board of Directors has made a Company Adverse Recommendation Change, the Proxy Statement shall include the Company Board Recommendation. The Company shall respond as promptly as reasonably practicable to all comments received from the SEC or its staff concerning the Proxy Statement. Except in the case of any filing made, or response provided, after a Company Adverse Recommendation Change, prior to filing the Proxy Statement (including any amendment or supplement thereto) with the SEC or responding to any comments of the SEC or its staff concerning the Proxy Statement, the Company shall afford Parent a reasonable opportunity to review and propose comments on such Proxy Statement (or such amendment or supplement thereto) or such response, and the Company shall reasonably consider in good faith any such comments reasonably proposed by Parent. The Company shall notify Parent as promptly as practicable of the Company’s receipt of any comments (whether written or oral) from the SEC or its staff concerning the Proxy Statement or any request by the SEC for any amendment or supplement to the Proxy Statement, and the Company shall promptly provide Parent with copies of all correspondence between the Company, on the one hand, and the SEC or its staff, on the other hand, concerning the Proxy Statement. The Company shall file the definitive Proxy Statement with the SEC, and the Company shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement (or confirms that it has no comments to, or will not further review, the Proxy Statement) (such date, the “Clearance Date”) (and in any event no later than three (3) business days following the Clearance Date). Parent and Merger Sub shall cooperate with the Company and its counsel in connection with the actions contemplated by this Section 5.3(a) (including the preparation, filing and distribution of the Proxy Statement and the resolution of any comments received from the SEC or its staff concerning the Proxy Statement) and shall promptly furnish to the Company and its counsel in writing any and all information relating to Parent or Merger Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.
(b) If, at any time after the Proxy Statement is filed with the SEC in preliminary form but prior to the Stockholders Meeting, any information relating to the Company, or any of its respective Affiliates, officers or directors, is discovered by the Company that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain an untrue statement or omit to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made) not misleading, the Company shall promptly notify Parent, and, to the extent required by Legal Requirements, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the Company’s stockholders in accordance with applicable Legal Requirements.
(c) Subject to applicable Legal Requirements and to the extent not prohibited by any Order, the Company shall, use its reasonable best efforts to duly call, give notice of, convene and hold, no later than forty (40) days after the Clearance Date, a meeting of the holders of record of Shares (such meeting, including any adjournment, recess or postponement thereof, the “Stockholders Meeting”) for the purpose of (i) obtaining the Stockholder Approval, (ii) if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act, and (iii) if applicable, voting on a proposal to adjourn as permitted below. The Company shall not submit any other proposals for approval at the Stockholders Meeting without the prior written consent of Parent. Unless the Board of Directors has made a Company Adverse Recommendation Change to the extent permitted by this Agreement, the Company shall use reasonable best efforts to: (i) solicit from the holders of record of Shares proxies for the Stockholders Meeting in favor of the adoption of this Agreement and approval of the Transactions and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of record of Shares to obtain such adoption and approval. The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders The Company shall not, without the prior written consent of Parent, adjourn or postpone the Stockholders Meeting; provided that the Company may, without the prior written consent of Parent, but after good faith consultation with Parent, and shall at the request of Parent, cause the chairman of the Stockholders Meeting to adjourn or postpone the Stockholders Meeting: (A) if and to the extent such adjournment or postponement is required by an Order issued by any court or other Governmental Body of competent jurisdiction in connection with this Agreement, (B) for the absence of a quorum necessary to conduct the business of the Stockholders Meeting, or (C) to allow the solicitation of additional proxies if the Company reasonably determines that it has not received proxies representing a sufficient number of Shares to obtain the Stockholder Approval; provided that (x), other than pursuant to the foregoing clause (A), in no event shall the Stockholders Meeting be adjourned or postponed, without the prior written consent of the Company and Parent, for a period of more than thirty (30) days after the date on which the Stockholders Meeting was originally scheduled or for a date that is later than ten (10) business days before the End Date and (y) the Company shall cause the announcement at the original meeting of the time and place of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting.
5.4 No Solicitation.
(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are not materially less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement (provided that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of an Acquisition Proposal), and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 5.4.
(b) Except as permitted by this Section 5.4, (i) the Company shall, and shall cause the other Acquired Companies and direct its and their respective Representatives to, cease any solicitation, facilitation, encouragement, discussions or negotiations with any Persons that may be ongoing on the date of this Agreement with respect to an Acquisition Proposal and promptly request each such Person to, and to cause its Representatives to, return or destroy all non-public information previously furnished to such Person or its Representatives, and (ii) during the Pre-Closing Period, the Company shall not, and shall cause the other Acquired Companies and direct its and their respective Representatives not to, directly or indirectly, (A) solicit, initiate, facilitate or encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (B) engage or otherwise participate in any discussions or negotiations regarding, or furnish any information to any other Person (other than Parent, Merger Sub or their respective Representatives) that, to the knowledge of the Company, is seeking to make, could reasonably be expected to make, or has made, an Acquisition Proposal (other than to state that the Company is not permitted to have discussions); (C) approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (D) except where the Board of Directors makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Legal Requirements, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of any of the Acquired Companies; or (F) resolve or agree to do any of the foregoing; provided that nothing in this Section 5.4(b) or elsewhere in this Agreement shall restrict or prohibit the Company from entering into an Acceptable Confidentiality Agreement.
(c) Notwithstanding anything contained in Section 5.4(b), if (i) at any time on or after the date of this Agreement and prior to obtaining the Stockholder Approval, any of the Acquired Companies or any of their respective Representatives receives a bona fide written Acquisition Proposal from any Person or group of

Persons, which Acquisition Proposal did not result from a breach of this Section 5.4, (ii) the Board of Directors determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer and (iii) the Board of Directors determines in good faith after consultation with outside legal counsel, that the failure to take the following actions would be inconsistent with its fiduciary duties under applicable Legal Requirements, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Companies to the Person or group of Persons who has made such Acquisition Proposal and to such Person’s or group of Persons’ Representatives (provided that the Company shall as promptly as reasonably practicable, and in any event within one (1) business day, provide to Parent any non-public information concerning the Acquired Companies that is provided to any such Person or Representative to the extent access to such information was not previously provided to Parent or its Representatives; provided further that any non-public information so provided to Parent shall be subject to the terms of the Confidentiality Agreement), and (B) engage or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and such Person’s or group of Persons’ Representatives and financing sources.
(d) During the Pre-Closing Period, the Company shall (i) promptly (and in any event within one (1) day of receipt) notify Parent if any Acquired Company or any of their Representatives receives (A) any inquiries, proposals or offers with respect to, or indications by any third party that it is planning to or intends to submit, an Acquisition Proposal or (B) any request for non-public information relating to any Acquired Company other than requests for information that could not reasonably be expected to lead to an Acquisition Proposal, (ii) promptly (and in any event within one (1) day of receipt) provide to Parent the identity of such third party, together with an unredacted copy of the Acquisition Proposal submitted by such third party (including any materials relating to such third party’s proposed equity or debt financing, if any) (or, where no such copy is available, a reasonably detailed summary of the material terms and conditions of any Acquisition Proposal so received), and (iii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal, indication, inquiry, proposal, offer or request on a prompt basis (and in any event, no later than one (1) day after the occurrence of any material changes or material developments). All information provided to Parent pursuant to this Section 5.4(d) shall be subject to the terms of the Confidentiality Agreement.
(e) Nothing in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company (or the Board of Directors) from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements or if the Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties under applicable Legal Requirements or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that, subject to Section 5.5(a)(iii), this Section 5.4(e) shall not be construed to permit the Board of Directors to make a Company Adverse Recommendation Change except to the extent permitted by Section 5.5(b).
(f) The Company agrees that any violation by any of its Subsidiaries or Representatives of the restrictions set forth in this Section 5.4 shall be deemed to be a breach of this Section 5.4 by the Company.
5.5 Company Board Recommendation.
(a) Except as expressly permitted by Section 5.5(b), neither the Board of Directors nor any committee thereof shall (i)(A) fail to include the Company Board Recommendation in the Proxy Statement, (B) withdraw (or modify, qualify or amend in any manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify, qualify or amend in any manner adverse to Parent or Merger Sub), the Company Board Recommendation, (C) approve, endorse, recommend or declare advisable, or publicly propose to approve, endorse, recommend or declare advisable, any Acquisition Proposal, or (D) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL) inapplicable to any Person (other than Parent and its Affiliates) or to any transactions constituting or contemplated by an Acquisition

Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) approve, endorse, recommend or declare advisable or publicly propose to approve, endorse, recommend or declare advisable, or allow the Company to execute or enter into, any Contract with respect to any Acquisition Proposal that requires, or is reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement), (iii) make any public recommendation in connection with a tender offer or exchange offer other than (A) a recommendation against such offer or (B) a “stop, look and listen” communication by the Board of Directors of the type contemplated by Rule 14d-9(f) under the Exchange Act (which communication shall not be considered a Company Adverse Recommendation Change) or (iv) after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, fail to recommend against acceptance of such a tender or exchange offer by the close of business on the 10th business day after the commencement of such tender offer or exchange offer.
(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Stockholder Approval:
(i) in response to an Acquisition Proposal, (x) the Board of Directors may make a Company Adverse Recommendation Change, or (y) the Company may terminate this Agreement pursuant to Section 8.1(f) to enter into a Definitive Acquisition Agreement with respect to such Acquisition Proposal, in each case, if (and only if) prior to taking such action: (A) the Acquisition Proposal is not related to a breach by the Company of its obligations under Section 5.4; (B) the Board of Directors determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes a Superior Offer; (C) the Company notifies Parent in writing of its intention to duly convene a meeting of the Board of Directors to consider making a Company Adverse Recommendation Change, which notice to Parent must be delivered by the Company within 24 hours after the Company determines to convene such meeting, but in any case, not less than five (5) business days before such meeting is convened (such five (5)-business day period, the “Negotiation Period”), and which notice will include the identity of the Person making the Acquisition Proposal and an unredacted true and complete copy of all documentation comprising the most current version of such Acquisition Proposal (including all proposed transaction agreements, including exhibits and schedules, including any materials relating to such third party’s proposed equity or debt financing, if any) in accordance with Section 5.4(d); (D) the Company and its Representatives during the Negotiation Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, if Parent, in its discretion, proposes to make such adjustments; and (E) after considering, in good faith, the proposals made in writing by Parent during the Negotiation Period (if any), the Board of Directors determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Offer if the adjustments proposed by Parent were to be given effect; provided that if there is any material revision to the terms of such Acquisition Proposal, including any revision in price or financing, then the Company shall be required to comply again with the foregoing clauses (C) through (E) with respect to such amended Acquisition Proposal, except that the references to “five (5) business days” and “five (5)-business period” in clause (C) shall be deemed to be replaced by “three (3) business days” and “three (3)-business day period”, respectively (and the term “Negotiation Period” shall be construed accordingly); and
(ii) in response to an Intervening Event, the Board of Directors may make a Company Adverse Recommendation Change if (and only if) prior to taking such action: (A) the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to make such Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Legal Requirements; (B) the Company gives Parent written notice of its intention to make such Company Adverse Recommendation Change at least five (5) business days prior to making such Company Adverse Recommendation Change (such five (5)-business day period, the “Discussion Period”), which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for, taking such action in response to, the Intervening Event; (C) the Company and its Representatives during the Discussion Period negotiate in good faith with Parent (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement or make another proposal that would eliminate the need for the Board of Directors to make such Company Adverse Recommendation Change, if Parent, in its discretion, proposes to make such adjustments; and (D) after considering, in good faith, the proposals made in writing by Parent during the Discussion Period (if any), the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to make such Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Legal Requirements.
(c) Notwithstanding any Company Adverse Recommendation Change, unless this Agreement shall have been terminated in accordance with Section 8, (i) this Agreement shall be submitted to the stockholders of the Company at the Stockholders Meeting for the purpose of obtaining the Stockholder Approval, and nothing contained herein shall be relieve the Company of such obligation and (ii) neither the Board of Directors nor any committee thereof shall submit to the stockholders of the Company any Acquisition Proposal or, except as permitted herein, propose to do so.
SECTION 6

ADDITIONAL COVENANTS OF THE PARTIES
6.1 Governmental Filings, Consents and Approvals.
(a) Each Party shall (i) give the other Parties prompt notice of the receipt of any request by any Governmental Body, or the commencement of any inquiry, investigation, action or other Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (ii) keep the other Parties reasonably informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iii) promptly inform the other Parties of any material communication to or from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (iv) on request, promptly furnish to the other Parties copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) consult and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vi) except as may be prohibited by any Governmental Body or by any Legal Requirement or Order, provide the opportunity for authorized Representatives of the other Parties to attend and participate at each substantive meeting or conference with any Governmental Body or any members of a Governmental Body’s staff (or, in the case of any such inquiry, investigation, action or Legal Proceeding brought by a third party that is not a Governmental Body, with such third party or any of its Representatives) relating to such request, inquiry, investigation, action or Legal Proceeding.
(b) For the avoidance of doubt, this Section 6.1 is not intended to, and shall not, govern the preparation or filing with the SEC of the Proxy Statement (including any amendment or supplement thereto) or the rights or obligations of the Parties with respect to comments received from the SEC or its staff concerning the Proxy Statement (or responses thereto) or requests by the SEC for any amendment or supplement to the Proxy Statement, which in each case shall instead be governed by Section 5.3(a).
6.2 Indemnification of Officers and Directors.
(a) For a period of six (6) years after the Effective Time, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of any Acquired Company (i) as provided by the terms of the certificate of incorporation, bylaws or other charter or organizational documents of any Acquired Company or (ii) pursuant to any indemnification agreements set forth in Section 6.2 of the Company Disclosure Letter (each, an “Indemnified Person”) (x) shall survive the consummation of the Merger, (y) shall continue in full force and effect in accordance with their terms after the Effective Time (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and (z) shall not be amended, terminated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person to indemnification, advancement of expenses and exculpation from liabilities. Parent shall cause the Acquired Companies to honor and perform their obligations thereunder.
(b) Without limiting Section 6.2(a), from and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted by applicable Legal Requirements and the certificate of incorporation, bylaws or other charter or organizational documents of the applicable Acquired Company, indemnify and hold harmless each Indemnified Person against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any actual or threatened claim or Legal Proceeding (including with respect to this Agreement or the Transactions or other matters existing or occurring at or prior to the Effective Time) to the extent based on, arising out of or pertaining to (i) the fact that the Indemnified Person is or was a director or officer of an Acquired Company or (ii) acts or omissions by the Indemnified Person in the Indemnified Person’s capacity as a director or officer of an Acquired Company, in each case of the foregoing clauses (i) and (ii), whether asserted, commenced or claimed prior to, at or after the Effective Time. Without limiting the foregoing, from and after the Effective Time, in the event of any actual or threatened claim or Legal Proceeding of the type described in the foregoing sentence, Parent and the Surviving Corporation shall, to the fullest extent permitted by the certificate of incorporation, bylaws or other charter or organizational documents of the applicable Acquired Company, advance any expenses (including fees and expenses of legal counsel) of any Indemnified Person incurred in connection with such actual or threatened claim or Legal Proceeding, subject to such Indemnified Person providing an undertaking to repay all amounts so advanced if it is ultimately determined by final and non-appealable judicial decision that such Indemnified Person is not entitled to indemnification for such expenses. Parent and the Surviving Corporation shall not, and shall cause each Subsidiary of the Surviving Corporation not to, settle or compromise, or consent to entry of judgement in, any threatened or actual claim or Legal Proceeding for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or judgement includes an unconditional release of such Indemnified Person from all liability arising out of such claim or Legal Proceeding (or such Indemnified Person otherwise consents in writing to such settlement, compromise or judgement). Parent’s and the Surviving Corporation’s obligations under this Section 6.2(b) shall continue in full force and effect for a period of six (6) years after the Effective Time; provided that all rights to indemnification in respect of any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, asserted or made within such period shall continue until the final disposition of such claim, action, suit, proceeding or investigation.
(c) For a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall maintain in effect, in respect of acts or omissions occurring at or prior to the Effective Time (including acts or omissions in relation to this Agreement or the transactions or actions contemplated hereby), the existing policies of directors’ and officers’ liability insurance maintained by the Acquired Companies as of the date of this Agreement (the “Existing Policies”), for the benefit of those Indemnified Persons who are currently covered (or who become covered prior to the Effective Time) by the Existing Policies and with coverage no less than, and otherwise on terms (including with respect to coverage, deductibles, amounts and exclusions) that are no less favorable to the insured individuals than, the coverage and terms of the Existing Policies in effect as of the date of this Agreement; provided, however, in no event shall Parent or the Surviving Corporation be required to pay an aggregate annual premium for such policies in excess of 250% of the aggregate annual premium currently payable by the Acquired Companies with respect to the Existing Policies (the “Maximum Annual Premium”); provided further, if the aggregate annual premium for such policies exceeds such Maximum Annual Premium, then Parent and the Surviving Corporation shall, jointly and severally, instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium. Notwithstanding the foregoing, in lieu of the arrangements contemplated by this Section 6.2(c), at or prior to the Effective Time, the Company may, at its option, obtain a “tail” directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time (including acts or omissions in relation to this Agreement or the Transactions or actions contemplated hereby), for the benefit of those Indemnified Persons who are currently covered (or who become covered prior to the Effective Time) by the Existing Policies and with coverage no less than, and otherwise on terms that are not less favorable to the insured individuals than, the Existing Policies; provided that in no event shall the aggregate annual premium for such “tail” policies exceed the

Maximum Annual Premium. If such “tail” policies are obtained by the Company, (i) Parent and the Surviving Corporation shall maintain such policies in full force and effect for a period of not less than six (6) years from the Effective Time, and honor all obligations thereunder, and (ii) Parent’s and the Surviving Corporation’s compliance with the obligations set forth in the foregoing clause (i) shall be deemed to satisfy the obligations of Parent and the Surviving Corporation set forth in the first sentence of this Section 6.2(c).
(d) In the event that (i) Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or Entity of such consolidation or merger or (B) transfers, conveys or otherwise disposes of all or substantially all of its properties and assets to any Person or effects any division or similar transaction, or (ii) Parent or any of its successors or assigns (or any Subsidiary thereof) dissolves the Surviving Corporation, then, in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume or succeed to the obligations set forth in this Section 6.2.
(e) The provisions of this Section 6.2 (i) shall survive the consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each Indemnified Person and such Indemnified Person’s heirs, successors, assigns and Representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise.
6.3 Stockholder Litigation. The Company shall promptly notify Parent in writing after becoming aware of any Legal Proceeding brought, or to the knowledge of the Company threatened, by any of the stockholders of the Company (directly or on behalf of the Company) against the Company or its directors or officers relating to the Transactions. The Company shall: (a) give Parent the opportunity to participate in the defense and settlement of any such stockholder litigation, (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide Parent with the opportunity to consult with the Company regarding the defense of any such litigation, which advice the Company shall consider in good faith, and (c) not settle any such stockholder litigation in full or in part without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned); provided, however, that Parent shall not be obligated to consent to any settlement that does not include a full release of Parent and its Affiliates or that imposes equitable relief upon Parent or its Affiliates (including, after the Effective Time, the Acquired Companies). Notwithstanding the foregoing, the rights and obligations set forth in this Section 6.3 shall not apply with respect to demands for appraisal of Shares pursuant to Section 262 of the DGCL, which shall instead be subject to Section 2.3.
6.4 Efforts; Third Party Consents. Subject to the terms and conditions of this Agreement, each Party shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the Merger and the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, (a) each Party shall use reasonable best efforts to (i) make all filings (if any) and give all notices (if any) required to be made or given to consummate the Merger, (ii) satisfy the conditions to consummating the Merger, (iii) execute and deliver any additional instruments necessary to consummate the Transactions, and (iv) seek to lift any restraint, injunction or other legal bar to the Merger brought by any third Person against such Party, and (b) the Acquired Companies shall use reasonable best efforts to obtain each consent set forth on Exhibit C hereto (provided that, in connection with seeking any such consent, no Acquired Company shall have any obligation to pay any material consent fee).
6.5 Disclosure. The initial press release with respect to this Agreement and the Transactions shall be a joint press release issued by the Company and Parent, in the form that has been mutually agreed by the Parties on or prior to the date hereof. Thereafter Parent and the Company shall consult with each other before issuing any further press release or otherwise making any public statement with respect to this Agreement, the Merger or any of the other Transactions, and neither Parent nor the Company shall issue any such press release or make any such public statement without the other’s written consent (which shall not be unreasonably withheld, conditioned or delayed), except as may be required by: (a) applicable Legal Requirements, (b) court process, (c) the rules and regulations of Nasdaq, or (d) any Governmental Body to which the relevant Party is subject or submits; provided, in each such case, the Party making the release, statement, announcement or other disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance and shall consider such comments in good faith. Notwithstanding the foregoing, the restrictions set forth in this Section 6.5 shall not apply to any press release, public statement or filing to be issued or made pursuant to Section 5.4(e) or any other disclosure issued or made in compliance with Section 5.4. For the avoidance of doubt, this Section 6.5 shall apply to Merger Sub, and Merger Sub shall be bound hereby, to the same extent as Parent.
6.6 Takeover Laws. The Company shall use its reasonable best efforts to (a) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Takeover Laws and (b) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.
6.7 Section 16 Matters. Prior to the Effective Time, the Company and the Board of Directors shall each take such steps as may be reasonably necessary or advisable to cause any dispositions or cancellations of Company equity securities (including derivative securities) pursuant to the Transactions by any individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.
6.8 Merger Sub Stockholder Consent; Activities of Merger Sub. Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
6.9 Resignations. At the written request of Parent, the Company shall cause each director or officer of the Company or any director or officer of any of the other Acquired Companies to resign in such capacity, with such resignations to be effective as of the Effective Time.
6.10 Notices of Certain Events. Subject to applicable Legal Requirements, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any notice or other communication from any Governmental Body in connection with the Transactions; and (c) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in Section 7 of this Agreement to be satisfied; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
6.11 Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and the rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time (the “Delisting Period”). For the avoidance of doubt, until the end of the Delisting Period, the Company will be obligated to file any Company SEC Documents required under applicable Legal Requirements and the rules and policies of Nasdaq.
6.12 Other Insurance Matters. Prior to the Effective Time, the Company shall obtain (at its sole cost and expense) a “tail” extended reporting period in respect of any insurance policy providing coverage for product liability with respect to matters existing, occurring or arising on or prior to the Closing Date for a period of no less than thirty-six (36) months (the “PL Tail Policy”). The PL Tail Policy shall name Parent as a loss payee or additional insured and shall be evidenced by endorsements or such other documentation in such form as shall be reasonably acceptable to Parent.

SECTION 7

CONDITIONS PRECEDENT TO THE MERGER
7.1 Conditions to the Obligation of Each Party. The respective obligation of each Party to effect the Merger is subject to the satisfaction (or, to the extent permitted by applicable Legal Requirements, waiver by Parent and the Company) on or prior to the Closing Date of the following conditions:
(a) the Stockholder Approval shall have been obtained; and
(b) there shall not have been issued by any Governmental Body of competent jurisdiction in any Relevant Jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger, nor shall any Legal Requirement have been promulgated, enacted, issued or deemed applicable to the Merger by any Governmental Body in any Relevant Jurisdiction and remain in effect that prohibits or makes illegal the consummation of the Merger; provided that neither Parent nor Merger Sub shall be permitted to invoke the failure or nonsatisfaction of this Section 7.1(b) unless each has taken all action specifically required under this Agreement to avoid or remove any such Order or Legal Requirement.
7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or, to the extent permitted by applicable Legal Requirements, waiver by Parent) on or prior to the Closing Date of the following conditions:
(a) (i) the representations and warranties of the Company set forth in Section 3.1(b), Section 3.3(a), Section 3.3(b), and Section 3.3(c) shall have been accurate in all respects (except for de minimis inaccuracies) as of the date of this Agreement and shall be accurate in all respects (except for de minimis inaccuracies) as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty addresses matters only as of a specified date, in which case the accuracy of such representation or warranty shall be measured, subject to the de minimis inaccuracy standard set forth in this clause (i), only as of such specified date); (ii) the representations and warranties of the Company set forth in Section 3.1(a), and Section 3.5(b) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty addresses matters only as of a specified date, in which case the accuracy of such representation or warranty shall be measured only as of such specified date); (iii) the representations and warranties of the Company set forth in Section 3.1(c), Section 3.3(e), Section 3.3(f), Section 3.3(g), Section 3.21, Section 3.22 and Section 3.25 shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty addresses matters only as of a specified date, in which case the accuracy of such representation or warranty shall be measured only as of such specified date) and (iv) the representations and warranties of the Company set forth in Section 3 (other than those referred to in the foregoing clauses (i), (ii) and (iii)) shall have been accurate as of the date of this Agreement and shall be accurate as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty addresses matters only as of a specified date, in which case the accuracy of such representation or warranty shall be measured, subject to the Material Adverse Effect standard set forth in this clause (iv), only as of such specified date), except where the failure of such representations and warranties to be so accurate does not constitute, individually or in the aggregate, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of any representation or warranty pursuant to this clause (iv), all “Material Adverse Effect” and “materiality” qualifications contained in such representation or warranty shall be disregarded);
(b) except for any non-compliance or non-performance that has been cured (in Parent’s sole discretion) before the Closing, the Company shall have complied with or performed, in all material respects, those of its covenants and agreements in this Agreement that it is required to comply with or perform at or prior to the Closing;
(c) since the date of this Agreement, there shall not have occurred any Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(d) Parent and Merger Sub shall have received a certificate executed on behalf of the Company by an officer thereof confirming that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.
7.3 Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or, to the extent permitted by applicable Legal Requirements, waiver by the Company) on or prior to the Closing Date of the following conditions:
(a) the representations and warranties of Parent and Merger Sub set forth in Section 4 shall have been accurate as of the date of this Agreement and shall be accurate as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty addresses matters only as of a specified date, in which case the accuracy of such representation or warranty shall be measured, subject to the Parent Material Adverse Effect standard set forth in this Section 7.3(a), only as of such specified date), except where the failure of such representations and warranties to be so accurate does not constitute, individually or in the aggregate, a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of any representation or warranty pursuant to this Section 7.3(a), all “Parent Material Adverse Effect” and “materiality” qualifications contained in such representation or warranty shall be disregarded);
(b) except for any non-compliance or non-performance that has been cured (in the Company’s sole discretion) before the Closing, each of Parent and Merger Sub shall have complied with or performed, in all material respects, those of its covenants and agreements in this Agreement that it is required to comply with or perform at or prior to the Closing; and
(c) the Company shall have received a certificate executed on behalf of Parent by an officer thereof confirming that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
SECTION 8

TERMINATION
8.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time (whether before or after receipt of the Stockholder Approval, except as otherwise expressly noted):
(a) by mutual written consent of Parent and the Company;
(b) by either Parent or the Company, if the Merger shall not have been consummated on or prior to December 22, 2023 (or such later date agreed to by the parties, the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose failure to comply in any material respect with its obligations under this Agreement is the primary cause of the Merger not being consummated by the End Date;
(c) by either Parent or the Company, if a Governmental Body of competent jurisdiction in any Relevant Jurisdiction shall have issued a decree, ruling or Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the consummation of the Merger illegal, which decree, ruling, Order or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose failure to comply in any material respect with its obligations under this Agreement is the primary cause of the issuance of such final and nonappealable decree, ruling or Order or the taking of such other final and nonappealable action;
(d) by either Parent or the Company, if the Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded, a vote by the holders of the Shares on the adoption of this Agreement shall have been taken thereat and the Stockholder Approval shall not have been obtained;
(e) by Parent, if: (i) the Board of Directors shall have effected a Company Adverse Recommendation Change; or (ii) the Company shall have intentionally breached or intentionally failed to perform any of its covenants and agreements set forth in Section 5.3 and Section 5.4, in each case in clause (ii), in any material respect;

(f) by the Company, prior to receipt of the Stockholder Approval, in order to accept a Superior Offer and substantially concurrently enter into a binding, written definitive acquisition agreement providing for the consummation of a transaction that constitutes a Superior Offer (a “Definitive Acquisition Agreement”); provided that the Company shall not have breached Section 5.5(b)(i) in relation to such Superior Offer and that the Company shall pay, or cause to be paid, to Parent the Company Termination Fee pursuant to Section 8.3(b)(i) prior to or concurrently with, and as a condition to the effectiveness of, such termination;
(g) by Parent, if a breach of any representation or warranty contained in this Agreement, or a failure to perform any covenant or obligation contained in this Agreement (other than a material breach of Section 5.3 or Section 5.4), on the part of the Company shall have occurred, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), and (ii) cannot be cured by the Company by the End Date, or if capable of being cured by the End Date, shall not have been cured within thirty (30) days of the date Parent gives the Company written notice of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if either Parent or Merger Sub is then in material breach of any representation, warranty, covenant or obligation hereunder and such breach would give rise to a failure of a condition set forth in Section 7.3(a) or Section 7.3(b); or
(h) by the Company, if a breach of any representation or warranty contained in this Agreement, or a failure to perform any covenant or obligation contained in this Agreement, on the part of Parent or Merger Sub shall have occurred, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b), and (ii) cannot be cured by Parent or Merger Sub, as applicable, by the End Date, or if capable of being cured by the End Date, shall not have been cured within thirty (30) days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder and such breach would give rise to a failure of a condition set forth in Section 7.2(a) or Section 7.2(b).
8.2 Effect of Termination. The Party seeking to terminate this Agreement pursuant to this Section 8 shall give written notice thereof to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made (provided that no such notice shall be required in the case of a termination of this Agreement pursuant to Section 8.1(a)), and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Merger Sub or the Company or any of their respective former, current or future Representatives or Affiliates following any such termination; provided, however, that (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) subject to Section 8.3, the termination of this Agreement shall not relieve any Party from any liability for fraud or Willful Breach.
8.3 Expenses; Termination Fee.
(a) Except as set forth in this Section 8.3 or as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.
(b) In the event that:
(i) this Agreement is terminated by the Company pursuant to Section 8.1(f);
(ii) this Agreement is terminated by Parent pursuant to Section 8.1(e); or
(iii) (A) this Agreement is terminated (I) by Parent or the Company pursuant to (1) Section 8.1(b) (but only if, at the time of such termination, the condition set forth in Section 7.1(a) is not satisfied) or (2) Section 8.1(d) or (II) by Parent pursuant to Section 8.1(g) (but only if, at the time of such termination, the condition set forth in Section 7.1(a) is not satisfied), (B) any Person makes or publicly discloses an Acquisition Proposal after the date of this Agreement and prior to the Stockholders Meeting (in the case of termination pursuant to Section 8.1(d)) or such termination (in the case of termination pursuant to Section 8.1(b) or Section 8.1(g)), and such Acquisition Proposal is not (I) in the case of an Acquisition Proposal that has not been made publicly, withdrawn in writing (with a copy of such written withdrawal being delivered to Parent) or (II) in the case of an Acquisition Proposal that has been disclosed publicly, publicly withdrawn prior to the Stockholders Meeting (in the case of termination pursuant to Section 8.1(d)) or such termination (in the case of termination pursuant to Section 8.1(b) or Section 8.1(g)), and (C) within twelve (12) months of such termination, (I) the Company consummates an Acquisition Proposal or (II) the Company enters into a binding, written definitive agreement providing for the consummation of an Acquisition Proposal (in each case, whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated, or publicly disclosed); provided that for purposes of this Section 8.3(b)(iii), all references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;
then, in any such event under clause (i), (ii) or (iii) of this Section 8.3(b) (the effective date of any termination pursuant to this Section 8.3, the “Company Termination Date”):
(x)  the Company shall pay to Parent or its designee the Company Termination Fee by wire transfer of same day funds (A) in the case of Section 8.3(b)(i) and Section 8.3(b)(ii), within three (3) business days after the Company Termination Date or (B) in the case of Section 8.3(b)(iii), within three (3) business days after the date of consummation of the Acquisition Proposal referred to in Section 8.3(b)(iii)(C); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion. As used herein, “Company Termination Fee” shall mean a cash amount equal to $900,000. If this Agreement is terminable under more than one (1) provision of Section 8.1, so long as the terminating Party includes one of the provisions specifically set forth in this Section 8.3(b) in its termination notice, the Company Termination Fee shall be applicable. Notwithstanding anything herein to the contrary, (I) payment of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any other Parent Related Party or any other Person in connection with this Agreement (or the termination hereof), the Transactions (or the abandonment thereof) or any matter forming the basis for such termination, and (II) upon payment of the Company Termination Fee, none of Parent, Merger Sub, any other Parent Related Party or any other Person shall be entitled or permitted to bring or maintain (and each of Parent and Merger Sub, on their own behalf and on behalf of each other Parent Related Party, agrees not to bring or maintain) any claim, action or proceeding against the Company or any other Company Related Party arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination, except in the case of fraud or Willful Breach. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 8.3, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys' fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.3 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received; and
(y) effective upon the Company Termination Date, the Company hereby irrevocably grants, and agrees to grant, a non-exclusive, worldwide, royalty-free, fully-paid up, perpetual, irrevocable, non-transferable (except to Affiliates) license under the Acquired Companies’ Patents to the extent necessary for the exploitation of any product, device or service by or on behalf of the Parent, except for products or devices intended for use or used primarily in the knee and/or hip applications on the terms set forth on Exhibit D, and shall enter all necessary documentation to effectuate such grant.
(c) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), then the Company shall pay to Parent or its designee the Reimbursement Payment by wire transfer of same day funds within three (3) business days after the Company Termination Date. If, following the payment of any Reimbursement Payment, the Company Termination Fee becomes payable to Parent, the amount of the Reimbursement Payment actually paid prior to such time shall offset the amount of the Company Termination Fee payable by the Company to Parent.

(d) Parent’s rights and remedies pursuant to Section 8.3(b) and Section 8.3(c) shall be the sole and exclusive remedy of Parent, Merger Sub and the other Parent Related Parties against the Company and the other Company Related Parties for any loss suffered as a result of the failure of the Merger to be consummated or for any breach or failure to perform hereunder or otherwise, and upon payment of the Company Termination Fee, neither the Company nor any other Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except as set forth in Section 8.3(b) and in the case of fraud or Willful Breach; provided that, for the avoidance of doubt, prior to the termination of this Agreement pursuant to Section 8.1, Parent may, in accordance with Section 9.5(c), seek specific performance to cause the Company to consummate the Transactions, but in no event shall Parent be entitled to both specific performance and the payment of the Company Termination Fee or the Reimbursement Payment. In the event the Company Termination Fee or the Reimbursement Payment, as applicable, is paid by the Company, acceptance by Parent of the Company Termination Fee or the Reimbursement Payment, as applicable, shall constitute acknowledgement and acceptance by Parent and Merger Sub of the validity of the termination of this Agreement by the Company pursuant to Section 8.1(f).
SECTION 9

MISCELLANEOUS PROVISIONS
9.1 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Prior to the Effective Time, this Agreement may be amended with the approval of the respective boards of directors of the Company, Parent and Merger Sub at any time, whether before or after the Stockholder Approval is obtained; provided that, after the Stockholder Approval is obtained, no amendment shall be made that requires further approval by the stockholders of the Company without the further approval of such stockholders. No amendment shall be made to this Agreement after the Effective Time.
9.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and, except as otherwise expressly provided in this Agreement, no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Subject to applicable Legal Requirements, at any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if it is expressly set forth in a written instrument duly executed and delivered on behalf of the Party or Parties to be bound thereby, and no such extension or waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with any obligation, covenant, agreement or condition.
9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate or schedule or other document delivered by any Person pursuant to this Agreement shall survive the Merger.
9.4 Entire Agreement; Counterparts. This Agreement (including its Exhibits and Annexes and the Company Disclosure Letter), and the Confidentiality Agreement (including the exhibits, annexes or schedules thereto), constitute the entire agreement, and supersede all prior agreements and understandings (whether written or oral), among or between any of the Parties and their respective Affiliates with respect to the subject matter hereof and thereof. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
9.5 Governing Law; Jurisdiction; Specific Performance; Waiver of Jury Trial.
(a) This Agreement, including the interpretation, construction, validity, effect, performance and enforcement hereof and the remedies available with respect hereto, and all claims, counterclaims, actions, suits or proceedings (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or any of the Transactions (any such claim, counterclaim, action, suit or proceeding, a “Transaction Proceeding”), shall be governed by the substantive and procedural laws of the State of Delaware, without giving effect to any laws, principles, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware.
(b) Subject to Section 9.5(d), in any Transaction Proceeding: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, “Delaware Courts”); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.9. Each of the Parties irrevocably and unconditionally (A) agrees not to commence any Transaction Proceeding except in the Delaware Courts, (B) agrees that any claim in respect of any Transaction Proceeding may be heard and determined in the Delaware Courts, (C) waives, to the fullest extent it may legally and effectively do so, and agrees not to assert any objection that it may now or hereafter have to the jurisdiction of, or the laying of venue in, the Delaware Courts in any Transaction Proceeding, (D) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Delaware Courts in any Transaction Proceeding, whether by motion, other request for leave or otherwise and (E) waives, to the fullest extent it may legally and effectively do so, and agrees not to assert the defense of an inconvenient forum to the maintenance of any Transaction Proceeding in the Delaware Courts. The Parties agree that a final judgment in any such Transaction Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.
(c) The Parties agree that irreparable harm, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance or other non-monetary equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Delaware Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement (subject to Section 8.3(c)), and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other non-monetary equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(c) shall not be required to provide any bond or other security in connection with any such Order or injunction.
(d) EACH OF THE PARTIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY TRANSACTION PROCEEDING BETWEEN OR AMONG THE PARTIES. EACH PARTY (i) MAKES THIS WAIVER VOLUNTARILY, (ii) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY TRANSACTION PROCEEDING, SEEK TO ENFORCE THE FOREGOING, AND (iii) ACKNOWLEDGES THAT THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.5(d).
9.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by a Party, in whole or in part, without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such written consent shall be void and of no effect.

9.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for: (a) if the Effective Time occurs, (i) the right of the holders of Shares to receive the Merger Consideration pursuant to Section 2 following the Effective Time in accordance with the terms of this Agreement, and (ii) the right of the holders of Company Equity Awards and Company Warrants to receive the consideration payable pursuant to Section 2.4 following the Effective Time in accordance with the terms of this Agreement; (b) the provisions set forth in Section 6.2; and (c) the limitations on liability of the Company Related Parties set forth in Section 8.3(b) and Section 8.3(c).
9.8 Transfer Taxes. Except as otherwise expressly provided in Section 2.2(b), all transfer, documentary, sales, use, stamp, registration, recording, value added and other similar Taxes and fees incurred in connection with this Agreement or the Transactions shall be paid by Parent and Merger Sub when due.
9.9 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand to the intended recipient, (b) two (2) business days after being sent by registered mail or by courier or express delivery service (providing proof of delivery), (c) upon transmission, if sent by email transmission prior to 6:00 p.m. recipient’s local time on a business day and receipt is confirmed, or (d) the business day following the date of transmission, if sent by email transmission after 6:00 p.m. recipient’s local time on a business day (or if sent by email transmission on a day that is not a business day) and receipt is confirmed; provided, in each case, that the notice or other communication is sent to (or, as the case may be, delivered by hand at) the physical address or email address (as applicable) of such Party set forth below (or such other physical address or email address as such Party shall have specified in a written notice given to the other Parties in accordance with this Section 9.9):
if to Parent or Merger Sub (or following the Effective Time, the Surviving Corporation):

restor3d, Inc.
311 W. Corporation St.
Durham, NC 27701
Attn: J. Kurt Jacobus
Email: kurt@restor3d.com

with a copy (which shall not constitute notice) to:

Jones Day
1221 Peachtree Street N.E., Suite 400
Atlanta, GA 30361
Attn: William J. Zawrotny
Email: wjzawrotny@jonesday.com

if to the Company (prior to the Effective Time):

Conformis, Inc.
600 Technology Park Drive
Attention: Mark A. Augusti
Email: mark.augusti@conformis.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
555 Thirteenth Street, NW
Washington, DC 20004
Attention: Brian C. O’Fahey
Email: brian.ofahey@hoganlovells.com
9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the maximum extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
9.11 Obligation of Parent. Parent shall ensure that each of Merger Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Merger Sub and the Surviving Corporation (respectively) under this Agreement, and Parent shall be jointly and severally liable with Merger Sub and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.
9.12 Construction.
(a) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
(b) The Exhibits and Annexes attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth herein (and, for the avoidance of doubt, this Section 9.12 shall apply to the interpretation and construction thereof).
(c) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include masculine and feminine genders.
(d) As used in this Agreement, the phrase “date hereof” or “date of this Agreement” shall refer to the date set forth in the preamble to this Agreement.
(e) All references in this Agreement to “days” shall be deemed to refer to calendar days unless business days are specified.
(f) All references to time shall, unless otherwise specified, refer to Eastern Time.
(g) As used in this Agreement, (i) the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, (ii) the word “extent” in the phrase “to the extent” shall mean the degree, if any, to which a subject or thing extends, and such phrase shall not mean simply “if”, and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement (unless otherwise noted).
(h) Where this Agreement states that a Party “shall”, “will” or “must” perform in some manner (or refrain from taking some action), it means that such Party is legally obligated to do so under this Agreement.
(i) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” and “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.
(j) The headings contained in this Agreement and in the table of contents to this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
(k) All references in this Agreement to “dollars” or “$” shall mean United States dollars.
(l) Unless the context requires otherwise, (i) any definition of or reference to any Contract in this Agreement shall be construed as referring to such Contract as amended, supplemented, modified or restated from time to time (only to the extent such amendments, supplements, modifications or restatements have been provided to Parent or are publicly available), (ii) any definition of or reference to any Legal Requirement in this Agreement shall be construed as referring to such Legal Requirement as amended, supplemented, modified or replaced from time to time and (iii) any definition of or reference to any Governmental Body in this Agreement shall be construed to include any successor to that Governmental Body.
(m) Any capitalized terms used in the Company Disclosure Letter and not defined therein shall have the meanings ascribed to such terms in this Agreement.
(n) Any references to “ordinary course of business” herein shall be deemed in each case to be followed by the words “consistent with past practices” if such words do not already follow.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.
CONFORMIS, INC.

By:	/s/ Mark A. Augusti
Name: Mark A. Augusti
Title: President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

RESTOR3D, INC.

By:	/s/ J. Kurt Jacobus
Name: J. Kurt Jacobus
Title: Chief Executive Officer
CONA MERGER SUB INC.

By:	/s/ J. Kurt Jacobus
Name: J. Kurt Jacobus
Title: President
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS
For purposes of this Agreement (including this Exhibit A):
“Acceptable Confidentiality Agreement” is defined in Section 5.4(a) of this Agreement.
“Acquired Company” has the meaning set forth in Section 3.1(b) of this Agreement.
“Acquisition Proposal” shall mean any inquiry, bid, proposal or offer from any Person or group (other than from Parent or its Affiliates) relating to, in a single transaction or a series of related transactions, (a) any acquisition of 15% or more of the outstanding Shares or securities of the Company representing 15% or more of the voting power of the Company, (b) any acquisition (including the acquisition of stock in any Subsidiary of the Company) of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing 15% or more of the consolidated assets of the Company (based on the fair market value thereof, as determined in good faith by the Board of Directors or any committee thereof), (c) any tender offer or exchange offer that, if consummated, would result in such Person or group beneficially owning 15% or more of the outstanding Shares or securities of the Company representing 15% or more of the voting power of the Company, or (d) any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, 15% or more of the consolidated assets of the Company (based on the fair market value thereof, as determined in good faith by the Board of Directors or any committee thereof), 15% or more of the outstanding capital stock of the Company or 15% or more of the aggregate voting power of the Company or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, in each case of the foregoing clauses (a) through (d), other than the Transactions.
“Action” means any claim, demand, notice, action, suit, arbitration, proceeding, audit or investigation.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.
“Agreement” is defined in the preamble to this Agreement.
“Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Anti-Kickback Enforcement Act of 1986, the U.K. Bribery Act of 2010 and any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.
“Board of Directors” is defined in Recital A to this Agreement.
“Book-Entry Share” shall mean any non-certificated Share represented by book-entry.
“business day” shall mean any day except a Saturday, a Sunday or any other day on which banks in the City of New York, New York, are authorized or required by Legal Requirements to be closed.
“Capitalization Date” is defined in Section 3.3(a) of this Agreement.
“Certificates” is defined in Section 2.2(b) of this Agreement.
“Clearance Date” is defined in Section 5.3(a) of this Agreement.
“Closing” is defined in Section 1.3(a) of this Agreement.
“Closing Date” is defined in Section 1.3(a) of this Agreement.
“Code” shall mean the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.
“Company” is defined in the preamble to this Agreement.
“Company Adverse Recommendation Change” is defined in Section 5.5(a) of this Agreement.

“Company Associate” shall mean each current or former director, officer or other employee of, or individual who is or was an independent contractor of, any Acquired Company.
“Company Board Recommendation” is defined in Section 3.21(b) of this Agreement.
“Company Common Stock” shall mean the common stock, par value $ 0.00001 per share, of the Company.
“Company Data” shall mean all customer, employee, vendor or business partner data used, Processed, and/or hosted by or on behalf of the Acquired Companies, whether provided by the Acquired Companies or any other Person.
“Company Disclosure Letter” shall mean the confidential disclosure letter that has been delivered by the Company to Parent on the date of this Agreement.
“Company Equity Awards” shall mean Company Options, Company RSUs, Company Restricted Shares, Inducement Options and Inducement RSUs.
“Company Equity Plans” shall mean (a) the Conformis, Inc. 2015 Stock Incentive Plan, originally effective June 16, 2015, amended and restated effective May 24, 2021 and (b) the 2019 Sales Team Performance-Based Equity Incentive Plan, effective April 29, 2019.
“Company IP” shall mean (a) all Intellectual Property Rights that are owned or purported to be owned by the Acquired Companies, (b) all third party Intellectual Property Rights that are licensed by the Acquired Companies and (c) all other Intellectual Property Rights that are used by the Acquired Companies in the operation of their business(es) as currently conducted and as presently planned to be conducted.
“Company Material Customer” is defined in Section 3.10 of this Agreement.
“Company Material Supplier” is defined in Section 3.10 of this Agreement.
“Company Option” shall mean any outstanding option to purchase Shares granted pursuant to the Company Equity Plans.
“Company Preferred Stock” shall mean the preferred stock, par value $ 0.00001 per share, of the Company.
“Company Related Parties” shall mean (a) each of the Acquired Companies, (b) each Affiliate of any Acquired Company, (c) each former, current or future stockholder, member, partner or other equityholder of any of the foregoing, and (d) each former, current or future Representative of any of the foregoing.
“Company Restricted Shares” shall mean each share of Company Common Stock subject to vesting, repurchase, or other lapse restrictions pursuant to an award granted under the Company Equity Plans.
“Company Returns” is defined in Section 3.16(a) of this Agreement.
“Company RSU” shall mean any outstanding and unsettled restricted stock unit granted (whether subject to time-based or performance-based criteria) pursuant to the Company Equity Plans.
“Company SEC Documents” is defined in Section 3.4(a) of this Agreement.
“Company Source Code” means any software source code or any proprietary information or algorithm contained, embedded or implemented in any software, in each case for any Product or otherwise owned or purported to be owned by any Acquired Company.
“Company Termination Fee” is defined in Section 8.3(b) of this Agreement.
“Company Warrant” shall mean any outstanding warrant to purchase Shares entered into by the Company.
“Confidentiality Agreement” is defined in Section 5.1 of this Agreement.
“Contract” shall mean any legally binding agreement, contract, subcontract, lease, sublease, license, sublicense, instrument, understanding, commitment or undertaking.
“Copyrights” is defined in the definition of Intellectual Property Rights.

“Credit Agreement” shall mean that certain Credit and Security Agreement (Term Loan), dated as of November 22, 2021, as amended by that certain First Amendment to Credit and Security Agreement, dated as of August 1, 2022, by and among the Company, ImaTX, Inc., a California corporation, MidCap Financial Trust, as a lender and agent, and the other financial institutions or other entities from time to time parties thereto, as lenders.
“Definitive Acquisition Agreement” is defined in Section 8.1(f) of this Agreement.
“Delaware Courts” is defined in Section 9.5(b) of this Agreement.
“Delisting Period” is defined in Section 6.11 of this Agreement.
“DGCL” shall mean the Delaware General Corporation Law.
“Discussion Period” is defined in Section 5.5(b)(ii) of this Agreement.
“Dissenters’ Rights” is defined in Section 2.3 of this Agreement.
“Dissenting Shares” is defined in Section 2.3 of this Agreement.
“EDGAR” shall mean the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.
“Effective Time” is defined in Section 1.3(b) of this Agreement.
“Employee Plan” shall mean (a) any employee benefit plan” (within the meaning of Section 3(3) of ERISA) and (b) all other employment, offer letter, consulting, retention, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, equity-based, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension retirement or other fringe benefit plan, policy, program, agreement or arrangement, in each case of the foregoing clauses (a) and (b), (i) that is sponsored, maintained or contributed to (or required to be contributed to) by any Acquired Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director, independent contractor, consultant, or other individual service provider of any Acquired Company, or (ii) with respect to which any Acquired Company or any ERISA Affiliate has any current, potential or contingent liability.
“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest or other encumbrance of any nature.
“End Date” is defined in Section 8.1(b) of this Agreement.
“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
“Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or human health and safety or the protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.
“ERISA Affiliate” shall mean all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.
“Exchange Act” shall mean the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.
“Existing Policies” is defined in Section 6.2I of this Agreement.
“FDA” shall mean the U.S. Food and Drug Administration.

“FDA Fraud Policy” means the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto.
“Final Exercise Date” is defined in Section 2.4(a) of this Agreement.
“GAAP” is defined in Section 3.4(b) of this Agreement.
“Governmental Authorization” shall mean any permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, supranational or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, ministry, organization, unit or body and any court, arbitrator or other tribunal.
“Hazardous Materials” shall mean any pollutant, contaminant, chemical, waste, material or substance that is regulated under Environmental Law as toxic, radioactive or otherwise hazardous, ignitable or corrosive.
“Healthcare Laws” means, to the extent related to the conduct of Parent’s business or the Company’s business, as applicable, as of the date hereof, the following: (a) the Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), the coverage and reimbursement provisions of Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act) and other government healthcare programs, including the Veterans Health Administration and the U.S. Department of Defense healthcare and contracting programs, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the criminal false claims statutes (18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §3801, et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h), and any other U.S. federal or state law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling or marketing of biological, tissue or medical device Products, or that is related to remuneration (including ownership) to or by physicians or other healthcare providers (including kickbacks) or the disclosure or reporting of the same, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government healthcare programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing healthcare Products or services; (b) all equivalent or similar laws in any jurisdiction applicable to either party or its Products; and (c) all regulations promulgated pursuant to such laws.
“In-bound License” is defined in Section 3.8(g) of this Agreement.
“Indebtedness” shall mean (a) any indebtedness for borrowed money to any Person (other than an Acquired Company), (b) any obligations to any Person (other than an Acquired Company) evidenced by bonds, debentures, notes or similar instruments, (c) any obligations in respect of letters of credit and bankers’ acceptances (to the extent drawn), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired or (e) any guaranty of any such obligations described in clauses (a) through (d) of any Person (other than an Acquired Company), other than, in any case of the foregoing clauses (a) though (e), accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business.
“Indemnified Person” is defined in Section 6.2(a) of this Agreement.
“Inducement Option” shall mean any outstanding option to purchase Shares that was not granted pursuant to the Company Equity Plans.
“Inducement RSU” shall mean any outstanding and unsettled restricted stock unit granted (whether subject to time-based or performance-based criteria) that was not granted pursuant to the Company Equity Plans.

“Intellectual Property Rights” shall mean any and all intellectual property rights and industrial property rights of every kind and description throughout the world, including (a) patents and patent applications (and all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof) (“Patents”), (b) trademarks, service marks, trade names, corporate names, internet domain names, logos, trade dress, design rights and other similar designations of source or origin (whether registered, common law, statutory or otherwise), together with the goodwill symbolized by any of the foregoing and any applications and registrations for the foregoing (“Trademarks”), (c) copyrights and copyrightable subject matter, and any and all applications and registrations for the foregoing (“Copyrights”), (d) trade secrets and all other confidential and proprietary know-how, ideas, information, inventions, processes, formulae, models and methodologies, data, databases, data collections, data sets, and curated data content, in written electronic, oral or other tangible or intangible form, whether or not patentable (“Trade Secrets”), (e) rights in software or databases, and (f) all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.
“Intervening Event” shall mean an event, occurrence, fact, development or change, or combination thereof, occurring or arising after the date of this Agreement that was not known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement, other than (a) the receipt, existence or terms of an Acquisition Proposal or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Acquisition Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof), (b) any change in the market price, or change in the trading volume, of the Company Common Stock, in and of itself (it being understood that the underlying causes of any such change may, if they are not otherwise excluded from this definition of “Intervening Event”, constitute, or be taken into account in determining whether there has occurred, an Intervening Event), (c) the fact that the Company meets or exceeds, or fails to meet, any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the underlying causes of any such change may, if they are not otherwise excluded from this definition of “Intervening Event”, constitute, or be taken into account in determining whether there has occurred, an Intervening Event), (d) changes generally affecting the economy, financial or securities markets, or political conditions, (e) any changes in applicable Legal Requirement or GAAP or other applicable accounting standards, including interpretations thereof, (g) acts of war, sabotage, or terrorism, or military actions, or the escalation thereof, or (h) natural disasters, or weather conditions, epidemics, pandemics, or disease outbreaks, public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events.
“IRS” shall mean the U.S. Internal Revenue Service.
“IT System” means any information technology systems or software used in connection with the operation of the Acquired Companies’ business, and Company Data stored thereon.
“knowledge of Parent” shall mean the actual knowledge of J. Kurt Jacobus or Greg Anglum, in each case after reasonable due inquiry.
“knowledge of the Company” shall mean the actual knowledge of the Persons listed in Exhibit A-1 of the Company Disclosure Letter, in each case after reasonable due inquiry.
“Lease” shall mean all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Acquired Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Acquired Company thereunder
“Leased Real Property” is defined in Section 3.7(b) of this Agreement.
“Legal Proceeding” shall mean any Action, suit, litigation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), or hearing commenced, brought, conducted or heard by or before any Governmental Body.
“Legal Requirement” shall mean any law, statute, act, constitution, resolution, ordinance, common law, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq).

“Malicious Code” is defined in Section 3.8(m) of this Agreement.
“Material Adverse Effect” shall mean any event, occurrence, circumstance, change or development that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, financial condition or results of operations of the Acquired Companies, taken as a whole or (b) the ability of the Company to consummate the Transactions on the terms set forth herein; provided, however, that, for purposes of clause (a), none of the following shall be deemed alone or in combination to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (i) any change in the market price or trading volume of the Company’s stock or in the Company’s credit ratings; provided that the underlying causes of any such change may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded in this definition; (ii) any actual loss of contractual relationship with any customer, supplier or vendor with whom any Acquired Company has a relationship, or any departure of any key employee or officer of any Acquired Company, to the extent resulting directly from the execution, announcement, pendency or performance of this Agreement or the Transactions (it being understood that this clause (ii) shall not apply with respect to any representation or warranty contained in this Agreement that is expressly intended to address the consequences of the execution, delivery and performance of this Agreement, including Section 3.23); (iii) any event, occurrence, circumstance, change, development or effect consisting of, arising out of or otherwise relating to (A) general conditions (or changes therein) in the industry in which the Acquired Companies operate, (B) economic, financial, business, market, legislative, political or social conditions (or changes therein) in the United States or elsewhere in the world, or (C) conditions (or changes therein) in the credit, financial, banking, currency, securities or capital markets (including changes in interest rates, currency exchange rates, price levels or trading volumes) in the United States or elsewhere in the world; (iv) any event, occurrence, circumstance, change, development or effect consisting of, arising out of or otherwise relating to any war, any outbreak or escalation of hostilities, any act of terrorism, sabotage or cyber-intrusion, any civil disobedience or unrest, any embargo, any national or international calamity, any act of god, any natural or man-made disaster, any pandemic, epidemic or other outbreak of disease or quarantine restrictions, or any other similar event; (v) the failure of the Acquired Companies to meet internal or public expectations, projections, forecasts, guidance, predictions, milestones or budgets; provided that the underlying causes of such failure may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded by any of clauses (i) through (iv) above or any of clauses (vi) through (ix) below; (vi) any event, occurrence, circumstance, change, development or effect consisting of, arising out of or otherwise relating to (A) any action taken by any Acquired Company at the written direction or request of Parent or Merger Sub or (B) any action specifically required to be taken by any Acquired Company pursuant to this Agreement; (vii) any event, occurrence, circumstance, change, development or effect consisting of, arising out of or otherwise relating to Parent’s or Merger Sub’s breach of this Agreement; (viii) any event, occurrence, circumstance, change, development or effect consisting of, arising out of or otherwise relating to the identity of Parent, Merger Sub or any of their respective Affiliates (it being understood that this clause (viii) shall not apply with respect to any representation or warranty contained in this Agreement that is expressly intended to address the consequences of the execution, delivery and performance of this Agreement, including Section 3.23); or (ix) any event, occurrence, circumstance, change, development or effect consisting of, arising out of or otherwise relating to any change in any Legal Requirement or GAAP (or any interpretation of any Legal Requirement or GAAP); provided that any event, occurrence, circumstance, change or development referred to in the foregoing clauses (i), (iii), (iv), and (ix) may be taken into account in determining whether there has been, or would reasonably expected to be, a Material Adverse Effect to the extent such event, occurrence, circumstance, change or development has a disproportionate adverse impact on the Acquired Companies relative to other similarly situated companies in the industry in which the Acquired Companies operate.
“Maximum Annual Premium” is defined in Section 6.2(c) of this Agreement.
“Merger” is defined in Recital A of this Agreement.
“Merger Consideration” is defined in Section 2.1(a)(iii) of this Agreement.
“Merger Sub” is defined in the preamble to this Agreement.
“Nasdaq” shall mean The Nasdaq Global Select Market.
“Negotiation Period” is defined in Section 5.5(b)(i) of this Agreement.

“Open Source Materials” means any software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), Affero General Public License (AGPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and any license identified as an open source license by the Open Source Initiative (www.opensource.org)).
“Optionholder” is defined in Section 2.4(a) of this Agreement.
“Order” is defined in Section 3.20(b) of this Agreement.
“Out-bound License” is defined in Section 3.8(g) of this Agreement.
“Parent” is defined in the preamble to this Agreement.
“Parent Material Adverse Effect” shall mean any event, occurrence, circumstance, change or development that would, or would reasonably be expected to, materially impair, prevent or materially delay the ability of Parent or Merger Sub to consummate the Transactions in accordance with the terms set forth herein.
“Parent Related Parties” shall mean (i) Parent, (ii) Merger Sub, (iii) each Affiliate of Parent or Merger Sub, (iv) each former, current or future stockholder, member, partner or other equityholder of any of the foregoing, and (v) each former, current or future Representative of any of the foregoing.
“Parties” shall mean Parent, Merger Sub and the Company.
“Patents” is defined in the definition of Intellectual Property Rights.
“Paying Agent” is defined in Section 2.2(a) of this Agreement.
“Payment Fund” is defined in Section 2.2(a) of this Agreement.
“Permitted Encumbrance” shall mean (a) any Encumbrance for Taxes that are not delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings (but only if adequate reserves have been established therefor in accordance with GAAP), (b) any mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ or similar lien granted or that arises in the ordinary course of business consistent with past practice as to which there is no default, (c) any pledge or deposit under workmen’s compensation laws, unemployment insurance laws or similar legislation, or otherwise to secure public or statutory obligations, that arises in the ordinary course of business, (d) in the case of any real property, any zoning, entitlement, building, environmental or other land use regulation imposed by any Governmental Body having jurisdiction over such real property or that is otherwise set forth on a title report, or any matter that would be disclosed by an accurate survey of such real property, (e) any Encumbrance related to the Credit Agreement, (f) any Encumbrance for which appropriate reserves have been established in the consolidated financial statements of the Acquired Companies, (g) any Encumbrance discharged at or prior to the Effective Time, and (h) any other Encumbrances which are not material in character or extent and that would not materially impair the existing use of the assets to which they relate in the business of the Acquired Companies as presently conducted.
“Person” shall mean any individual, Entity or Governmental Body.
“Personal Information” shall mean any information defined as “personal data”, “personal information”, “personally identifiable information”, “personally identifiable information”, “protected health information”, “individually identifiable health information”, or a “consumer report” under any applicable Legal Requirements.
“PL Tail Policy” is defined in Section 6.12 of this Agreement.
“Pre-Closing Period” is defined in Section 5.1 of this Agreement.
“Privacy Law” means all applicable common laws of any state or other jurisdiction, or any provision of any foreign, federal, state or local laws, statutes, codes, rules, regulations, Orders, permits, judgments, injunctions, Payment Card Industry Data Security Standards, decrees or other decisions of any court or other tribunal or Governmental Bodies legally binding on the relevant Person or its properties related to data privacy, data protection, data security, or marketing.

“Privacy Policy” means any written notices, policies, disclosures or representations by the Acquired Companies applicable to Personal Information or Company Data used, Processed, and/or hosted in connection with the Acquired Companies’ business that is externally-facing to customers, website visitors, employees, or contractors, or any other Person.
“Process”, “Processed” or “Processing” each mean any operation or set of operations which is performed upon information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.
“Products” means any product that any of the Acquired Companies, as applicable, has manufactured, distributed, marketed or sold, or is manufacturing, distributing, marketing or selling and any products currently under preclinical or clinical development by any of the Acquired Companies, as applicable.
“Proxy Statement” is defined in Section 3.4(f) of this Agreement.
“Registered IP” shall mean all Patents, Trademarks and Copyrights that are registered or issued under the authority of any Governmental Body, and all applications for any of the foregoing, including internet domain name registrations.
“Reimbursement Payment” shall mean the lesser of (a) $350,000 or (b) an amount equal to that required to reimburse Parent and its Affiliates of all fees and expenses incurred in connection with the Transactions, including in connection with (i) due diligence, (ii) the preparation, negotiation and performance of this Agreement, (iii) all SEC and other regulatory filings related to the Transactions, (iv) solicitation of approvals (internal and from third parties), and (v) engagement of the Paying Agent, including all fees and expenses of counsel, accountants, investment banks, advisors and consultants to Parent incurred at or prior to the time of a termination of this Agreement.
“Release” shall mean any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, emitting, migration or release of Hazardous Materials from any source into or upon the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials).
“Relevant Jurisdiction” shall mean any jurisdiction in which Parent or the Acquired Companies have material assets or material operations.
“Representatives” shall mean officers, directors, managers, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.
“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2001, and the rules and regulations promulgated thereunder.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, and the rules and regulations promulgated thereunder.
“Security Breach” is defined in Section 3.8(p) of this Agreement.
“Share” is defined in Section 3.3(a) of this Agreement.
“Specified Contract” is defined in Section 3.9(a) of this Agreement.
“Stockholder Approval” is defined in Section 3.21(a) of this Agreement.
“Stockholders Meeting” is defined in Section 5.3(b) of this Agreement.
An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.
“Superior Offer” shall mean a bona fide written Acquisition Proposal (except that, for purposes of this definition, each reference in the definition of “Acquisition Proposal” to “15% or more” shall be “more than

50%”) that did not result from a violation of Section 5.4 that the Board of Directors determines in good faith, after consultation with outside legal counsel and financial advisors, (a) is, if accepted, reasonably likely to be consummated in accordance with its terms and (b) if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions; in each case, after taking into account: (i) all financial considerations; (ii) the identity of the third party making such Acquisition Proposal; (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal; (iv) the other terms and conditions of such Acquisition Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Acquisition Proposal deemed relevant by the Board of Directors (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (v) any revisions to the terms of this Agreement and the Merger proposed by Parent during the Discussion Period set forth in Section 5.5(b)(ii).
“Surviving Corporation” is defined in Section 1.1 of this Agreement.
“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “business combination” or other similar state anti-takeover laws and regulations.
“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, alternative or minimum tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax) or other charge or assessment in the nature of a tax, including any interest, penalty or addition thereto, in each case imposed, assessed or collected by or under the authority of any Governmental Body.
“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, form, election, certificate or other document filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or payment of any Tax and any attachments thereto or amendments thereof.
“Trade Secrets” is defined in the definition of Intellectual Property Rights.
“Trademarks” is defined in the definition of Intellectual Property Rights.
“Transaction Proceeding” is defined in Section 9.5(a) of this Agreement.
“Transactions” shall mean the transactions contemplated by this Agreement, including the Merger.
“Willful Breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, with the knowledge that the taking of such act (or in the case of a failure to act) would cause or constitute a breach of this Agreement.

Annex B
UBS Securities LLC 1285 Avenue of the Americas New York, NY 10019
June 22, 2023
The Board of Directors
Conformis, Inc.
600 Technology Park Drive
Billerica, MA 01821
Dear Members of the Board of Directors of Conformis, Inc.:
We understand that Conformis, Inc., a Delaware corporation (the “Company”), is considering a transaction whereby restor3D, Inc., a Delaware corporation (“Acquiror”), will effect a merger involving the Company. Pursuant to the terms of an Agreement and Plan of Merger, to be dated as of June 22, 2023 (the “Agreement”), by and among Acquiror, Cona Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company, Acquiror will undertake a series of transactions whereby Merger Sub will be merged with and into the Company (the “Transaction”). Pursuant to the terms of the Agreement all of the issued and outstanding shares of the common stock, par value of $0.00001 per share, of the Company (“Company Common Stock”), subject to certain exceptions, will be converted into the right to receive, for each outstanding share of Company Common Stock, $2.27 in cash (the “Consideration”).
The terms and conditions of the Transaction are more fully set forth in the Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be received by such holders in the Transaction.
UBS Securities LLC (“UBS”) has acted as financial advisor to the Company in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. UBS Group AG (the indirect parent of UBS) and its subsidiaries, branches and affiliates provide a wide range of investment banking, commercial banking and other financial services (including wealth, asset and investment management, corporate finance, municipal lending solutions, and securities issuing, trading and research). In connection therewith, UBS and / or its affiliates may have provided services unrelated to the Transaction to the Company and its affiliates and/or Acquiror and its affiliates and received compensation for such services. In addition, in the ordinary course of business, UBS, its affiliates and its and their respective employees may currently own or trade loans, debt and/or equity securities of the Company and/or Acquiror for its own account or for the accounts of customers, and may at any time hold a long or short position in such securities.
Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction. Our opinion does not

The Board of Directors of Conformis, Inc.
June 22, 2023

constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or the form of the Transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, (ii) the parties to the Agreement will comply with all material terms of the Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company or the Transaction.
In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were not publicly available, including financial forecasts and estimates prepared by the management of the Company (including estimates as to terms and amounts of future capital raises that would be needed to fund the business plan reflected in such financial forecasts and estimates) that you have directed us to utilize for purposes of our analysis; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) performed a discounted cash flow analysis of the Company in which we analyzed the future cash flows of the Company using financial forecasts and estimates prepared by the management of the Company; (v) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vii) reviewed current and historical market prices of Company Common Stock; (viii) reviewed a draft dated June 22, 2023 of the Agreement; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your request, we have contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date hereof.
As you are aware, the financial and operating characteristics of the Company cause its financial results to have limited comparability, for valuation purposes, to those of other companies and transactions that we have reviewed and, accordingly, we have relied primarily on a discounted cash flow analysis of such forecasts and estimates for purposes of our opinion.
In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the

The Board of Directors of Conformis, Inc.
June 22, 2023

Company as to the future financial performance and financial condition of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof. The issuance of this opinion was approved by an authorized committee of UBS.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Company Common Stock in the Transaction is fair, from a financial point of view, to such holders.

The Board of Directors of Conformis, Inc.
June 22, 2023

This opinion is provided for the benefit of the Board of Directors of the Company (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Consideration in the Transaction.
Very truly yours,

/s/ UBS Securities LLC
By: UBS Securities LLC

CONFORMIS

CONFORMIS, INC.
600 TECHNOLOGY PARK DRIVE
BILLERICA, MA 01821

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.ProxyVote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on August 30, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CFMS2023SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V20967-S71188

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONFORMIS, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting of Stockholders:
The Notice and Proxy Statement is available at www.ProxyVote.com.

V20968-S71188

CONFORMIS, INC.
Special Meeting of Stockholders
August 31, 2023 12:00 PM (Noon) Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Mark Augusti, Denise Pedulla and Christine Desrochers, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CONFORMIS, INC. ("Conformis") that the stockholder(s) is/are entitled to vote at this Special Meeting of Stockholders to be held at 12:00 PM (Noon), Eastern Time, on August 31, 2023, virtually at www.virtualshareholdermeeting.com/CFMS2023SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side